UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
NATIONAL INSTRUMENTS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

National Instruments Corporation
11500 North Mopac Expressway
Austin, Texas 78759
(512) 683-0100

May 25, 2023
Dear NI Stockholder:
You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of stockholders of National Instruments Corporation, a Delaware corporation (which we refer to as “NI,” the “Company,” “we,” “us,” and “our”), to be held virtually via live webcast on June 29, 2023, beginning at 11:00 a.m. Central Daylight Time (unless the Special Meeting is adjourned or postponed). NI stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/NATI2023SM, which we refer to as the “Special Meeting website.” For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting.
At the Special Meeting, you will be asked to consider and vote on (a) a proposal to adopt the Agreement and Plan of Merger, dated as of April 12, 2023 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among NI, Emerson Electric Co., a Missouri corporation (which we refer to as “Parent”), Emersub CXIV, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”) (such proposal, which we refer to as the “Merger Agreement Proposal”), (b) a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to NI’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”) and (c) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”). Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into NI (which we refer to as the “Merger”), with NI continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent.
The Merger Agreement provides that, subject to certain exceptions, each share of common stock, par value $0.01 per share, of NI (which we refer to as “NI common stock”) outstanding immediately prior to the effective time of the Merger (which we refer to as the “Effective Time”) will, at the Effective Time, automatically be converted into the right to receive $60.00 in cash, without interest (which we refer to as the “Merger Consideration”), subject to any required tax withholding.
If the Merger is completed, you will be entitled to receive the Merger Consideration, less any applicable withholding taxes, for each share of NI common stock that you own immediately prior to the Effective Time (unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).
The Board of Directors of NI, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (a) determined that it is in the best interests of NI and its stockholders, and declared it advisable, to enter into the Merger Agreement, (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (c) resolved to recommend that the stockholders of NI adopt the Merger Agreement and directed that such matter be submitted for consideration of the stockholders of NI at the Special Meeting. The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.
The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.
Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting — Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of NI common stock entitled to vote thereon at the Special Meeting. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
MACKENZIE PARTNERS, INC.

1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.
Sincerely,

Michael E. McGrath

Chair of the Board of Directors National Instruments Corporation
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated May 25, 2023, and, together with the enclosed form of proxy card, is first being mailed to NI stockholders on or about May 25, 2023.
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National Instruments Corporation
11500 North Mopac Expressway
Austin, Texas 78759
(512) 683-0100
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 29, 2023
Notice is hereby given that a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of stockholders of National Instruments Corporation, a Delaware corporation (which we refer to as “NI,” the “Company,” “we,” “us,” and “our”), will be held virtually via live webcast on June 29, 2023, beginning at 11:00 a.m. Central Daylight Time (unless the Special Meeting is adjourned or postponed). NI stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/NATI2023SM, which we refer to as the “Special Meeting website.” For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of April 12, 2023 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among NI, Emerson Electric Co., a Missouri corporation (which we refer to as “Parent”), and Emersub CXIV, a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”). Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into NI (which we refer to as the “Merger”), with NI continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent (which we refer to as the “Merger Agreement Proposal”);

2.
To consider and vote on the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to NI’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).

Only NI stockholders of record as of the close of business on May 23, 2023, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting — Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Agreement Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
By Order of the Board of Directors,

Michael E. McGrath

Chair of the Board of Directors
National Instruments Corporation

Austin, Texas

Dated: May 25, 2023
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YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote before the Special Meeting in the manner described in the enclosed proxy statement.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) attend the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of NI common stock, please contact our proxy solicitor:
MACKENZIE PARTNERS, INC.

1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com

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Litigation Related to the Merger	59
Material U.S. Federal Income Tax Consequences of the Merger	60
Regulatory Approvals Required for the Merger	62
THE MERGER AGREEMENT	64
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws	64
Closing and Effective Time	64
Merger Consideration	65
Exchange and Payment Procedures	66
Withholding	67
Representations and Warranties	67
Conduct of Business Pending the Merger	70
Non-Solicitation Covenant	73
The Board of Directors’ Recommendation; Change of Recommendation	75
Employee Matters	77
Debt Financing and Preferred Equity Financing	77
Cooperation as to Debt Financing and Preferred Equity Financing	79
Indemnification and Insurance	80
Special Meeting	81
Transaction Litigation	82
Regulatory Approvals and Related Matters	82
Other Covenants	84
Conditions to the Closing of the Merger	85
Termination of the Merger Agreement	86
Termination Fee Payable by NI	87
Termination Fee Payable by Parent	88
Specific Enforcement	88
Expenses	89
Amendments and Waivers	89
Governing Law	89
PROPOSAL 2: THE COMPENSATION PROPOSAL	90
PROPOSAL 3: THE ADJOURNMENT PROPOSAL	91
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	92
FUTURE STOCKHOLDER PROPOSALS	94
WHERE YOU CAN FIND MORE INFORMATION	95
MISCELLANEOUS	96
ANNEX A — AGREEMENT AND PLAN OF MERGER, BY AND AMONG EMERSON ELECTRIC CO., EMERSUB CXIV, INC. AND NATIONAL INSTRUMENTS CORPORATION, DATED AS OF APRIL 12, 2023	A-1
ANNEX B — OPINION OF BOFA SECURITIES, INC., DATED AS OF APRIL 12, 2023	B-1
ANNEX C — SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	C-1
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SUMMARY
This summary highlights selected information from this proxy statement related to the Merger and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information.” A copy of the Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “NI,” “we,” “our,” “us,” the “Company” and similar words refer to National Instruments Corporation. Throughout this proxy statement, we refer to Emerson Electric Co. as “Parent” or “Emerson,” Emersub CXIV, Inc. as “Merger Sub,” and NI, Parent, and Merger Sub each as a “party” and together as the “parties.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of April 12, 2023 (as it may be amended from time to time), by and among NI, Parent, and Merger Sub as the “Merger Agreement”; our common stock, par value $0.01 per share, as “NI common stock”; and the holders of shares of NI common stock as “NI stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger (see page 23)
National Instruments Corporation
NI was started over 40 years ago on an idea of connecting engineers through software. NI’s founders created technology to connect instruments to computers in order to accelerate the testing and measurement of innovative technology, and this was the seed of a philosophy of accelerating innovation that continues to be a driving force of our culture, our business, and our operations today. NI strives to enable customers around the world to do their most ambitious work while meeting fast-moving market demands. NI provides the integration of a modular flexible software connected platform and open, flexible software systems, to consistently support organizations’ evolving test and measurement needs. NI’s overarching goal is to be the leader in software connected automated test and automated measurement systems. NI’s principal executive offices are located at 11500 North Mopac Expressway, Austin, Texas 78759, and its telephone number is (512) 683-0100. NI common stock is listed on the NASDAQ Stock Market, LLC (which we refer to as “NASDAQ”) under the symbol “NATI.”
Emerson Electric Co.
Emerson is a global technology and software company providing innovative solutions for the world’s essential industries. Through its leading automation portfolio, including its majority stake in AspenTech, Emerson helps hybrid, process and discrete manufacturers optimize operations, protect personnel, reduce emissions and achieve their sustainability goals. Emerson common stock is listed on the New York Stock Exchange (which we refer to as “NYSE”) under “EMR” and NYSE Chicago.
Emersub CXIV, Inc.
Merger Sub is a wholly owned subsidiary of Parent and was incorporated on April 6, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any activities other than in connection with or as contemplated by the Merger Agreement.
The Merger (see page 64)
On the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), Merger Sub will merge with and into NI (which we refer to as the “Merger”), the separate corporate existence of Merger Sub will cease and NI will continue its corporate existence under the DGCL as the surviving corporation in the Merger (which we refer to as the “Surviving Corporation”). As a result of the Merger, NI common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, NI common stock will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and NI will no longer file periodic or other reports with the United States Securities and Exchange Commission (which we refer to as the “SEC”). If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation, subject to your appraisal rights (see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — Appraisal Rights”). The Merger will become effective at such time as the certificate of merger with respect to the Merger has been duly filed with the Delaware Secretary of State or at such later date or time as may be agreed by NI and Parent and specified in the certificate of merger in accordance with the DGCL (which we refer to as the “Effective Time”).
Merger Consideration (see page 65)
NI Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of NI, Parent, Merger Sub, or the holders of any securities of NI or Merger Sub, each share of NI common stock outstanding immediately prior to the Effective Time (other than (a) each share held by any subsidiary of either NI or Parent (other than Merger Sub) immediately prior to the Effective Time, which will be converted into such number of shares of common stock of the Surviving Corporation such that each such subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such subsidiary owned in NI immediately prior to the Effective Time, (b) each share that is owned by NI as treasury stock or otherwise (other than, for the avoidance of doubt, shares of common stock reserved for issuance under any of the Company Equity Plans or the Company ESPP) or held by Parent or Merger Sub immediately prior to the Effective Time, which will be cancelled and will cease to exist, and (c) shares that are issued and outstanding immediately prior to the Effective Time (other than the shares described in (a) and (b)) and that are held by holders of such Shares who have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and are entitled to demand and properly demand appraisal of such Shares, as applicable, pursuant to, and who have properly exercised and perfected their demands for appraisal rights under and comply in all respects with, Section 262 of the DGCL (which we refer to, collectively, as the “Unconverted Shares”)) will be converted automatically into the right to receive $60.00 in cash (which we refer to as the “Merger Consideration”), subject to any required tax withholding.
No later than the Effective Time, Parent will deposit (or cause to be deposited) with a designated paying agent a cash amount that is sufficient to pay the aggregate Merger Consideration in exchange for all shares of NI common stock outstanding immediately prior to the Effective Time (other than the shares described in clauses (a) and (b) of the definition of the Unconverted Shares). For more information, please see the section of this proxy statement entitled “The Merger Agreement — Exchange and Payment Procedures.”
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of NI common stock that you own (other than any Unconverted Shares) immediately prior to the Effective Time (subject to any required tax withholding), but you will no longer have any rights as an NI stockholder (except that NI stockholders who properly and validly exercise and do not withdraw their appraisal rights will not be entitled to receive the Merger Consideration and instead will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL). For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — Appraisal Rights.”
Treatment of NI Equity Awards
Pursuant to the Merger Agreement, at the Effective Time, each award of time-vesting restricted stock units in respect of NI common stock (a “Company RSU”) that is outstanding as of immediately prior to the Effective Time and that is vested or vests by its terms upon the Effective Time or is held by a non-employee director or former service provider of NI (whether vested or unvested) will be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable withholding, equal to the product of (i) the Merger Consideration and (ii) the total number of shares of NI common stock subject to such Company RSU as of immediately prior to the Effective Time. Each other Company RSU that is outstanding as of immediately prior to the Effective Time will be converted into a restricted stock unit award in respect of Emerson common stock (an “Emerson RSU”) of equivalent value and with the same terms and conditions as applied to such Company RSU immediately prior to the Effective Time.

Pursuant to the Merger Agreement, at the Effective Time, each award of performance-vesting restricted stock units in respect of NI common stock (a “Company PSU”) that is outstanding as of immediately prior to the Effective Time and that is vested or vests by its terms upon the Effective Time or is held by a non-employee director or former service provider of NI (whether vested or unvested) will be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable withholding, equal to the product of (i) the Merger Consideration and (ii) the total number of shares of NI common stock subject to such Company PSU as of immediately prior to the Effective Time (assuming that performance was achieved at the target level if the applicable performance period has not been completed at or prior to the Effective Time). Each other Company PSU that is outstanding as of immediately prior to the Effective Time will be converted into an Emerson RSU of equivalent value and with the same terms and conditions as applied to such Company PSU immediately prior to the Effective Time (excluding any performance-based vesting conditions), assuming that performance was achieved at the target level if the applicable performance period has not been completed at or prior to the Effective Time.
For more information, please see the section of this proxy statement entitled “The Merger Agreement — Merger Consideration — Treatment of NI Equity Awards.”
Treatment of the Company ESPP
Prior to the Effective Time, the Board of Directors or the appropriate committee thereof will take all actions reasonably necessary to: (i) cause the offering period ongoing under the Company’s 1994 Employee Stock Purchase Plan (the “Company ESPP”) as of the date of the Merger Agreement to be the final offering period thereunder and the options under the Company ESPP to be exercised on the earlier of (A) the scheduled purchase date for such offering period and (B) the date that is five business days prior to the Closing Date, (ii) prohibit any individual who is not participating in the Company ESPP as of the date of the Merger Agreement from commencing participation in the Company ESPP following the date of the Merger Agreement, (iii) prohibit participants in the Company ESPP from increasing their payroll deductions from those in effect as of the date of the Merger Agreement and (iv) terminate the Company ESPP as of, and subject to, the Effective Time.
For more information, please see the section of this proxy statement entitled “The Merger Agreement — Merger Consideration — Treatment of the Company ESPP.”
Material U.S. Federal Income Tax Consequences of the Merger (see page 60)
The exchange of NI common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of NI common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of NI common stock surrendered pursuant to the Merger by such U.S. Holder.
This proxy statement contains a general discussion of certain material U.S. federal income tax consequences of the Merger. This description does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. Consequently, you should consult your tax advisor to determine the particular tax consequences to you of the Merger.
Appraisal Rights (see page 55)
If the Merger is consummated, NI stockholders who continuously hold shares of NI common stock through the Effective Time, do not vote in favor of the adoption of the Merger Agreement and properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that NI stockholders who perfect their appraisal rights, do not thereafter withdraw their demand for appraisal, and follow the procedures in the manner prescribed by Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of NI common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any (or in certain circumstances described in further detail in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each NI stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, NI stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.
NI stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must: (a) submit a written demand for appraisal to NI before the vote is taken on the adoption of the Merger Agreement; (b) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (c) continue to hold your shares of NI common stock of record through the Effective Time; and (d) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the NI stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at https:// delcode.delaware.gov/title8/c001/sc09/index.html#262) and is incorporated herein by reference. If you hold your shares of NI common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the surviving corporation under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f) of the DGCL. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — Appraisal Rights.”
Litigation Related to the Merger (see page 59)
In connection with the Merger Agreement, a complaint has been filed in federal court as an individual action. The complaint is captioned as O’Dell v. National Instruments Corporation, et al., 23-cv-04189 (filed May 19, 2023 in the Southern District of New York) (which we refer to as the “Complaint”).
The Complaint alleges that the preliminary proxy statement filed by NI on May 11, 2023 in connection with the Merger Agreement (the “Preliminary Proxy”) misrepresents and/or omits certain purportedly material information. The Complaint asserts violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against NI and the members of the Board of Directors. The Complaint seeks, among other things: (i) an injunction enjoining the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (ii) rescission or rescissory damages in the event the Merger and the other transactions contemplated by the Merger Agreement are consummated; (iii) direction that defendants account for all damages suffered as a result of any wrongdoing; (iv) costs of the action, including plaintiffs' attorneys' fees and experts' fees; and (v) other relief the court may deem just and proper. In addition to the Complaint, starting on May 18, 2023, purported stockholders of NI sent demand letters (which we refer to as the “Demands,” and together with the Complaint, as the “Matters”) alleging similar deficiencies regarding the disclosures made in the Preliminary Proxy.
NI cannot predict the outcomes of the Matters. NI management believes that the Matters are without merit and intends to vigorously defend against the Matters and any subsequent demands or filed actions. If additional similar complaints are filed or demands sent, absent new or significantly different allegations, NI will not necessarily disclose such additional filings or demands.

Regulatory Approvals Required for the Merger (see page 62)
U.S. Regulatory Clearances
Under the Merger Agreement, the Merger cannot be completed until the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the “HSR Act”), has expired or been terminated and any and all agreements with governmental entities with competent jurisdiction over NI or Parent pursuant to which such parties have agreed not to consummate the transactions contemplated by the Merger Agreement until a specified time have expired, have been terminated or been waived. NI and Parent made the filings required under the HSR Act on April 26, 2023.
Other Regulatory Clearances
The Merger is also subject to receipt of regulatory approvals in certain other jurisdictions (unless excluded by waiver mutually agreed between the parties to the Merger Agreement) under their applicable regulatory laws as amended from time to time.
For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — Regulatory Approvals Required for the Merger.” In each case, the Merger cannot be completed until the parties obtain clearance or approval to consummate the Merger or the applicable waiting periods have expired or been terminated. Subject to the terms and conditions of the Merger Agreement, the parties have agreed to cooperate with each other and use their reasonable best efforts to make these filings as promptly as practicable.
Closing Conditions (see page 85)
The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:
•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of NI common stock;
•
(a) the expiration or termination of the waiting period applicable to the consummation of the Merger and other transactions contemplated by the Merger Agreement and related transaction documents under the HSR Act and the expiration, termination or waiver of any and all agreements with governmental entities with competent jurisdiction over NI or Parent pursuant to which such parties have agreed not to consummate the transactions contemplated by the Merger Agreement until a specified time and (b) the obtainment of all required consents and expirations or terminations of waiting periods (as applicable) with respect to certain other required regulatory filings;

•
the absence of any injunction or similar order, writ, injunction, award, judgment or decree by any governmental entity with competent jurisdiction over Parent or NI and the absence of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction or decree, in each case that is entered, promulgated or become effective and continues to be in effect that prohibits or makes illegal the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers); and
•
the compliance and performance by the parties, in all material respects, of their respective covenants and obligations required by the Merger Agreement to be complied with or performed by such party at or prior to the Closing.

Financing of the Merger (see page 54)
Parent intends to fund the Merger with the proceeds (the “Climate Proceeds”) from the sale of Parent’s Climate Technologies business (the “Climate Transaction”), and in lieu thereof with committed bridge financing. The funding of the bridge facility, to the extent necessary, is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the bridge facility and (ii) the consummation of the Merger in accordance with the Merger Agreement.

Required Stockholder Approval (see page 18)
The affirmative vote of the holders of a majority of the outstanding shares of NI common stock entitled to vote thereon is required to adopt the Merger Agreement (which we refer to as the “Merger Agreement Proposal”). As of May 23, 2023 (which we refer to as the “Record Date”), 66,387,230 votes constitute a majority of the outstanding shares of NI common stock entitled to vote thereon. Approval of the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to NI’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”) requires the affirmative vote of the holders of the shares of NI common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal. Approval of the proposal to adjourn the special meeting of NI stockholders (such meeting, the “Special Meeting” and such proposal, which we refer to as the “Adjournment Proposal”) requires the affirmative vote of the holders of the shares of NI common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal. The approval of the Compensation Proposal is advisory (nonbinding) and is not a condition to the completion of the Merger.
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 843,763 shares of NI common stock, representing approximately 0.64% of the shares of NI common stock outstanding as of the Record Date.
We currently expect that our directors and executive officers will vote all of their respective shares of NI common stock: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal, although none of them have entered into any agreements obligating them to do so.
The Special Meeting (see page 18)
Date, Time and Location
The Special Meeting to consider and vote on the proposal to adopt the Merger Agreement will be held virtually via live webcast on June 29, 2023, beginning at 11:00 a.m. Central Daylight Time (unless the Special Meeting is adjourned or postponed). NI stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/NATI2023SM, which we refer to as the “Special Meeting website.” For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” shall mean virtually present at the Special Meeting.
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of NI common stock at the close of business on May 23, 2023, which we refer to as the “Record Date.” Each NI stockholder shall be entitled to one vote for each such share owned at the close of business on the Record Date.
Quorum
As of the Record Date, there were 132,774,458 shares of NI common stock outstanding and entitled to vote at the Special Meeting. The presence, in person, or by remote communication, or represented by proxy, of the holders of a majority of the shares of NI common stock entitled to vote on the Record Date will constitute a quorum at the Special Meeting.
Recommendation of the NI Board of Directors (see page 20)
The Board of Directors of NI (which we refer to as the “Board of Directors”) has unanimously: (a) determined that it is in the best interests of NI and its stockholders, and declared it advisable, to enter into the Merger Agreement, (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (c) resolved to recommend that the stockholders of NI adopt the Merger Agreement and directed that such matter be submitted for consideration of the stockholders of NI at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Opinion of BofA Securities, Inc. (see page 40)
In connection with the Merger, BofA Securities, Inc. (“BofA Securities”), NI’s financial advisor, delivered to the Board of Directors a written opinion, dated April 12, 2023, as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of NI common stock (other than holders of Unconverted Shares). The full text of the written opinion, dated April 12, 2023, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the Board of Directors (in its capacity as such) for the benefit and use of the Board of Directors in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to NI or in which NI might engage or as to the underlying business decision of NI to proceed with or effect the Merger. BofA Securities’ opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any related matter.
For more information, see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — Opinion of BofA Securities, Inc.”
Interests of NI’s Executive Officers and Directors in the Merger (see page 50)
NI’s executive officers and directors have certain interests in the Merger that are different from, or in addition to those of NI stockholders. See “Proposal 1: Adoption of the Merger Agreement — Interests of NI’s Executive Officers and Directors in the Merger” for additional information about interests that NI’s executive officers and directors have in the Merger that are different than yours.
Non-Solicitation Covenant (see page 73)
During the period commencing on the date of the Merger Agreement and ending as of the earlier of the Effective Time or the valid termination of the Merger Agreement pursuant to the Merger Agreement (which we refer to as the “Pre-Closing Period”), NI has agreed that it will not, and will cause its subsidiaries and its and their respective directors and officers not to, and has agreed use its reasonable best efforts to cause its other representatives not to, directly or indirectly, among other things: solicit, initiate or knowingly facilitate or knowingly encourage the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, or result in, an Alternative Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement — Non-Solicitation Covenant”); engage in any discussions or negotiations with any person regarding an Alternative Proposal; furnish any nonpublic information relating to NI or its subsidiaries in connection with an Alternative Proposal; recommend or enter into any other letter of intent, acquisition agreement or other similar agreement providing for an Alternative Proposal (except for certain permitted confidentiality agreements); take any action to exempt any person from the restrictions on “business combinations” in applicable takeover statutes or NI’s organizational documents; approve any person becoming an “interested stockholder” under Section 203 of the DGCL or NI’s organizational and other governing documents; or resolve to do any of the foregoing.
NI has agreed that it will, and will cause its subsidiaries and its and their officers and other representatives to, cease immediately and cause to be terminated any and all existing activities with any third party conducted with respect to any Alternative Proposal. NI has agreed to promptly (and in any event within five business days of the date of the Merger Agreement) request that each third party that has executed a confidentiality agreement within the 24-month period prior to the date of the Merger Agreement return or destroy all confidential information furnished by or on behalf of NI, and NI has agreed to confirm to Parent the receipt of all certifications of such return or destruction.
Notwithstanding the foregoing, at any time prior to obtaining the adoption of the Merger Agreement by the NI stockholders, if the Board of Directors determines in good faith after consultation with outside legal and financial advisors that a bona fide written Alternative Proposal would reasonably be expected to result in a Superior Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement — Non-Solicitation Covenant”), NI may, among other things and subject to certain requirements, furnish nonpublic information to the third party making such Alternative Proposal and engage in discussions or negotiations with the third party with respect to such Alternative Proposal, in each case to the extent failure to do so would be inconsistent with the Board of Director’s fiduciary duties under applicable law.

NI has agreed to promptly (and in any event within 48 hours) notify Parent in writing if any inquiries, proposals or offers with respect to an Alternative Proposal are received by NI or any of its representatives, which notice must identify the third party making, and the material terms and conditions of, any such Alternative Proposal, and, after taking such action, NI has agreed to continue to promptly advise Parent on a reasonably current basis of the status and terms of any material discussions with respect to any such Alternative Proposal and promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to NI or any of its subsidiaries that describes any material terms or conditions of any such Alternative Proposal.
For more information, please see the section of this proxy statement entitled “The Merger Agreement — Non-Solicitation Covenant.”
Prior to the adoption of the Merger Agreement by NI stockholders, the Board of Directors is entitled to change its recommendation regarding adoption of the Merger Agreement and/or to terminate the Merger Agreement, as applicable, for the purpose of entering into an agreement in respect of a Superior Proposal or in light of an Intervening Event (as defined in the section of this proxy statement entitled “The Merger Agreement — The Board of Directors’ Recommendation; Change of Recommendation”) if it complies with certain procedures in the Merger Agreement, including giving Parent appropriate notice of such intention and negotiating further in good faith with Parent at Parent’s option before the Board of Directors determines in good faith, after having consulted with its independent financial advisor and outside legal counsel, that the failure to make a Change of Recommendation or terminate the Merger Agreement, as applicable, would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. For more information, please see the section of this proxy statement entitled “The Merger Agreement — The Board of Directors’ Recommendation; Change of Recommendation.”
The termination of the Merger Agreement by NI in connection with the Board of Directors’ authorization for NI to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by NI of a termination fee of $310 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement — Termination Fees.”
Termination of the Merger Agreement (see page 86)
In addition to the circumstances described above, Parent and NI have certain rights to terminate the Merger Agreement under customary circumstances, including (i) by mutual agreement, (ii) if any governmental entity with competent jurisdiction over Parent or NI has issued a final and nonappealable injunction or similar order or any law that prohibits or makes illegal the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (iii) an uncured breach in any material respect of the Merger Agreement by the other party, (iv) if the Merger has not been consummated on or before April 12, 2024 (which we refer to as the “End Date”, and which may be extended to July 12, 2024 and October 12, 2024 under certain circumstances) or (v) if NI stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under certain circumstances, (a) NI is required to pay Parent a termination fee equal to $310 million and (b) Parent is required to pay NI a termination fee equal to $310 million. For more information, please see the sections of this proxy statement entitled “The Merger Agreement — Termination of the Merger Agreement,” “The Merger Agreement — Termination Fee Payable by NI” and “The Merger Agreement — Termination Fee Payable by Parent.”
Effect on NI If the Merger Is Not Completed (see page 24)
If the Merger Agreement is not adopted by NI stockholders, or if the Merger is not completed for any other reason:
•	NI stockholders will not be entitled to, nor will they receive, any payment for their respective shares of NI common stock pursuant to the Merger Agreement;
•
(a) NI will remain an independent public company; (b) NI common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act; and (c) NI will continue to file periodic and other reports with the SEC; and

•
under certain specified circumstances described in the section of this proxy statement entitled “The Merger Agreement — Termination Fees,” NI will be required to pay Parent a termination fee of $310 million.

For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — Effect on NI If the Merger Is Not Completed.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
This document is being delivered to you because you are a stockholder of NI. The Board of Directors is furnishing this proxy statement and form of proxy card to the NI stockholders in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?
A:
The Special Meeting is scheduled to be held virtually via live webcast on June 29, 2023, at 11:00 a.m. Central Daylight Time (unless the Special Meeting is adjourned or postponed). There will not be a physical meeting location. We believe a virtual-only meeting format facilitates stockholder attendance and participation by enabling all stockholders to participate fully, equally and without cost, using an Internet-connected device from any location around the world. In addition, the virtual-only meeting format increases our ability to engage with all stockholders, regardless of size, resources or physical location and enables us to protect the health and safety of all attendees.

NI stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/NATI2023SM, which we refer to as the “Special Meeting website.” On the day of the Special Meeting, you can log in to the Special Meeting with the control number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials, as applicable. We recommend that you log in to our virtual meeting platform at least 15 minutes before the scheduled start time of the Special Meeting to ensure that you can access the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the phone number displayed on the virtual meeting platform on the meeting date. If you encounter any technical difficulties with the virtual meeting during the log in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page. Rules governing the conduct of the Special Meeting will be posted on the virtual meeting platform along with an agenda.
Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
•	to adopt the Merger Agreement Proposal;
•	to approve, on an advisory (nonbinding) basis, the Compensation Proposal; and
•	to approve the Adjournment Proposal.
Q:	Who is entitled to vote at the Special Meeting?
A:
NI stockholders as of the Record Date of May 23, 2023 are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of NI common stock shall be entitled to cast one vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date. Virtual attendance at the Special Meeting via the Special Meeting website is not required to vote.

Q:	How does the Merger Consideration compare to the market price of NI common stock prior to the announcement of the Merger Agreement?
A:
The Merger Consideration of $60.00 per share represents a premium of approximately 49% over the closing price of NI common stock on January 12, 2023, the last full trading day prior to NI’s public announcement of its strategic review and a 57% premium to NI’s 30-day volume-weighted average share price of $38.11 as of January 12, 2023. The closing price of NI common stock on NASDAQ on May 24, 2023, the most recent practicable date prior to the date of this proxy statement, was $57.66. You are encouraged to obtain current market prices of NI common stock in connection with voting your shares of NI common stock.
Q:	May I attend and vote at the Special Meeting?
A:	All NI stockholders as of the Record Date may attend and vote at the Special Meeting.
Shares held directly in your name as an NI stockholder of record may be voted at the Special Meeting via the Special Meeting website. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee.
Even if you plan to attend the virtual Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting — Voting at the Special Meeting”) so that your vote will be counted if you later decide not to or become unable to virtually attend the Special Meeting. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy previously submitted.
Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $60.00 in cash, without interest, subject to any required tax withholding, for each share of NI common stock that you own (other than any Unconverted Shares) immediately prior to the Effective Time, unless you have properly and validly exercised (and do not withdraw) your appraisal rights in accordance with, and complied with, Section 262 of the DGCL. For example, if you own 100 shares of NI common stock, you will receive $6,000 in cash in exchange for your shares of NI common stock (other than any Unconverted Shares), without interest and less any applicable withholding taxes. Unconverted Shares means (a) each share held by any subsidiary of either NI or Parent (other than Merger Sub) immediately prior to the Effective Time, which will be converted into such number of shares of common stock of the Surviving Corporation such that each such subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such subsidiary owned in NI immediately prior to the Effective Time, (b) each share that is owned by NI as treasury stock or otherwise (other than, for the avoidance of doubt, shares of common stock reserved for issuance under any of the Company Equity Plans or the Company ESPP) or held by Parent or Merger Sub immediately prior to the Effective Time, which will be cancelled and will cease to exist, and (c) shares that are issued and outstanding immediately prior to the Effective Time (other than the shares described in (a) and (b)) and that are held by holders of such Shares who have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and are entitled to demand and properly demand appraisal of such Shares, as applicable.

Q:	What are the material U.S. federal income tax consequences of the Merger to holders of NI common stock?
A:
The exchange of NI common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder who exchanges shares of NI common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of NI common stock surrendered pursuant to the Merger by such U.S. Holder.

This proxy statement contains a general discussion of certain material U.S. federal income tax consequences of the Merger. This description does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. Consequently, you should consult your tax advisor to determine the particular tax consequences to you of the Merger.
Q:	What vote is required to approve the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal?
A:
The affirmative vote of the holders of a majority of the outstanding shares of NI common stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of the shares of

NI common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal is required to approve the Compensation Proposal. The affirmative vote of the holders of the shares of NI common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal is required for approval of the Adjournment Proposal.
If a quorum is present at the Special Meeting, the failure of any NI stockholder of record to: (a) submit a signed proxy card; (b) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting — Voting at the Special Meeting”); or (c) attend the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	What constitutes a quorum?
A:
The holders of a majority of the shares of our common stock outstanding and entitled to vote present in person, or by remote communication, or represented by proxy will constitute a quorum at the Special Meeting. Because there were 132,774,458 shares of NI common stock outstanding and entitled to vote as of the Record Date, we will need holders of at least 66,387,230 shares present in person, or by remote communication, or represented by proxy at the Special Meeting to achieve a quorum.

Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by NI stockholders or if the Merger is not completed for any other reason, NI stockholders will not receive any payment for their shares of NI common stock. Instead, NI will remain an independent public company, NI common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and NI will continue to file periodic and other reports with the SEC.

Under specified circumstances, NI will be required to pay Parent a termination fee of $310 million, upon the termination of the Merger Agreement, as described in the section of this proxy statement entitled “The Merger Agreement — Termination Fees.”
Q:	Why are NI stockholders being asked to cast an advisory (nonbinding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules thereunder require NI to seek an advisory (nonbinding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What will happen if NI stockholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on NI. Therefore, if the approval of the Merger Agreement Proposal is obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to NI’s named executive officers in accordance with the terms and conditions of the applicable agreements regardless of whether the Compensation Proposal is approved.

Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting — Voting at the Special Meeting”), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee to vote your shares.
Q:	Should I surrender my certificates or book-entry shares now?
A:
No. After the Merger is completed, the Paying Agent (as defined in the section of this proxy statement entitled “The Merger Agreement — Exchange and Payment Procedures”) will, as soon as reasonably practical after the Effective Time, and in any event not later than two business days following the Closing Date, send each holder of record of NI common stock, whose shares were converted into the right to receive the Merger Consideration, (A) a letter of transmittal and (B) instructions that explain how to surrender certificates or book-entry shares of NI common stock in exchange for the Merger Consideration.

Q:	What happens if I sell or otherwise transfer my shares of NI common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of NI common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies NI in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of NI common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting — Voting at the Special Meeting”).

Q:	What is the difference between holding shares as an NI stockholder of record and holding shares in “street name” as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be the “stockholder of record” with respect to those shares. In this case, this proxy statement and your proxy card have been sent directly to you by NI.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of NI common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the NI stockholder of record. As the beneficial owner, you have the right to vote on the Internet, by telephone or, if you received a paper copy of the proxy materials, by completing, signing and mailing the proxy card enclosed therewith in the postage-prepaid envelope provided for that purpose.
Q:	How may I vote?
A:	If you are an NI stockholder of record (that is, if your shares of NI common stock are registered in your name with Computershare, our transfer agent), there are four ways to vote:
•
Internet: Vote at www.proxyvote.com in advance of the Special Meeting. The Internet voting system is available 24 hours a day until 11:59 p.m. Eastern Daylight Time on June 28, 2023. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

•
Telephone: Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. Eastern Daylight Time on June 28, 2023. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

•
Mail: Mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before 11:59 p.m. on June 28, 2023.

•
At the Special Meeting: Shares held directly in your name as an NI stockholder of record may be voted at the Special Meeting via the Special Meeting website. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee.

If your shares of NI common stock are held “in street name” by a bank, broker or other nominee, the holder of your shares will provide you with a copy of this proxy statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the Internet or by telephone.
Whether or not you plan to attend the virtual Special Meeting, we urge you to vote in advance by proxy to ensure your vote is counted. We encourage you to submit your proxy over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. You may still attend the Special Meeting and vote thereat if you have already voted by proxy.
Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.
Q:	What is a proxy?
A:
A proxy is an NI stockholder’s legal designation of another person to vote shares owned by such NI stockholder on their behalf. If you are an NI stockholder of record, or beneficially in street name, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Q:	If an NI stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:
Yes. You can change or revoke your proxy before the Special Meeting in the manner described in this proxy statement. If you are the record holder of your shares, you may change or revoke your proxy by any of the following actions:

•	Notifying our Corporate Secretary in writing at 11500 North Mopac Expressway, Austin, Texas 78759;
•	Signing and returning a later dated proxy card;

•	Submitting a new proxy electronically via the Internet or by telephone; or
•	Voting at the Special Meeting. Please note that virtual attendance at the Special Meeting will not by itself constitute revocation of a proxy.
Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern Daylight Time on June 28, 2023.
If you hold your shares of NI common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting via the Special Meeting website.
If you have any questions about how to vote or change your vote, you should contact our proxy solicitor:
MACKENZIE PARTNERS, INC.

1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com
Q:	What should I do if I receive more than one set of voting materials?
A:
This means you own shares of NI common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as an NI stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another NI stockholder?
A:
The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more NI stockholders sharing the same address by delivering a single proxy statement to those NI stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for NI stockholders and cost savings for companies.

NI and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple NI stockholders who request a copy and share an address, unless contrary instructions have been received from the affected NI stockholders. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify our investor relations department at 11500 North Mopac Expressway, Austin, Texas 78759, (512) 683-5215, or, if the latter, you may also contact your broker or other nominee record holder.
Q:	Where can I find the voting results of the Special Meeting?
A:
The preliminary voting results for the Special Meeting are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, NI will file the final voting results of the Special Meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
NI has engaged MacKenzie Partners, Inc., which we refer to as “MacKenzie,” to assist in the solicitation of proxies for the Special Meeting. NI estimates that it will pay MacKenzie a fee of approximately $50,000, plus reimbursement for certain out-of-pocket fees and expenses. NI has agreed to indemnify MacKenzie against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

NI also may reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of NI common stock. NI directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.
Q:	When do you expect the Merger to be completed?
A:
We currently expect the Merger to be completed in the first half of Emerson’s fiscal year 2024. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

Q:	How can I obtain additional information about NI?
A:
NI will provide copies of this proxy statement, documents incorporated by reference and its 2023 Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (which we refer to as “Annual Report”), without charge to any NI stockholder who makes a request in writing to our Corporate Secretary at 11500 North Mopac Expressway, Austin, Texas 78759. The requested documents will be provided by first class mail or other similarly prompt means. NI’s Annual Report and other SEC filings may also be accessed at https://sec.gov or on NI’s Investor website at http://investor.ni.com. NI’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of NI common stock, please contact our proxy solicitor:

MACKENZIE PARTNERS, INC.

1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com

FORWARD-LOOKING STATEMENTS
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Statements concerning general economic conditions, our financial condition, including our anticipated revenues, earnings, cash flows or other aspects of our operations or operating results, and our expectations or beliefs concerning future events, and any statements using words such as “believe,” “expect,” “anticipate,” “plan,” “will,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “projected,” “predict,” “anticipate,” “continue,” “seek to,” “strive to,” “endeavor to,” “focus on,” or similar expressions, including the negative thereof, are forward-looking statements that involve certain factors, risks and uncertainties that could cause NI’s actual results to differ materially from those anticipated. Such factors, risks and uncertainties include:
•	the global shortage of key components;
•	effect of the global economic and geopolitical conditions;
•	our international operations and foreign economies;
•	adverse public health matters, including epidemics and pandemics such as the COVID-19 pandemic;
•	our ability to effectively manage our partners and distribution channels;
•	interruptions in our technology systems or cyber-attacks on our systems;
•	the dependency of our product revenue on certain industries and the risk of contractions in such industries;
•	concentration of credit risk and uncertain conditions in the global financial markets;
•	our ability to compete in markets that are highly competitive;
•	our ability to release successful new products or achieve expected returns;
•	the risk that our manufacturing capacity and a substantial majority of our warehousing and distribution capacity are located outside of the U.S.;
•	our dependence on key suppliers and distributors;
•	longer delivery lead times from our suppliers;
•	risk of product liability claims;
•	dependence on our proprietary rights and risks of intellectual property litigation;
•	the continued service of key management, technical personnel and operational employees;
•	our ability to comply with environmental laws and associated costs;
•	our ability to maintain our website;
•	the risks of bugs, vulnerabilities, errors or design flaws in our products;
•	our restructuring activities;
•	our exposure to large orders;
•	our shift to more system orders;
•	our ability to effectively manage our operating expenses and meet budget;
•	fluctuations in our financial results due to factors outside of our control;
•	our outstanding debt;
•	the interest rate risk associated with our variable rate indebtedness;
•	seasonal variation in our revenues;
•	our ability to comply with laws and regulations;
•	changes in tax rates and exposure to additional tax liabilities;

•	our ability to make certain acquisitions or dispositions, integrate the companies we acquire or separate the companies we sold and/or enter into strategic relationships;
•	risks related to currency fluctuations;
•	provisions in charter documents and Delaware law that delay or prevent our acquisition;
•	the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could cause the parties to terminate the Merger Agreement;
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•	the possibility that our stockholders may not approve the proposed transaction;
•	the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all;
•	risks related to disruption of management time from ongoing business operations due to the proposed transaction;
•	the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of our common stock;
•	the risk of any unexpected costs or expenses resulting from the proposed transaction;
•	the risk of any litigation relating to the proposed transaction;
•
the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally;

•	the risk the pending proposed transaction could distract management of the Company; and
•	other risk factors as detailed from time to time in NI’s reports filed with the SEC.
For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to NI’s Annual Report on Form 10-K for the year ended December 31, 2022 and to other documents filed by NI with the SEC, including subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. NI is providing the information in this communication as of this date and assumes no obligation to update or revise the forward-looking statements in this communication because of new information, future events, or otherwise.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
The Special Meeting will be held virtually via live webcast on June 29, 2023, beginning at 11:00 a.m. Central Daylight Time (unless the Special Meeting is adjourned or postponed). NI stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/NATI2023SM, which we refer to as the “Special Meeting website.”
Purpose of the Special Meeting
At the Special Meeting, we will ask NI stockholders to vote on proposals to: (a) adopt the Merger Agreement Proposal; (b) approve, on an advisory (nonbinding) basis, the Compensation Proposal; and (c) approve the Adjournment Proposal.
Record Date; Shares Entitled to Vote; Quorum
Only NI stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of NI stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 11500 North Mopac Expressway, Austin, Texas 78759, during regular business hours for a period of no less than 10 days before the Special Meeting, as well as on the Special Meeting website during the Special Meeting. If NI’s headquarters are closed during such period for health and safety reasons related to the COVID-19 pandemic, the list of NI stockholders will be made available for inspection upon request to our Corporate Secretary at 11500 North Mopac Expressway, subject to the satisfactory verification of NI stockholder status. The list will also be available electronically during the Special Meeting on the Special Meeting website. As of the Record Date, there were 132,774,458 shares of NI common stock outstanding and entitled to vote at the Special Meeting.
The presence, in person, or by remote communication, or represented by proxy, of the holders of a majority of the shares of NI common stock entitled to vote on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.
Vote Required; Abstentions and Broker Non-Votes
Each NI stockholder shall be entitled to one vote for each share of NI common stock owned at the close of business on the Record Date.
The affirmative vote of the holders of a majority of the outstanding shares of NI common stock entitled to vote thereon is required to approve the Merger Agreement Proposal. As of the Record Date, 66,387,230 votes constitute a majority of the outstanding shares of NI common stock. Adoption of the Merger Agreement by NI stockholders is a condition to the consummation of the Merger.
The affirmative vote of the holders of the shares of NI common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal.
The affirmative vote of the holders of the shares of NI common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal is required for approval of the Adjournment Proposal.
If a quorum is present at the Special Meeting, the failure of any NI stockholder of record to: (a) submit a signed proxy card; (b) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting — Voting at the Special Meeting”); or (c) attend the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is present at the Special Meeting, for NI stockholders who attend the Special Meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the NI stockholder voted “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal.

Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. NI does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the Special Meeting is considered “non-routine.” As a result, no broker will be permitted to vote your shares of NI common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
Stock Ownership and Interests of Certain Persons
Shares Held by NI’s Directors and Executive Officers
As of the Record Date, our executive officers and directors beneficially owned and were entitled to vote, in the aggregate, 843,763 shares of NI common stock, representing approximately 0.64% of the shares of NI common stock outstanding on the Record Date.
We currently expect that our executive officers and directors will vote all of their respective shares of NI common stock (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal, although none of them have entered into any agreements obligating them to do so.
Voting at the Special Meeting
You can vote at the virtual Special Meeting, which will be held on June 29, 2023, at 11:00 a.m. Central Daylight Time at www.virtualshareholdermeeting.com/NATI2023SM (unless the Special Meeting is adjourned or postponed).
You may also authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card in advance by mail, over the Internet or by telephone. Although NI offers multiple voting methods, NI encourages you to vote over the Internet or by phone as NI believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the Special Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective and reliable alternatives to returning your proxy card by mail. If you choose to vote your shares over the Internet or by telephone, there is no need for you to submit your proxy card by mail.
To Vote Over the Internet:
Vote at www.proxyvote.com in advance of the Special Meeting. The Internet voting system is available 24 hours per day until 11:59 p.m. Eastern Daylight Time on June 28, 2023. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.
To Vote by Telephone:
Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours per day in the United States until 11:59 p.m. Eastern Daylight Time on June 28, 2023. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.
To Vote by Proxy Card:
If you received a proxy card, mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before 11:59 p.m. Eastern Daylight Time on June 28, 2023.
All shares represented by properly signed and dated proxies received by the deadline indicated above will be voted at the Special Meeting in accordance with the instructions of the NI stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal. If you indicate on your proxy card that you wish to vote in favor of the Merger Agreement Proposal but do not indicate a choice on the Adjournment Proposal or the Compensation Proposal on an advisory (nonbinding) basis, your shares of NI common stock will be voted “FOR” each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting using your control number, or, if you did not obtain a control number, contacting your bank, broker or other nominee to obtain a control number so that you may vote. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote thereat, it will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will not have any effect on the Compensation Proposal or the Adjournment Proposal (so long as you do not attend the Special Meeting and abstain from voting on any given proposal, which would have the same effect as voting “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and/or the Adjournment Proposal, as applicable).
Revocability of Proxies
Any proxy given by an NI stockholder may be revoked before the Special Meeting by doing any of the following:
•
if a proxy was submitted by telephone or over the Internet, by submitting another proxy by telephone or over the Internet, in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting — Voting at the Special Meeting” at any time before the closing of the voting facilities at 11:59 p.m. Eastern Daylight Time on June 28, 2023;

•
by submitting a properly signed and dated proxy card with a date later than the date of the previously submitted proxy relating to the same shares of NI common stock, provided such proxy card is received no later than the close of business on June 28, 2023;

•
by delivering a signed written notice of revocation bearing a date later than the date of the proxy to NI’s Corporate Secretary at 11500 North Mopac Expressway, Austin, Texas 78759, stating that the proxy is revoked, provided such written notice is received no later than the close of business on June 28, 2023; or

•	by attending the virtual Special Meeting and voting thereat (your attendance at the virtual Special Meeting will not, by itself, revoke your proxy).
If you hold your shares of NI common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the virtual Special Meeting with your control number, or, if you did not obtain a control number, by contacting your bank, broker or other nominee to obtain a control number.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow NI stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Board of Directors’ Recommendation
The Board of Directors has unanimously: (a) determined that it is in the best interests of NI and its stockholders, and declared it advisable, to enter into the Merger Agreement, (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (c) resolved to recommend that the stockholders of NI adopt the Merger Agreement and directed that such matter be submitted for consideration of the stockholders of NI at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Solicitation of Proxies
The Board of Directors is soliciting your proxy, and NI will bear the cost of soliciting proxies. MacKenzie has been retained to assist with the solicitation of proxies. MacKenzie will be paid approximately $50,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the Special Meeting. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of NI common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses in accordance with SEC and NYSE regulations. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by NI or, without additional compensation, by NI or NI’s directors, officers and employees.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by NI stockholders of the Merger Agreement Proposal, we currently anticipate that the Merger will be consummated in the first half of Parent’s fiscal year 2024.
Appraisal Rights
If the Merger is consummated, NI stockholders who continuously hold shares of NI common stock through the Effective Time, do not vote in favor of the adoption of the Merger Agreement and properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that NI stockholders who perfect their appraisal rights, do not thereafter withdraw their demand for appraisal, and follow the procedures in the manner prescribed by Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of NI common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any (or in certain circumstances described in further detail in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each NI stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, NI stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.
NI stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must: (a) submit a written demand for appraisal to NI before the vote is taken on the adoption of the Merger Agreement; (b) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (c) continue to hold your shares of NI common stock of record through the Effective Time; and (d) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the NI stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at https:// delcode.delaware.gov/title8/c001/sc09/index.html#262) and is incorporated herein by reference. If you hold your shares of NI common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the surviving corporation under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f) of the DGCL. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — Appraisal Rights.”
Delisting and Deregistration of NI Common Stock
If the Merger is completed, the shares of NI common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and shares of NI common stock will no longer be publicly traded.
Other Matters
Pursuant to the DGCL and NI’s bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.
Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more NI stockholders reside if we believe the stockholders are members of the same family. Each NI stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.
If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another NI stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.
If you are an NI stockholder of record, you may contact us by writing to our Corporate Secretary at 11500 North Mopac Expressway, Austin, Texas 78759 or by calling our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of NI common stock, please contact our proxy solicitor:
MACKENZIE PARTNERS, INC.

1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because it contains important information about the Merger and how it affects you.
Parties Involved in the Merger
National Instruments Corporation
11500 North Mopac Expressway
Austin, Texas 78759
NI is a provider of software-connected automated test and measurement systems that enable enterprises to bring products to market faster and at a lower cost. With a focus on growing end segments including electric and autonomous vehicles, wireless communications and new space technology, NI’s solutions help customers solve current and future test challenges, and improve speed, and efficiency in their product development cycles. NI’s team consists of approximately 7,000 employees worldwide in over 40 locations. NI’s principle executive offices are located at 11500 North Mopac Expressway, Austin, Texas 78759, and its telephone number is (512) 683-0100. NI common stock is listed on NASDAQ under the symbol “NATI.”
Emerson Electric Co.
8000 W. Florissant Ave.
P.O. Box 4100
St. Louis, Missouri 63136
Emerson is a global technology and software company providing innovative solutions for the world’s essential industries. Through its leading automation portfolio, including its majority stake in AspenTech, Emerson helps hybrid, process and discrete manufacturers optimize operations, protect personnel, reduce emissions and achieve their sustainability goals. Emerson common stock is listed on the New York Stock Exchange (which we refer to as “NYSE”) under “EMR” and NYSE Chicago.
Emersub CXIV, Inc.
c/o Emerson Electric Co.
8000 W. Florissant Ave.
P.O. Box 4100
St. Louis, Missouri 63136
Merger Sub is a wholly owned subsidiary of Parent and was incorporated on April 6, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any activities other than in connection with or as contemplated by the Merger Agreement.
Effect of the Merger
On the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into NI, the separate corporate existence of Merger Sub will cease and NI will continue its corporate existence under the DGCL as the Surviving Corporation. As a result of the Merger, NI will become a wholly owned subsidiary of Parent, and NI common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, NI common stock will be deregistered under the Exchange Act, and NI will no longer file periodic or other reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, subject to your appraisal rights (see the section of this proxy statement entitled “— Appraisal Rights”).
The Effective Time will occur at such time as the certificate of merger with respect to the Merger has been duly filed with the Delaware Secretary of State or at such later date or time as may be agreed by NI and Parent and specified in the certificate of merger in accordance with the DGCL.

Effect on NI If the Merger Is Not Completed
If the Merger Agreement is not adopted by NI stockholders, or if the Merger is not completed for any other reason:
•	NI stockholders will not be entitled to, nor will they receive, any payment for their respective shares of NI common stock pursuant to the Merger Agreement;
•
(a) NI will remain an independent public company; (b) NI common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act; and (c) NI will continue to file periodic and other reports with the SEC; and

•
under certain specified circumstances, NI will be required to pay Parent a termination fee of $310 million, upon the termination of the Merger Agreement, as described in the section of this proxy statement entitled “The Merger Agreement — Termination Fees.”

Merger Consideration
NI Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of NI, Parent, Merger Sub, or the holders of any securities of NI or Merger Sub, each share of NI common stock (other than the Unconverted Shares) outstanding immediately prior to the Effective Time will be converted automatically into the right to receive the Merger Consideration of $60.00 in cash, without interest, subject to any required tax withholding.
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of NI common stock that you own (other than any Unconverted Shares) immediately prior to the Effective Time (subject to any required tax withholding), but you will no longer have any rights as an NI stockholder (except that NI stockholders who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL). For more information, please see the section of this proxy statement entitled “— Appraisal Rights.”
Treatment of NI Equity Awards
At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time and that is vested or vests by its terms upon the Effective Time or is held by a non-employee director or former service provider of NI (whether vested or unvested) will be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable withholding, equal to the product of (i) the Merger Consideration and (ii) the total number of shares of NI common stock subject to such Company RSU as of immediately prior to the Effective Time. Each other Company RSU that is outstanding as of immediately prior to the Effective Time will be converted into an Emerson RSU with the same terms and conditions as applied to such Company RSU immediately prior to the Effective Time, with the number of shares of Emerson common stock underlying the Emerson RSU equal to the product, rounded to the nearest whole share, of (a) the number of shares of NI common stock underlying the Company RSU immediately prior to the Effective Time and (b) the quotient obtained by dividing (x) the Merger Consideration by (y) the volume-weighted average closing price per share of Emerson common stock on the New York Stock Exchange for the five trading days preceding the Closing Date (such quotient, the “Equity Award Exchange Ratio”).
At the Effective Time, each Company PSU that is outstanding as of immediately prior to the Effective Time and that is vested or vests by its terms upon the Effective Time or is held by a non-employee director or former service provider of NI (whether vested or unvested) will be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable withholding, equal to the product of (i) the Merger Consideration and (ii) the total number of shares of NI common stock subject to such Company PSU as of immediately prior to the Effective Time (assuming that performance was achieved at the target level if the applicable performance period has not been completed at or prior to the Effective Time). Each other Company PSU that is outstanding as of immediately prior to the Effective Time will be converted into an Emerson RSU with the same terms and conditions as applied to such Company PSU immediately prior to the Effective Time (excluding any performance-based vesting conditions), with the number of shares of Emerson common stock underlying the Emerson RSU equal to the product, rounded to the nearest whole share, of (a) the number of shares of NI common stock underlying the Company PSU immediately prior to the Effective Time (assuming that performance was achieved at the target level if the applicable performance period has not been completed at or prior to the Effective Time) and (b) the Equity Award Exchange Ratio.
Treatment of the Company ESPP
Prior to the Effective Time, the Board of Directors or the appropriate committee thereof will take all actions reasonably necessary to: (i) cause the offering period ongoing under the Company ESPP as of the date of the Merger Agreement to be the final offering period thereunder and the options under the Company ESPP to be exercised on the earlier of (A) the scheduled purchase date for such offering period and (B) the date that is five business days prior to the Closing Date, (ii) prohibit any individual who is not participating in the Company ESPP as of the date of the Merger Agreement from commencing participation in the Company ESPP following the date of the Merger Agreement, (iii) prohibit participants in the Company ESPP from increasing their payroll deductions from those in effect as of the date of the Merger Agreement and (iv) terminate the Company ESPP as of, and subject to, the Effective Time.
Background of the Merger
On May 16, 2022, Lal Karsanbhai, President and Chief Executive Officer of Emerson, contacted Eric Starkloff, NI’s President and Chief Executive Officer, regarding Emerson’s potential interest in an acquisition of NI. Mr. Starkloff and Mr. Karsanbhai spoke on May 25, 2022, during which Mr. Karsanbhai indicated that Emerson was interested in a potential acquisition of NI.
On May 25, 2022, Emerson emailed a letter to NI (the “May 25 Letter”). The May 25 Letter contained a proposal to acquire all of the outstanding shares of NI for $48 in cash per share. The May 25 Letter noted, among other things, that Emerson’s proposal was based on publicly available information and was subject to the completion of customary and confirmatory due diligence. The May 25 Letter also noted that the proposal was not subject to any financing condition and that Emerson was prepared to work with NI and its advisors to complete due diligence and negotiate a mutually agreeable merger agreement in parallel.
On May 26, 2022, the Board of Directors (the “Board”) met, with representatives of its legal counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) in attendance. The Board and management discussed the May 25 Letter, current NI strategy and business performance as well as prior discussions with the Board regarding NI’s prospects and positioning, engagement of outside advisors and other next steps. The Board agreed to reconvene in June to continue the discussion, including with the assistance of outside financial advisors and its legal advisors at Wachtell Lipton.
Between May 26 and June 10, 2022, NI retained BofA Securities, Inc. (“BofA Securities”) as financial advisor to NI in connection with its consideration of the May 25 Letter. BofA Securities was selected based on its qualifications, experience and reputation in the technology sector and its knowledge of NI’s business and affairs. NI executed an engagement letter with BofA Securities on June 10, 2022 with respect to BofA Securities advising NI regarding the May 25 Letter. In connection with its engagement by NI, BofA Securities provided a relationship disclosure letter providing certain information regarding its relationships with NI and Emerson, which relationship disclosure letter was subsequently updated on January 22, 2023, February 26, 2023, and April 12, 2023.
On June 14, 2022, the Board met, with representatives of BofA Securities and Wachtell Lipton in attendance. In consultation with its advisors, the Board and management further discussed the May 25 Letter, NI’s strategy, performance and valuation considerations, and potential responses to Emerson. The Board discussed the timing of Emerson’s proposal, taking into account broader market and industry volatility and company-specific circumstances, such as, among others, that NI’s strategic plan was in the early stages of realization. The Board members concluded that Emerson’s proposal substantially undervalued NI, including relative to the potential value that could be realized and unlocked from execution of NI’s strategic plan and relative to the valuation methodologies presented by BofA Securities and discussed with the Board. In light of these considerations, the Board unanimously determined to reject Emerson’s proposal and directed management to convey this determination to Emerson.
On June 16, 2022, NI emailed a letter to Emerson (the “June 16 Letter”), signed by Mr. Starkloff and Michael E. McGrath, Chairman of NI’s Board, which stated that the NI Board had carefully reviewed the

May 25 Letter, with the assistance of its financial and legal advisors, and that the Board had unanimously determined that the proposal outlined in the May 25 Letter did not provide a basis for further discussions. The June 16 Letter also stated that NI’s Board and management team would remain focused on executing NI’s strategies that are producing a significant and steady increase in bookings and revenue, strengthened operational performance, and advances in technology.
On June 22, 2022, Emerson emailed a letter to NI (the “June 22 Letter”) stating that Emerson was disappointed in NI’s response and reiterated Emerson’s proposal to acquire NI for $48 per share. The June 22 Letter noted that Emerson had engaged advisors and was prepared to work with NI and its advisors to complete due diligence and negotiate a mutually agreeable merger agreement. Emerson also requested access to limited nonpublic information subject to a non-disclosure agreement.
On July 19 and 20, 2022, the Board held meetings in Austin, Texas, during which members of NI management and representatives of Wachtell Lipton participated. During these meetings, the Board and management discussed the June 22 Letter and various aspects of Emerson’s outreach, including that the June 22 Letter reaffirmed Emerson’s prior inadequate proposal, the potential for Emerson to change its offer and the degree to which Emerson would pursue the potential transaction, the potential for entry into a confidentiality agreement and engaging in due diligence and negotiations with Emerson, and various strategic and financial alternatives. The Board reaffirmed its view that Emerson’s proposal was not in the best interests of NI and its stockholders and did not reflect the value expected to be generated by NI’s business strategies. Following discussion, the Board concluded that the proposal from Emerson did not merit engaging in further discussions with or providing diligence materials to Emerson. The Board also discussed with management and its advisors the potential steps NI could take at the upcoming earnings call to highlight NI’s momentum, prospects, margin priorities and other financial and operating performance matters. Following discussion, the Board unanimously determined to reaffirm its continued rejection of Emerson’s proposal and authorized Mr. McGrath, Mr. Starkloff and R. Eddie Dixon, Jr., NI’s Chief Legal Officer, Senior Vice President and Secretary, to determine the precise manner and content for communicating the reaffirmed rejection to Emerson.
On August 2, 2022, NI emailed a letter to Emerson (the “August 2 Letter”). The August 2 Letter stated that the NI Board had carefully reviewed the June 22 Letter, with the assistance of its financial and legal advisors, and that the Board remained unanimously of the view that Emerson’s proposal was not in the best interests of NI and its stockholders.
On November 3, 2022, Emerson emailed a letter to NI (the “November 3 Letter”), which increased Emerson’s proposal to acquire NI from $48 per share to $53 per share. The November 3 Letter further stated that, in preparation for all options, Emerson had accumulated 2.3 million NI shares in the open market and intended to file for approval under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) to facilitate additional purchases, and that Emerson was prepared to run a slate of directors targeting the two members of the Board up for re-election at NI’s next annual meeting.
On November 4, 2022, NI emailed a letter to Emerson confirming receipt of the November 3 Letter and stating that Mr. Starkloff and Mr. McGrath would discuss with the NI Board.
On November 10, 2022, the Board met, with representatives of Wachtell Lipton in attendance. Mr. McGrath proposed establishing, in the interests of efficiency, an ad hoc committee of the Board, which would meet regularly to evaluate, with the input of senior management and the Board’s external legal and financial advisors, proposals as to extraordinary transactions made by third parties, including Emerson, and other potential alternative extraordinary transactions and related strategic matters. The committee, which would consist of Mr. McGrath as Chair and James Cashman, III and Gayla Delly as members, would not have decision making authority, which authority would remain with the full Board. Following discussion, the Board unanimously approved resolutions establishing such a committee (the “Transaction Evaluation Committee” or the “TEC”). The Board and management discussed the proposal from Emerson, other potential strategic partners and synergies with such potential partners. The Board and management, along with Wachtell Lipton, discussed next steps for drafting a response to the November 3 Letter. Wachtell Lipton also discussed the timing of a response in connection with Emerson’s upcoming investor day, and the timing of a potential proxy fight.
Following the Board meeting on November 10, the Transaction Evaluation Committee met, with members of NI management and representatives of Wachtell Lipton in attendance. The members of the TEC discussed with the representatives from Wachtell Lipton the content and tenor of NI’s response to the November 3 Letter, which the TEC would draft and submit to the full Board for approval. The members of the TEC and Wachtell Lipton also discussed considerations that would be relevant if Emerson were to make its proposal to acquire NI public and how NI might respond to a public disclosure by Emerson.
On November 15, 2022, NI emailed a letter to Emerson (the “November 15 Letter”) stating that NI and its Board take Emerson’s proposal seriously, and notifying Emerson that the Board had established a working group of the Board to examine Emerson’s proposal in greater detail as NI examines and evaluates options with the assistance of its advisors, inclusive of other prospective purchasers and transaction partners.
On November 16, 2022, the Transaction Evaluation Committee met, with members of NI management and representatives of Wachtell Lipton in attendance. The members of the TEC discussed go-forward approaches with respect to various items, including evaluating potential strategic and business options and actions for NI, the multi-year transformation of NI currently underway, engagement with Emerson following the latest communications between NI and Emerson, including the November 15 Letter, potential actions that Emerson might take, and the likelihood that other potential transaction partners and acquirers could be interested in pursuing a transaction with NI, among other topics.
Later on November 16, Emerson emailed a notice to NI that Emerson is an “acquiring person” under the HSR Act and intended to file a notification and report form with the Federal Trade Commission and the Antitrust Division of the Department of Justice to acquire 50% or more of NI voting securities.
On November 23, 2022, the Transaction Evaluation Committee met, with members of NI management and representatives of Wachtell Lipton in attendance. They discussed the timing and steps of a typical tender offer and response and the process of a typical proxy fight, key dates leading to NI’s annual meeting, including NI’s and Emerson’s earnings releases, NI’s nomination window for stockholder director nominations, illustrative timing for filing proxy statements in a potential proxy fight, and related SEC deadlines. The members of the TEC also discussed NI’s options for potential actions to protect the interests of NI and its stockholders, including the potential adoption of a shareholder rights plan.
On November 28, 2022, the Transaction Evaluation Committee met, with members of NI management and Alexander Davern, director and former Chief Executive Officer of NI, in attendance. The members of the TEC discussed expectations and timing for upcoming TEC and Board meetings, including a review of the valuation analysis that BofA Securities was preparing based on NI’s updated financial plan. Mr. Starkloff presented NI’s 2023-2025 business plan.
On December 1, 2022, the independent directors of NI held a meeting during which the members of the Transaction Evaluation Committee informed the independent directors of the actions taken to date by the TEC and anticipated next steps. Mr. McGrath discussed the business plan that had been presented by Mr. Starkloff at the prior TEC meeting and noted that it would be used by BofA Securities for a forthcoming valuation presentation. Mr. McGrath provided an outline of next steps, including a special meeting of the Board to be held on December 11 to review NI’s business plan and BofA Securities’ analysis and to review response options and determine next steps with respect to Emerson or other alternative paths. Mr. McGrath also noted the possibility of a tender offer by Emerson and discussed actions to be taken in preparation for responding in such a scenario.
On December 5, 2022, the Transaction Evaluation Committee met, with members of NI management and representatives of Wachtell Lipton in attendance. The TEC discussed the possibility of initiating a strategic review process, pursuant to which the Board would review and consider NI’s strategic options, including exploring potential offers from third parties to acquire NI, and various considerations concerning whether a strategic review process would be announced publicly or conducted privately. The TEC discussed with its advisors the likely timing for a potential strategic review process and the potential outcomes of such a process, including the possibility that the Board could determine at the conclusion of such a process that remaining independent could be in the best interests of NI and its stockholders. The TEC and Wachtell Lipton discussed that, as part of any strategic review process, Emerson would be encouraged to engage with NI regarding a potential transaction.
On December 7, 2022, Sara Bosco, Emerson’s Senior Vice President, Secretary and Chief Legal Officer, sent a letter to Mr. Dixon stating that, in connection with Emerson’s anticipated nomination of persons for election to the Board of NI, Emerson requested a copy of the written representation and agreement and the written questionnaire required under NI’s bylaws to be included in Emerson’s notice of nomination.

On December 10, 2022, the Transaction Evaluation Committee met, with members of NI management and representatives of Wachtell Lipton in attendance. The TEC discussed the features of a potential strategic review process and considered the appropriate timing of such a process should it be undertaken and the criteria the Board might use for deciding whether to pursue a transaction or remain independent. The TEC considered potential strategic partners that might engage with NI in a strategic review process, possible synergies with these partners, and the use of clean team arrangements with certain counterparties if needed. The TEC also discussed, in light of Emerson’s proposals to NI, whether the process would be conducted privately or announced publicly and, if the latter, what a press release announcing the strategic review might include.
On December 11, 2022, the Board met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. Mr. Starkloff and other members of NI’s management presented to the Board an overview of NI’s updated strategic plan. Among other topics, they summarized the transformational work that had taken place over the past several years, the bookings outlook and revenue assumptions, cost-cutting measures including an expected workforce reduction, NI’s market position, and margin improvement. BofA Securities presented to the Board industry trading statistics and data on select precedent transactions, including transactions in which Emerson was the acquirer. BofA Securities reviewed with the Board an illustrative discounted cash flow analysis, highlighting key changes from the prior analysis presented to the Board in June, and a summary valuation of NI. BofA Securities also discussed potential partners that could be contacted as part of a strategic review process and the likely ability of those partners to participate in a process based on the composition of their balance sheets and other factors. Mr. McGrath summarized for the Board the key developments and discussions of the Transaction Evaluation Committee to date. Mr. McGrath and the other members of the TEC then discussed with the Board the Board’s options for responding to Emerson’s proposal and potential next steps by Emerson in reaction to each potential response by NI. The TEC conveyed its view that it would be in the best interest of NI’s stockholders to explore initiating a strategic review process pursuant to which the Board would review and consider NI’s strategic options, including any proposals by Emerson. The Board authorized the TEC to work with Mr. Starkloff and NI’s financial and legal advisors to develop a communication to Emerson regarding its proposal and to continue making preparations for a strategic review process.
On December 14, 2022, the Transaction Evaluation Committee met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. Mr. Starkloff reviewed key topics for the meeting as a result of the December 11 Board meeting, at which the Board had authorized the TEC to continue making preparations for a strategic review process. The TEC and the others present discussed the appropriate timing for conducting the strategic review process. Following the guidance of the Board at the December 11 Board meeting, the TEC determined that Mr. Starkloff should respond to Emerson’s letter indicating that NI would be willing to enter into a suitable confidentiality agreement with Emerson and subsequently provide Emerson with nonpublic information about NI pursuant to such an agreement. The TEC and the others present discussed the timing and approach for a potential meeting with Emerson to provide additional information about NI.
Following the TEC meeting on December 14, Mr. Dixon e-mailed a letter to Ms. Bosco confirming that NI was in receipt of Emerson’s request regarding the materials referenced in the December 7 Letter and that NI would provide Emerson with the documents shortly.
On December 14, Ms. Bosco sent a demand letter to Mr. Dixon pursuant to Section 220 of the Delaware General Corporation Law requesting the opportunity to inspect certain stockholder list materials of NI in connection with Emerson’s solicitation of proxies from stockholders of NI with respect to NI’s 2023 annual meeting of stockholders (the “220 Demand”). The 220 Demand sought a response from NI by December 22, 2022.
On December 15, 2022, Mr. Starkloff and Mr. Karsanbhai spoke by telephone to discuss next steps and a potential in-person meeting between NI and Emerson in the coming weeks.
On December 16, 2022, Mr. Starkloff and Mr. Karsanbhai exchanged emails to schedule an in-person meeting on January 4, 2023 in Austin, Texas (the “January 4 Meeting”). That same day, Wachtell Lipton sent a draft confidentiality agreement (the “NI-Emerson NDA”) to Emerson’s legal counsel, Davis Polk & Wardwell LLP (“DPW”).

On December 19, 2022, DPW returned the draft NI-Emerson NDA with comments to Wachtell Lipton. That same day, Wachtell Lipton sent DPW the director nominee form of representation and agreement and the director questionnaire as requested in the December 7 Letter. The waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on December 19, 2022.
On December 20, 2022, Mr. Starkloff and Mr. Karsanbhai discussed the timing and topics for discussion during the upcoming January 4 Meeting. Also on December 20, 2022, Wachtell Lipton and DPW had a call to discuss the NI-Emerson NDA.
On December 21, 2022, the Transaction Evaluation Committee met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. Wachtell Lipton summarized the terms of the draft NI-Emerson NDA that had been sent to DPW on December 16 and the subsequent discussions between Wachtell Lipton and DPW. Mr. Starkloff then provided an update on his correspondence with Mr. Karsanbhai related to the January 4 Meeting. Mr. Starkloff and BofA Securities also discussed the diligence list topics sent by Emerson in advance of the meeting. The TEC and the others present discussed the potential timing for publicly announcing the strategic review process following the January 4 Meeting and next steps.
On December 22, 2022, Wachtell Lipton sent a letter to DPW advising that NI would make books and records available to Emerson in response to its 220 Demand subject to a confidentiality agreement (the “220 NDA”). On December 23, DPW sent a revised draft of the director nominee form representation and agreement to Wachtell Lipton, and, on December 27, DPW sent a revised draft of the 220 NDA to Wachtell Lipton.
On December 23, 2022, NI and Emerson executed the NI-Emerson NDA, which provided for a standstill lasting until 11:59 p.m. Eastern Time on January 6, 2023.
On December 28, 2022, the Transaction Evaluation Committee met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. Mr. Starkloff and Mr. Dixon provided an overview of the agenda for the January 4 Meeting, and Mr. Starkloff previewed the presentation materials and topics for discussion at the meeting. Following discussion, the TEC decided that Ms. Delly, as Chair of the Board’s Audit Committee, would attend the meeting to provide continuity given NI’s Chief Financial Officer transition.
On January 4, 2023, representatives from NI and Emerson, including Mr. Starkloff and Mr. Karsanbhai, met in Austin, Texas, during which representatives from Emerson provided an overview of Emerson’s strategy and plans for the test and measurement business, and the representatives from NI then presented materials about NI. Mr. Starkloff concluded the meeting by proposing to extend the standstill agreement between the two companies for approximately one week so that Emerson could consider revising its proposal to acquire NI in the context of the nonpublic information it had just received, to which Mr. Karsanbhai responded that he would reply shortly.
Also on January 4, following the meeting with Emerson, the Transaction Evaluation Committee met, with all members of the Board, members of NI management, and representatives of BofA Securities and Wachtell Lipton in attendance. Mr. Starkloff, Ms. Delly, and Mr. Dixon summarized the meeting with Emerson that morning, including the key questions that the representatives from Emerson had raised during NI’s presentation. Wachtell Lipton discussed the shareholder rights plan that the Board was considering adopting in connection with announcing a strategic review process in order to ensure the integrity of such a process and create a level playing field for all participants, including the terms and mechanics of the rights plan, the process for the Board’s adoption of the rights plan, and the potential timing for adoption of the rights plan and announcement thereof.
On January 5, 2023, Mr. Starkloff and Mr. Karsanbhai spoke by phone. Mr. Karsanbhai reiterated Emerson’s view that $53 per share was a fair valuation for NI but stated that there could be an opportunity for a modest increase if NI provided Emerson with additional information.
Later that day, NI and Emerson amended the NI-Emerson NDA to extend the standstill from January 6, 2023 at 11:59 p.m. Eastern Time to January 13, 2023 at 11:59 p.m. Eastern Time.

On January 10, 2023, Mr. Starkloff and Mr. Karsanbhai spoke by phone to confirm the timing of Emerson’s revised offer and to discuss the potential value of the offer. Mr. Karsanbhai assured Mr. Starkloff that Emerson would submit a revised offer by the following afternoon with a merger agreement that Emerson would be prepared to sign and announce before NI’s next earnings call and suggested that there may not be much of an increase in the bid price.
On the morning of January 11, 2023, the Transaction Evaluation Committee met, with Mr. Dixon in attendance. The TEC discussed the January 4 Meeting, which Ms. Delly had attended, Emerson’s current proposal and the possibility of an updated proposal from Emerson later that day.
On the afternoon of January 11, Mr. Starkloff and Mr. Karsanbhai spoke to discuss Emerson’s revised offer. Mr. Karsanbhai informed Mr. Starkloff that Emerson had not changed its valuation of NI and was not prepared to provide an increased offer at this time, but that there might be a modest increase if NI met other specified conditions including first negotiating a merger agreement, which merger agreement Mr. Karsanbhai indicated he would provide, among other things.
Following the call, Emerson emailed a letter to NI (the “January 11 Letter”) reiterating Emerson’s proposal to purchase 100% of the outstanding common stock of NI for $53 per share in cash and offering to extend the standstill by one week. Following delivery of the January 11 Letter to Mr. Starkloff and Mr. McGrath, DPW sent a draft merger agreement to Wachtell Lipton.
Also on January 11, the Chief Executive Officer of Party A called Mr. Starkloff, expressing that Party A was interested in a potential business combination with NI and would be able to move quickly if NI were interested in considering such a potential combination.
On January 12, 2023, the Board met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. Mr. Starkloff provided an overview of his conversation with Mr. Karsanbhai the day before. The Board discussed the January 11 Letter and the draft merger agreement that DPW had sent to Wachtell Lipton. The Board also discussed the shareholder rights plan that it planned to adopt in connection with initiating a strategic review process to ensure an even playing field and that no potential participant would have an unfair advantage in the process by accumulating a large number of shares of NI without paying a premium and using such stakeholding to put pressure on NI. Wachtell Lipton reviewed the terms of the rights plan, including its duration, thresholds for passive and active investors, and the steps that would take place following Board adoption. Wachtell Lipton and BofA Securities then discussed the steps that would take place the next day in connection with the announcement of the strategic review process, including the issuance of the press release, employee communications, and conversations with investors. Wachtell Lipton and BofA Securities discussed with the Board the forms of confidentiality agreement that would be shared with strategic parties and financial sponsors interested in participating in the process, the potential timeline for the strategic review process and the potential counterparties who would be contacted as part of the process. The Board approved the adoption of the rights plan and authorized management to announce the strategic review process and the adoption of the rights plan via press release the following morning.
On the morning of January 13, 2023, NI issued a press release announcing that its Board had initiated a review and evaluation of strategic options, in consultation with its financial and legal advisors, with the intent to unlock and maximize shareholder value and that the comprehensive review would include consideration of a full range of available strategic, business and financial alternatives, including solicitation of interest from potential acquirers and other transaction partners, some of whom had already approached NI. NI also announced in the press release that the Board had adopted a limited duration shareholder rights plan and authorized a dividend distribution of one right for each outstanding share of common stock.
On the day of and in the days following public announcement of the strategic review process, Mr. Starkloff and BofA Securities reached out to and received inbound communications from parties interested in participating in the process. On January 13, Mr. Starkloff had a conversation with the Chief Executive Officer of Party B who expressed Party B’s interest in NI and desire to participate in the process. On January 14, 2023, Mr. Starkloff had an in-person meeting with the Chief Executive Officer of Party A to discuss Party A’s potential participation in the strategic review process.

On the morning of January 17, 2023, Emerson issued a press release announcing that it had submitted a proposal to the Board of NI to acquire NI for $53 per share. The press release stated that the proposal was submitted to NI on November 3, 2022 and represented an improvement over an initial $48 per share proposal submitted on May 25, 2022 and outlined prior engagement between the two companies.
In the afternoon of January 17, NI issued a press release confirming that it had received the Emerson proposal and stating that NI’s Board would evaluate Emerson’s proposal within the context of the ongoing strategic review process.
Also on January 17, following several rounds of comments and discussion over the prior weeks, NI and Emerson executed the 220 NDA.
Following the public announcements by Emerson and NI, Mr. Karsanbhai contacted Mr. Starkloff via email to schedule a call.
On the morning of January 18, 2023, the Transaction Evaluation Committee met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. BofA Securities provided an update on the strategic review process, including each potential counterparty that had been contacted by Mr. Starkloff or BofA Securities in connection with the process or that had reached out to BofA Securities following the public announcement of the process, which included strategic parties and financial sponsors. The TEC also discussed Mr. Starkloff’s upcoming call with Mr. Karsanbhai, scheduled for later that morning, and potential next steps from Emerson.
Later that morning, Mr. Starkloff and Mr. Karsanbhai spoke by phone and discussed the timeline and next steps. Mr. Starkloff described the strategic review process and his hope that Emerson would participate in the process, noting that he had instructed BofA Securities to reach out to Emerson’s financial advisors to discuss next steps.
Between January 20, 2023 and February 9, 2023, NI executed confidentiality agreements with six parties, including Party A, Party B, and Party C. The confidentiality agreements included standstill provisions, none of which standstill provisions remain in effect.
On January 22, 2023, Mr. Starkloff and Mr. Karsanbhai spoke by phone, and Mr. Karsanbhai informed Mr. Starkloff that Emerson did not intend to pursue director nominations for NI’s 2023 annual meeting.
On January 23, 2023, Emerson issued a press release stating that Emerson had been pleased to see engagement over the course of the previous week between the management teams and advisors for NI and Emerson, that Emerson was optimistic that the NI Board had commenced a process that Emerson believed would lead to the sale of NI, and that NI had confirmed that Emerson would be a participant in that process. The press release further stated that Emerson had decided to proceed in its pursuit of acquiring NI without nominating its selected independent directors for election to NI’s Board at NI’s upcoming annual meeting.
On January 24 and 25, 2023, the Board held meetings in Austin, Texas, during which members of NI management and representatives of BofA Securities and Wachtell Lipton participated. BofA Securities provided an update on the strategic review process, including engagement with Emerson and each other potential counterparty that had either been contacted by BofA Securities or had reached out to BofA Securities or NI in connection with the strategic review process. The Board and the others present discussed next steps in the process, which would include sending a process letter to interested counterparties following the conclusion of management presentations to those parties. The Board, together with members of NI management and Wachtell Lipton, discussed and reviewed the engagement of BofA Securities as NI’s financial advisor in connection with the strategic review process. Following this discussion, the Board approved entry into a second engagement letter with BofA Securities.
Between January 27 and February 9, 2023, NI held management presentations with the parties with which NI had entered into confidentiality agreements.
On February 8, 2023, the Transaction Evaluation Committee met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. BofA Securities provided an update on the strategic review process, and BofA Securities and NI management summarized the management presentations and interactions with the potential parties in the process. The TEC and the others present discussed timing and next steps for the process, including the potential due date for parties to submit indications of interest as part of phase one of the process, and the TEC directed BofA Securities and Wachtell Lipton to proceed as discussed.
On February 10, 2023, BofA Securities sent a process letter to each of the seven parties that had signed confidentiality agreements, including Emerson, requesting that the parties submit preliminary indications of interest by February 23. Also on February 10, following receipt of the process letter, one of the parties communicated to NI that it had decided to no longer participate in the strategic review process.
On February 14, 2023, BofA Securities opened an electronic data room with due diligence information and provided access to the parties that remained in the strategic review process.
On the morning of February 15, 2023, the Transaction Evaluation Committee met, with Mr. Dixon in attendance. Mr. Dixon provided an update on the strategic review process, including that the process letters and invitations to an electronic data room had been shared with each of the potential counterparties.
On the afternoon of February 15, 2023, the Board met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. BofA Securities provided an update on the strategic review process including the potential counterparties that had participated in management presentations with NI, had received process letters, and had been provided access to an electronic data room and which parties remained in the process. BofA Securities and Wachtell Lipton then discussed the next steps in the strategic review process, which would include selecting parties to continue into phase two of the process, which in turn would include further due diligence and the parties’ comments on a draft merger agreement. The Board authorized its advisors and management to proceed in the manner described and scheduled a meeting for February 28 to review the indications of interest expected to be received on February 23.
On February 17, 2023, BofA Securities spoke with Goldman Sachs which, together with Centerview Partners, are Emerson’s financial advisors, who indicated that Emerson planned to submit an indication of interest on February 23 reaffirming its offer to acquire NI for $53 per share.
On February 23, 2023, four parties submitted nonbinding indications of interest for an acquisition of NI. Party A offered to acquire NI for $54 per share in cash; Party B offered to acquire NI for $57 per share in cash; Party C offered to acquire NI for $55 per share in cash; and Emerson reaffirmed its offer to acquire NI for $53 per share in cash. Additionally, one financial sponsor indicated that it was interested in partnering with a potential buyer in support of an acquisition of NI by providing an equity investment of $500 million to over $2 billion.
On February 28, 2023, the Board met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. BofA Securities summarized the indications of interest that NI had received on February 23, which had been provided to the Board in advance of the meeting. BofA Securities described what each counterparty had proposed in price, financing plans, expected timing to complete due diligence, expected approvals required, and other terms mentioned in each indication of interest. BofA Securities and Wachtell Lipton then discussed with the Board the next steps for the strategic review process, including which potential counterparties should be invited to participate in the second phase of the process based on the proposals received from each. Wachtell Lipton also discussed with the Board the regulatory profile of a potential transaction with each of Emerson, Party A, Party B, and Party C. Following discussion, the Board authorized management and its advisors to move forward with the second phase of the strategic review process and to invite Emerson, Party A, Party B, and Party C to participate in the second phase. BofA Securities and Wachtell Lipton then discussed with the Board the timeline and milestones for phase two of the process, including communications to the counterparties about phase two and their relative positioning based on the indications of interest, the confirmatory due diligence process (including use of clean team arrangements for competitively sensitive information), and the process for providing comments on a draft merger agreement.
On March 1, 2023, BofA Securities called Emerson, Party A, Party B, and Party C, notifying each party that it had been selected by the Board to participate in phase two of the strategic review process and providing feedback on the party’s indication of interest. BofA Securities also called the financial sponsor that had indicated interest in providing an equity investment to a potential acquirer of NI, stating that BofA Securities would reach out to the financial sponsor if that became of interest at a later point in the strategic review process. Also on March 1, BofA Securities sent draft clean team agreements to Emerson, Party A, Party B, and Party C.

On March 7, 2023, BofA Securities sent a process letter for phase two of the process to each of Emerson, Party A, Party B, and Party C, requesting a fully financed definitive offer for a possible acquisition of NI by April 5, 2023. The phase two process letter also requested that a mark-up of the draft merger agreement and disclosure schedule to the merger agreement be submitted to Wachtell Lipton on or before March 24, 2023. Also on March 7, BofA Securities posted the draft merger agreement to the electronic data room.
On March 8, 2023, the Transaction Evaluation Committee met, with members of NI management and representatives of BofA Securities, and Wachtell Lipton in attendance. BofA Securities provided an update on the strategic review process and next steps in the process, including the due dates provided in the phase two process letter for parties to provide comments on the draft merger agreement and submit acquisition proposals. Wachtell Lipton also discussed with the TEC how the strategic review process might proceed following the anticipated receipt of acquisition proposals on April 5.
Between March 8 and March 9, 2023, Emerson, Party A, and Party B executed clean team agreements with NI, following which BofA Securities provided representatives of each party with access to a clean room in the electronic data room containing competitively sensitive information.
On March 8, 2023, Party C informed BofA Securities that it had decided to no longer participate in the strategic review process.
Throughout the month of March 2023, representatives from NI held a number of due diligence calls and meetings with representatives from Emerson, Party A, Party B, and their respective advisors, and provided additional due diligence materials via the electronic data room.
On March 15, 2023, the Transaction Evaluation Committee met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. BofA Securities provided an update on the strategic review process, including that Party C had communicated its decision to no longer participate in the process. BofA Securities also provided an overview of the due diligence process and meetings to date with the three remaining potential counterparties, including the participants from NI in the meetings and due diligence sessions and the primary questions posed by the counterparties, and noted that site visits were upcoming. Wachtell Lipton provided an update on the clean team process with the potential counterparties, and BofA Securities and Wachtell Lipton discussed next steps in the strategic review process following the anticipated receipt of acquisition proposals on April 5.
On March 24, 2023, Emerson and Party B submitted comments on the draft merger agreement that had been provided in the electronic data room.
On March 29, 2023, the Transaction Evaluation Committee met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. BofA Securities provided an update on the strategic review process, in particular on the progress of due diligence, including the diligence calls that had taken place with each of the three remaining parties in the process, and Mr. Starkloff discussed the calls he had had with representatives of each party regarding NI’s preliminary first quarter results. Wachtell Lipton discussed the draft merger agreement markups submitted by Emerson and Party B, differences between the markups on key terms, and Wachtell Lipton’s views on such terms, including key regulatory terms.
On March 30, 2023, Party A submitted comments on the draft merger agreement. On March 31 and April 1, Wachtell Lipton had calls with DPW and with Party A’s and Party B’s respective counsel to provide feedback on each party’s markup of the draft merger agreement in advance of the April 5 deadline for acquisition proposals.
On March 31, 2023, Mr. Starkloff spoke by phone with the respective Chief Executive Officer of each of Emerson, Party A, and Party B, to provide feedback on each party’s preliminary proposal in advance of the April 5 deadline for acquisition proposals.
On the morning of April 5, 2023, the Transaction Evaluation Committee met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. Wachtell Lipton provided an update on the conversations with each party’s counsel regarding the draft merger agreement, and BofA Securities provided an update on its recent conversations with the parties and their financial advisors. The TEC and the others present discussed the evaluation process for the bids anticipated to be received later that day and the Board meeting scheduled for April 7.

In the afternoon of April 5, 2023, Emerson and Party A each submitted proposals to acquire NI. Emerson proposed to purchase NI for $57.00 per share in cash. Emerson’s proposal stated that it was not subject to any financing condition and would be financed from cash on hand, committed lines of credit and/or other available sources of funding. Additionally, Emerson stated that it had secured a bridge facility of $7.8 billion from Goldman Sachs and submitted commitment letters along with its proposal. Party A proposed to acquire NI for $56.00 per share in cash. Party A stated that its proposal was not subject to any financing contingency and submitted commitment letters for the full amount of the proposed transaction purchase price.
Also on April 5, 2023, the Chief Executive Officer of Party B called Mr. Starkloff to inform him that Party B had decided to no longer participate in the strategic review process and would not be submitting an updated acquisition proposal.
On April 7, 2023, the Board met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. BofA Securities provided a summary of the strategic review process to date. Among other things, BofA Securities discussed with the Board the parties contacted by BofA Securities or who had contacted BofA Securities or NI with interest in participating in the process, the parties with whom NI had executed a confidentiality agreement, the parties that had received a management presentation, the four initial indications of interest received by NI, the three parties that had submitted comments on the draft merger agreement, and the two parties that had submitted acquisition proposals on April 5 as part of phase two of the strategic review process. BofA Securities then summarized the key terms of the proposals from Emerson and Party A. BofA Securities and Mr. Starkloff also described their conversations with the representatives and advisors of Party B, which had provided comments on the draft merger agreement but did not submit a phase two proposal. Wachtell Lipton discussed the Board’s fiduciary duties, including in connection with the consideration of a potential sale transaction for cash consideration. Wachtell Lipton also provided a comparison of the two submitted proposals and discussed with the Board considerations related to regulatory deal certainty and illustrative timing to closing based on expected antitrust and foreign investment approvals. The Board discussed with its advisors that Emerson’s proposal committed Emerson to taking all requisite actions necessary to obtain regulatory approvals but did not include any reverse termination fee, while Party A’s proposal included a number of significant exceptions to Party A’s commitment to obtain regulatory approvals (including limitations on its commitments to undertake divestitures and behavioral remedies) and contained a reverse termination fee. Mr. Starkloff and Daniel Berenbaum, NI’s Executive Vice President, Chief Financial Officer and Treasurer, provided an overview of financial metrics for the first quarter of 2023 along with an update for the remainder of fiscal year 2023. BofA Securities then provided an overview of NI’s relative share price performance compared to peers, NI’s projections compared to consensus, updated analysis including industry trading statistics and data on select precedent transactions, including transactions in which Emerson was the acquirer. BofA reviewed with the Board an illustrative discounted cash flow analysis, highlighting key changes from the prior analysis presented to the Board in June 2022, and a summary valuation of NI. BofA Securities also provided an analysis of the two proposals in terms of implied equity value, implied enterprise value, implied multiples, a preliminary discounted cash flow analysis, and a preliminary valuation summary. The members of the Board then discussed with BofA Securities and Wachtell Lipton the strategic review process they had undertaken, their assessment of the two proposals, and potential next steps in the strategic review process. The Board and its advisors also discussed the value offered by the two proposals as compared to NI’s standalone prospects. The Board and its advisors believed that both Emerson and Party A could potentially offer additional value and improved contractual terms. Following this discussion, the Board determined that both parties should be invited to submit revised proposals. The Board instructed BofA Securities to tell Emerson and Party A that the Board was prepared to move quickly and that they should provide revised proposals by April 10.
Following the meeting, BofA Securities contacted Emerson and Party A as directed by the Board and notified each party that it should submit a revised proposal, putting its best foot forward on value and deal certainty by Monday, April 10. Also on April 7, Wachtell Lipton sent DPW and Party A’s counsel revised drafts of the merger agreement.
On April 8, 2023, Mr. Starkloff had a call with the Chief Executive Officer of Party A regarding NI’s preliminary first quarter results.
On April 9, 2023, members of NI management and representatives of BofA Securities had a subsequent call with Party A regarding NI’s preliminary first quarter results.

On April 10, 2023, Emerson and Party A submitted updated proposals to acquire NI. Emerson’s updated proposal offered $57.75 per share in cash and submitted an updated draft merger agreement. Party A offered $58.50 per share in cash (and, unlike Emerson’s proposal, contained a covenant prohibiting NI from paying its regular quarterly dividend without Party A’s consent). Party A also submitted a draft merger agreement which included a regulatory efforts commitment that imposed significantly lesser obligations than Emerson’s and included several limitations with respect to the level of divestiture and behavioral remedies Party A would commit to undertake in order to secure regulatory approval of an acquisition of NI by Party A.
Following receipt of the updated proposals, on April 10, the Transaction Evaluation Committee met, with members of the Board, members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. Mr. Starkloff summarized the updated proposals for the TEC and the Board as well as his conversation with the Chief Executive Officer of Party A over the weekend. Wachtell Lipton discussed the revised draft merger agreements submitted by Emerson and Party A with their updated proposals. BofA Securities and Wachtell Lipton also explained that Party A’s proposed merger agreement would not permit NI to pay a regular quarterly dividend during the period between signing and closing of a transaction, while Emerson’s draft merger agreement did allow NI to pay a regular quarterly dividend of $0.28. The members of the TEC and the Board and the others present discussed the implication of the ability to pay the dividend or lack thereof on the value for stockholders in a potential transaction with Emerson as compared to a potential transaction with Party A. The Board and its advisors continued to believe that, although Emerson and Party A had improved their offers since April 5, both Emerson and Party A could potentially offer additional value and improved contractual terms and should be encouraged to submit “best and final” proposals that further improved on their proposals of April 10. Following discussion, the members of the TEC and the Board instructed BofA Securities to notify Emerson and Party A that the Board was prepared to promptly transact with the party that could provide the most favorable proposal by the following day. Following the meeting, BofA Securities contacted Emerson and Party A. BofA Securities expressed to both parties that they should submit revised proposals putting forward the maximum value they were prepared to offer to acquire NI, as well as how each should improve its contractual terms, including telling Emerson that it should offer to pay a reverse termination fee and telling Party A that it should improve its regulatory efforts commitment as had previously been expressed to Party A and its counsel by BofA Securities and Wachtell Lipton.
On the morning of April 11, 2023, Mr. Starkloff had calls with the Chief Executive Officer of each of Emerson and Party A and representatives of BofA Securities had a call with Party A’s financial advisors, reiterating that the Board was prepared to transact quickly and that they should submit their “best and final” offer putting forward the maximum price and best contractual terms they were prepared to offer.
On the afternoon of April 11, 2023, Emerson and Party A each submitted updated proposals to acquire NI. Emerson offered to acquire NI for $59.50 per share (permitting NI to pay its regular quarterly dividend) and Party A offered to acquire NI for $60.00 per share (and also now offered to permit NI to pay its regular quarterly dividend). Emerson’s proposal continued to commit Emerson to take all requisite actions necessary to obtain regulatory approvals, offered to pay a reverse termination fee, and agreed to an 18-month outside date. Party A’s proposal also included a reverse termination fee and an 18-month outside date, but continued to have significant limitations with respect to the level of divestiture and behavioral remedies it would commit to undertake in order to obtain regulatory approvals. As Party A offered a slightly higher nominal price per share but continued to present less deal certainty, at the instruction of the Chairman of the Board, and consistent with the Board’s discussion at the prior day’s meeting, BofA Securities held further conversations with Emerson and Party A, respectively, regarding whether Emerson could increase its price further, and whether Party A would further improve its April 11 proposal with respect to the level of divestiture and behavioral remedies. Party A stated that no improvement on those terms was forthcoming. Later in the afternoon of April 11, Emerson further raised its price, offering to acquire NI for $60.00 per share and submitted an updated draft merger agreement, which included a reverse termination fee.
Later in the afternoon on April 11, 2023, the Board met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. Mr. Starkloff provided an update on the developments of the past 24 hours, explaining that both parties in the strategic review process had improved their proposals to acquire NI. Mr. Starkloff, BofA Securities and Wachtell Lipton described in detail the interactions on behalf of NI with Emerson and Party A and their respective financial and legal advisors. BofA Securities described the financing commitments proposed by each party. Wachtell Lipton described the contractual terms offered by each party, which were substantially the same on various key matters, including as to NI’s ability to pay its regular quarterly dividend without the buyer’s consent, the parties’ debt financing commitment, fiduciary-out provisions, and the size of the termination fee. Wachtell Lipton also discussed the key contractual terms related to regulatory approvals, including regulatory efforts, the reverse termination fee, regulatory conditions, and the end date as well as regulatory deal certainty considerations for a transaction with each party. The Board discussed the relative regulatory profiles of the two potential transactions and the commitments offered by each party, including that the process for obtaining regulatory approval of a potential transaction with Emerson would likely be shorter and provide greater certainty and fewer potential disruptions to NI’s business than the process for obtaining regulatory approval of a potential transaction with Party A, in light of potential overlaps with Party A’s business. The Board and Wachtell Lipton discussed that, while Emerson was willing to commit to take all requisite actions necessary to obtain regulatory approvals, including making any and all divestitures or undertakings or behavioral commitments, Party A’s proposed regulatory efforts commitment included meaningful limitations on behavioral remedies and divestitures. The Board and Wachtell Lipton also discussed the circumstances in which the limitations to Party A’s efforts obligations could lead to Party A not being obligated to close a transaction. Following discussion, the Board determined that an acquisition of NI by Emerson would provide higher deal certainty than a potential transaction with Party A and that such a transaction would be superior to remaining an independent company and in the best interests of NI’s stockholders. The Board authorized management and NI’s advisors to negotiate the final transaction details and finalize all documentation for the transaction with Emerson. The Board determined to meet the following day to consider approving entry into a merger agreement with Emerson.
Following the meeting of the Board, Mr. Starkloff called Mr. Karsanbhai to inform him that the Board had determined to finalize definitive agreements for an acquisition of NI by Emerson on the terms proposed.
Following the call between Mr. Starkloff and Mr. Karsanbhai, Wachtell Lipton and DPW held several calls throughout the night, including calls with representatives from NI and Emerson, to finalize the merger agreement and related documents ahead of an announcement in the morning.
Early on the morning of April 12, 2023, the Board met, with members of NI management and representatives of BofA Securities and Wachtell Lipton in attendance. BofA Securities reviewed a brief timeline of events before and after the launch of the strategic review process and a summary of the process. BofA Securities then presented its financial analyses and delivered its oral opinion, subsequently confirmed by delivery of its written opinion, that it was the opinion of BofA Securities, based upon and subject to the assumptions and limitations set forth in its written opinion, that the consideration of $60.00 per share in cash to be received in the proposed merger by holders of NI’s common stock (other than certain excluded shares as described in the merger agreement) was fair, from a financial point of view, to such holders, as further described in the section of this proxy statement entitled “— Opinion of BofA Securities, Inc.” Wachtell Lipton then described the terms of the proposed merger agreement, a summary of which had been provided to the Board in advance of the meeting. Wachtell Lipton highlighted in particular certain terms that had been agreed in the hours since the Board’s last meeting and also discussed the amendment to the shareholder rights plan that would permit entry into a merger agreement with Emerson without triggering the rights plan. Wachtell Lipton also discussed the Board’s fiduciary duties in connection with the approval of a sale of NI for cash. Following discussion, including taking into account the factors described in greater detail in the section of this proxy statement entitled “— Recommendation of the Board of Directors and Reasons for the Merger,” the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of NI and its shareholders; approved the Merger Agreement and the transactions contemplated thereby; approved the amendment to the rights plan; resolved to recommend that NI stockholders adopt the Merger Agreement; and directed that the adoption of the Merger Agreement be submitted for consideration by NI stockholders at the Special Meeting.
Following the meeting of the Board, NI and Emerson entered into the Merger Agreement early on April 12, 2023. Before the opening of the market on April 12, 2023, NI and Emerson issued a press release announcing the transaction.

Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has unanimously: (a) determined that it is in the best interests of NI and its stockholders, and declared it advisable, to enter into the Merger Agreement, (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (c) resolved to recommend that the stockholders of NI adopt the Merger Agreement and directed that such matter be submitted for consideration of the stockholders of NI at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Reasons for the Merger
In evaluating the Merger, the Board of Directors consulted with NI’s senior management and its independent legal and financial advisors and considered a number of factors that the Board of Directors viewed as supporting its decision, including the following (not necessarily in order of relative importance):
•
Best Alternative for Maximizing Stockholder Value Following a Thorough and Well Publicized Process. The Board of Directors considered that the value of the Merger Consideration of $60.00 in cash per share was more favorable to NI’s stockholders than the potential value that might result from other alternatives reasonably available to NI, including the continued operation of NI on a standalone basis, in light of a number of factors, including the following:

•
the Board of Directors’ assessment of NI’s business, assets and prospects, its competitive position and historical and projected financial performance, the nature of the industries in which NI operates, including recent competitive and market trends and dynamics;

•
that NI had conducted a lengthy and thorough process since the public announcement of the strategic review process on January 13, 2023, involving outreach to potential strategic acquirers and financial sponsors, of which seven entered into non-disclosure agreements with NI and received due diligence, four provided first round indications of interest to acquire NI, and two provided final proposals to acquire NI;

•
that Emerson stated that its $60.00 per share in cash proposal represented the maximum price that Emerson could offer, following Emerson’s prior proposals offering $57.00 per share, $57.75 per share, and $59.50 per share, respectively, and a significant increase over Emerson’s original offer to acquire NI at $48.00 per share;

•
the course and history of NI’s discussions and negotiations with Emerson and Party A, as described in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — Background of the Merger,” including the fact that, after multiple rounds of negotiations, Party A was unwilling to offer improved deal certainty in respect of regulatory terms;

•
that NI’s receptiveness to a strategic transaction was well publicized since the initiation of the strategic review process (including through various news reports) and that NI and its financial advisors responded to third parties who expressed interest in a possible transaction on an unsolicited basis and who they believed were reasonably capable of consummating a transaction by offering such third parties the opportunity to conduct due diligence and make a proposal, subject only to the requirement that they enter into a customary confidentiality agreement; and

•
that the Board had conducted extensive deliberations over a period of three months since the announcement of the strategic review process, to oversee and provide direction to the process, and extensive deliberations over a period of 11 total months since Emerson’s first offer to acquire NI, to evaluate alternatives for NI.

•	Premium. The Board of Directors considered the current and historical market prices of NI’s common stock, including the market performance of NI common stock relative to those of other publicly traded companies in NI’s sector and general market indices, and the fact that the Merger Consideration of $60.00 per share in cash represents a substantial premium to estimates of NI’s unaffected stock price, including a premium of 49% to NI’s unaffected stock price of $40.17 on January 12, 2023, the day prior to NI’s announcement of the strategic review process, and a 57% premium to NI’s 30-day volume-weighted average share price of $38.11 as of January 12, 2023.
•
Certainty of Value. The Board of Directors considered that the proposed Merger Consideration is a fixed cash amount, providing NI stockholders with a certainty of value and liquidity immediately upon the Closing of the Merger, in comparison to the risks, uncertainties, and longer potential timeline for realizing equivalent value from NI’s standalone business plan or possible strategic alternatives. In considering the Merger Consideration and comparing it against potential alternatives for NI, the Board of Directors leveraged its knowledge of the business, assets, operations, financial condition, earnings and prospects of NI, as well as its knowledge of the current and prospective environment in which NI operates, including uncertain economic, market and capital raising conditions.

•
Negotiation Process. The Board of Directors considered the fact that the terms of the Merger Agreement were informed by the advice and professional experience of NI’s advisors and were the result of robust negotiations.

•
Opinion of NI’s Financial Advisor. The Board of Directors considered the financial analysis presentation by NI’s financial advisor, BofA Securities, and the oral opinion rendered to the Board, which was confirmed by delivery of a written opinion dated April 12, 2023, to the effect that, as of such date and subject to the assumptions and limitations made, the $60.00 per share in cash to be paid to holders of shares of NI common stock (other than the Unconverted Shares) in the Merger was fair, from a financial point of view, to such holders, as further described in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement — Opinion of BofA Securities, Inc.” The full text of the written opinion of BofA Securities is attached to this proxy as Annex B.

•	Terms of the Merger Agreement. The Board of Directors considered the terms and conditions of the Merger Agreement, including:
•
the provisions allowing the Board of Directors, subject to certain conditions, to provide information in response to, and to discuss and negotiate, certain unsolicited alternative proposals made before NI stockholder approval of the Merger is obtained;

•
the provisions allowing the Board of Directors to change its recommendation prior to obtaining stockholder approval of the Merger in specified circumstances relating to a Superior Proposal or Intervening Event, subject to Parent’s right to terminate the Merger Agreement and receive payment of the termination fee of $310 million;

•
the provision allowing the Board of Directors to terminate the Merger Agreement to enter into a Superior Proposal, subject to certain conditions (including payment of the termination fee of $310 million and certain rights of Parent to match the Superior Proposal);

•
the likelihood that the Merger would be consummated, including the number and nature of the conditions to complete the Merger, and the provisions of the Merger Agreement requiring Parent to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Merger including obtaining all necessary actions or nonactions, waivers, consents, clearances, or approvals from third parties;

•	the fact that the Merger Agreement permits NI to continue to pay to NI stockholders regular quarterly dividends in an amount not to exceed a quarterly rate of $0.28 per share;
•
the commitment by Parent (and its subsidiaries and affiliates) to use reasonable best efforts to obtain all necessary governmental approvals with respect to the Merger, including (i) agreeing to divestitures, (ii) modifying contractual relationships and (iii) taking other actions that may limit Parent’s (and its subsidiaries’ and affiliates’) freedom of action with respect to or impose obligations on their future operations or businesses, in each case as necessary to obtain any such approval and subject to certain limitations described in the section of this proxy statement entitled

“The Merger Agreement — Regulatory Approvals and Related Matters,” together with the fact that Parent agreed to pay NI a $310 million termination fee under the circumstances described in the section of this proxy statement entitled “The Merger Agreement — Termination Fee Payable by Parent”; and
•	the availability of statutory appraisal rights under Delaware law in connection with the Merger.
•
Opportunity for NI Stockholders to Vote. The Board of Directors considered the fact that the Merger would be subject to the approval of NI stockholders, and NI stockholders would be free to evaluate the Merger and vote for or against the adoption of the Merger Agreement at the Special Meeting.

•
Timing of Completion. The Board of Directors considered the anticipated timing of the consummation of the Merger and concluded that the Merger could be completed in a reasonable timeframe and in an orderly manner. The Board of Directors also considered that the potential for closing the Merger in a reasonable timeframe could reduce the period during which NI’s business would be subject to the potential uncertainty of closing and related disruption.

•
Likelihood of Completion. The Board of Directors considered the absence of a financing condition or similar contingency based on Emerson’s ability to obtain financing, Emerson’s committed financing, and the strong commitment made by Emerson to obtain regulatory approvals.

•
Operating Flexibility. The fact that the Merger Agreement provides NI sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger and the termination of the Merger Agreement, as more fully described in the section of this proxy statement entitled “The Merger Agreement — Conduct of Business Pending the Merger”).

•
Specific Performance. NI’s ability, under circumstances specified in the Merger Agreement, to seek specific performance of Parent’s and Merger Sub’s obligation to cause the Merger to occur and to prevent other breaches of the Merger Agreement.

In the course of their deliberations, the Board of Directors also considered certain risks and other potentially adverse factors concerning the Merger, including:
•
the fact that completion of the transaction depends on certain factors outside of NI’s control, including regulatory approvals and NI stockholder approval, and that there can be no assurance that the conditions to the transaction will be satisfied even if the Merger is approved by NI stockholders;

•
the fact that the nature of the Merger as an all-cash transaction means that NI would no longer exist as an independent public company following the consummation of the Merger and that NI stockholders will not participate in future earnings or growth of Emerson and will not benefit from any appreciation in value of the Surviving Corporation;

•
the provisions of the Merger Agreement that restrict NI’s ability to solicit or participate in discussions or negotiations regarding alternative acquisition proposals, subject to certain exceptions, and that restrict NI from entering into an alternative acquisition agreement;

•	the possibility that NI could be required under the terms of the Merger Agreement to pay a termination fee of $310 million under certain circumstances;
•
the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of management required to consummate the Merger and related disruptions to the operation of our business;

•	the potential consequences of non-consummation of the transaction, including the potential negative impacts on NI, its business and the trading price of its shares of common stock;
•
the fact that NI’s remedies in the event that the Merger Agreement is terminated may be limited to the Parent Termination Fee of $310 million, payable by Parent under certain circumstances and certain associated enforcement costs and certain other reimbursement obligations, which may be inadequate to compensate NI for any damage caused, and that such termination fee may not be available in all instances where the Merger is not consummated and, even if available, such rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain;

•
the Merger Agreement’s restrictions on the conduct of NI’s business before completion of the Merger, generally requiring NI to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice and prohibiting NI from taking certain specified actions, which could delay or prevent NI from undertaking certain business opportunities that arise pending completion of the Merger;

•
the fact that the announcement and pendency of the transactions contemplated by the Merger Agreement, the failure to complete the Merger, and/or actions that NI may be required, or Parent may be permitted, to take under the Merger Agreement could have an adverse impact on our existing and prospective business relationships with customers and other third parties and on our employees, including the risk that certain key members of NI’s management might choose not to remain employed with NI prior to the completion of the Merger, regardless of whether or not the Merger is completed;

•	that the exchange of NI common stock for cash pursuant to the Merger will be a taxable transaction to NI’s stockholders for U.S. federal income tax purposes;
•
that some of NI’s directors and executive officers have interests that may be different from, or in addition to, the interests of NI stockholders generally, as described in the section of this proxy statement entitled “— Interests of NI’s Executive Officers and Directors in the Merger”; and

•
other risks described in and incorporated by reference in this proxy statement, see “Risk Factors” in NI’s annual report on Form 10-K for the fiscal year ended December 31, 2022, incorporated by reference herein and the section of this proxy statement entitled “Forward-Looking Statements.”

The Board of Directors concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits of the Merger.
The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but includes the material positive and negative factors considered by the Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board of Directors did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board of Directors based its unanimous recommendation on the totality of the information presented, including the factors described above. The explanation of the factors and reasoning set forth above is forward-looking in nature and should be read in light of the factors set forth in the section of this proxy statement entitled “Forward-Looking Statements.”
Opinion of BofA Securities, Inc.
NI has retained BofA Securities to act as NI’s financial advisor in connection with the Merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. NI selected BofA Securities to act as NI’s financial advisor in connection with the Merger on the basis of BofA Securities’ experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with NI and its business.
On April 12, 2023, at a meeting of the Board of Directors held to evaluate the Merger, BofA Securities delivered to the Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated April 12, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be received by holders of NI common stock (other than holders of Unconverted Shares) was fair, from a financial point of view, to such holders.
The full text of BofA Securities’ written opinion to the Board of Directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the Board of Directors for the benefit and use of the Board of Directors (in its capacity as such) in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to NI or in which NI might engage or as to the underlying business decision of NI to proceed with or effect the Merger. BofA Securities’ opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any related matter.
In connection with rendering its opinion, BofA Securities:
(1)	reviewed certain publicly available business and financial information relating to NI;
(2)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of NI furnished to or discussed with BofA Securities by the management of NI, including certain financial forecasts relating to NI prepared by the management of NI, referred to in this section of the proxy statement as NI management forecasts;

(3)	discussed the past and current business, operations, financial condition and prospects of NI with members of senior management of NI;
(4)	reviewed the trading history for NI common stock and a comparison of that trading history with the trading histories of other companies BofA Securities deemed relevant;
(5)	compared certain financial and stock market information of NI with similar information of other companies BofA Securities deemed relevant;
(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;
(7)
considered the fact that NI publicly announced that it would explore its strategic alternatives and the results of BofA Securities’ efforts on behalf of NI to solicit, at the direction of NI, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of NI;

(8)	reviewed a draft, dated April 12, 2023, of the Merger Agreement; and
(9)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.
In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of NI that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the NI management forecasts, BofA Securities was advised by NI, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of NI as to the future financial performance of NI. BofA Securities did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NI, nor did it make any physical inspection of the properties or assets of NI. BofA Securities did not evaluate the solvency or fair value of NI or Emerson under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of NI, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on NI or the contemplated benefits of the Merger. BofA Securities also assumed, at the direction of NI, that the final executed Agreement would not differ in any material respect from the draft merger agreement reviewed by it.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of NI common stock (other than holders of Unconverted Shares) and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to NI or in which NI might engage or as to the underlying business decision of NI to proceed with or effect the Merger. BofA Securities also did not express any view or opinion with respect to, and it relied, at the direction of NI, upon the assessment of representatives of NI regarding legal, regulatory, accounting, tax and similar matters relating to NI or the Merger, as to which matters BofA Securities understood that NI obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.
BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.
The following represents a brief summary of the material financial analyses presented by BofA Securities to the Board of Directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.
NI Financial Analyses
Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for NI and the following 14 publicly traded companies in the test and measurement and industrial software industries (referred to herein as selected publicly traded companies), the first two of which (referred to herein as primary peer selected publicly traded companies), in BofA Securities’ professional judgement and experience, were considered as primary selected publicly traded companies more similar to NI than the other selected publicly traded companies (referred to herein as other selected test and measurement publicly traded companies and selected industrial software publicly traded companies), in each case, when viewed as a whole with regard to financial, operating and other characteristics, and each of which BofA Securities considered based on, among other things, their respective end markets, operations, growth profiles and profit margins, to be relevant to BofA Securities’ analysis:
Primary Peer Selected Publicly Traded Companies	EV / CY 2022A Adj. EBITDA	EV / CY 2023E Adj. EBITDA	P / CY 2022A Adj. EPS	P / CY 2023E Adj. EPS
• Fortive Corporation	17.1x	15.8x	20.6x	19.4x
• Keysight Technologies, Inc.	16.4x	16.1x	20.5x	19.6x
Other Selected Test and Measurement Publicly Traded Companies	EV / CY 2022A Adj. EBITDA	EV / CY 2023E Adj. EBITDA	P / CY 2022A Adj. EPS	P / CY 2023E Adj. EPS
• KLA-Tencor Corporation	13.4x	14.1x	16.8x	17.9x
• Nova Ventures Group Corp.	14.7x	19.5x	19.2x	23.9x
• Onto Innovation Inc.	12.8x	18.5x	15.2x	22.5x

Other Selected Test and Measurement Publicly Traded Companies	EV / CY 2022A Adj. EBITDA	EV / CY 2023E Adj. EBITDA	P / CY 2022A Adj. EPS	P / CY 2023E Adj. EPS
• Spirent Communications plc	7.7x	9.2x	11.4x	14.9x
• Teledyne Technologies Incorporated	18.6x	17.2x	24.0x	22.8x
• Teradyne Inc.	15.8x	21.9x	24.2x	33.5x
• Viavi Solution Inc.	9.6x	11.1x	13.4x	14.8x
Selected Industrial Software Publicly Traded Companies	EV / CY 2022A Adj. EBITDA	EV / CY 2023E Adj. EBITDA	P / CY 2022A Adj. EPS	P / CY 2023E Adj. EPS
• Ansys, Inc.	31.4x	27.7x	40.3x	37.2x
• Cadence Design Systems, Inc.	37.5x	32.3x	50.0x	42.9x
• Dassault Systèmes SE	24.3x	23.7x	33.4x	31.7x
• PTC Inc.	20.2x	18.4x	28.0x	27.7x
• Synopsys, Inc.	31.2x	26.9x	41.4x	35.1x
BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on April 10, 2023, plus debt and less cash and cash equivalents, as a multiple of calendar years 2022 and 2023 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as “EBITDA,” excluding amortization of intangibles, stock-based compensation expense, restructuring costs, and one-time charges, referred to herein as “adjusted EBITDA”. BofA Securities also reviewed per share equity values, based on closing stock prices on April 10, 2023, of the selected publicly traded companies as a multiple of calendar years 2022 and 2023 estimated earnings per share, excluding stock-based compensation expense, referred to herein as “adjusted EPS.” The overall median enterprise value / calendar year 2022 adjusted EBITDA multiples observed for the selected publicly traded companies was 16.8x, and the overall median enterprise value / calendar year 2023 estimated adjusted EBITDA multiples observed for the selected publicly traded companies was 18.4x. The overall median price / calendar year 2022 adjusted EPS multiples observed for the selected publicly traded companies was 22.4x, and the overall median price / calendar year 2023 estimated adjusted EPS multiples observed for the selected publicly traded companies was 23.3x.
Based on BofA Securities’ professional judgment and experience, BofA Securities then (i) applied calendar year 2022 and 2023 adjusted EBITDA multiples of 15.5x to 17.5x and 12.5x to 16.5x, respectively, derived from the primary peer selected publicly traded companies to NI’s calendar year 2022 and 2023 estimated adjusted EBITDA of $363 million and $609 million, respectively, to determine enterprise values, from which BofA Securities subtracted net debt as of March 31, 2023 of $380 million to calculate indicative aggregate equity values and (ii) applied calendar year 2022 and 2023 adjusted EPS multiples of 20.0x to 21.5x and 17.5x to 20.0x, respectively, derived from the primary peer selected publicly traded companies to NI’s calendar year 2022 and 2023 estimated adjusted EPS of $1.93 and $3.30, respectively, to determine indicative per share equity values. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of NI were based on the NI forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for NI (rounded to the nearest $0.25), as compared to the Merger Consideration:
Implied Per Share Equity Value Reference Ranges for NI				Merger Consideration
2022 EV/Adj. EBITDA	2023E EV/Adj. EBITDA	2022 Price/Adj. EPS	2023E Price/Adj. EPS
$38.50 - $43.75	$53.00 - $71.00	$38.50 - $41.50	$57.75 - $66.00	$60.00
No company used in this analysis is identical or directly comparable to NI. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which NI was compared.
Selected Precedent Transactions Analysis. BofA Securities reviewed, to the extent publicly available, financial information relating to the following 15 selected transactions involving companies in test and measurement and industrial software industries (referred to herein as selected precedent transactions). Selected transactions (referred to herein as primary selected precedent transactions), in BofA Securities’ professional judgement and experience, were considered as primary selected precedent transactions more similar to NI than the other selected precedent transactions (referred to herein as other selected precedent transactions), in each case, when viewed as a whole as regards to financial, operating and other characteristics, and each of which BofA Securities considered based on, among other things, their respective end markets, operations, growth profiles and profit margins, to be relevant to BofA Securities’ analysis:
Primary Selected Precedent Transactions
Acquiror	Target	EV / LTM Adj. EBITDA	EV / NTM Adj. EBITDA
• Teledyne Technologies Incorporated	• FLIR Systems, Inc.	17.1x	17.4x
• Advent International	• Cobham plc	14.4x	13.2x
• Nanometrics Incorporated	• Rudolph Technologies, Inc.	15.8x	14.4x
• KLA-Tencor Corporation	• Orbotech Ltd.	17.7x	16.6x
• Keysight Technologies, Inc.	• Ixia	21.0x	15.9x
• Siemens AG	• Mentor Graphics Corporation	21.9x	16.5x
Other Selected Precedent Transactions
Acquiror	Target	EV / LTM Adj. EBITDA	EV / NTM Adj. EBITDA
• Spectris plc	• Oxford Instruments plc	33.4x	31.5x
• Emerson Electric Co.	• Aspen Technology, Inc.	26.7x	28.2x
• Thomas H. Lee Partners, L.P.	• Brooks Automation, Inc., Semiconductor Solutions Group	20.5x	NA
• Rockwell Automation, Inc.	• Plex Systems, Inc.	NM	NA
• II-VI Incorporated	• Coherent, Inc.	49.5x	28.4x
• Emerson Electric Co.	• Open Systems International, Inc.	28.0x	23.5x
• AVEVA Group plc	• OSIsoft, LLC	34.2x	29.6x
• MKS Instruments Inc.	• Electro Scientific Industries, Inc.	7.1x	8.8x
• Fortive Corporation	• Accruent	20.0x	17.4x
BofA Securities reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s (i) estimated adjusted EBITDA for the 12 months preceding the announcement date, referred to as “LTM adjusted EBITDA” (except with respect to the Rockwell Automation / Plex Systems transaction, for which such observed multiple was not meaningful), and (ii) estimated adjusted EBITDA for the 12 months following the announcement date, referred to as “NTM adjusted EBITDA” (except with respect to the Thomas H. Lee / Brooks Automation and Rockwell Automation / Plex Systems transactions, for which such data were not available). The overall average and median LTM adjusted EBITDA multiples for the selected transactions were 23.4x and 20.8x, respectively, and the overall average and median NTM adjusted EBITDA multiples for the selected transactions were 20.1x and 17.4x, respectively.
Based on BofA Securities’ professional judgment and experience, BofA Securities then applied LTM adjusted EBITDA and NTM adjusted EBITDA multiples of 14.5x to 22.0x and 13.0x to 17.5x, respectively, derived from the primary selected precedent transactions to NI’s LTM adjusted EBITDA and NTM adjusted EBITDA of $424 million and $625 million, respectively, as of March 31, 2023 to determine indicative per share equity values. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of NI were based on the NI management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for NI (rounded to the nearest $0.25) as compared to the Merger Consideration:
Implied Per Share Equity Value Reference Ranges for NI		Merger Consideration
LTM Adj. EBITDA	NTM Adj. EBITDA
$42.25 - $65.75	$56.75 - $77.25	$60.00
No company, business or transaction used in this analysis is identical or directly comparable to NI or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which NI and the Merger were compared.
Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of NI to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that NI was forecasted to generate during the second through fourth quarters of calendar year 2023 and calendar years ending December 31, 2024 through 2028 based on the NI management forecasts. BofA Securities calculated terminal values for NI by applying perpetuity growth rates of 3.0% to 3.50%, based on BofA Securities’ professional judgment and experience, to NI’s estimated calendar year 2028 normalized unlevered free cash flow. The cash flows and terminal values were then discounted to present value as of March 31, 2023, assuming a mid-year convention for cash flows, using discount rates ranging from 8.75% to 10.75%, which were based on an estimate of NI’s weighted average cost of capital derived using the capital asset pricing model. From the resulting enterprise values, BofA Securities subtracted net debt as of March 31, 2023 of $380 million to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for NI (rounded to the nearest $0.25) as compared to the Merger Consideration:
Implied Per Share Equity Value Reference Range for NI	Merger Consideration
$52.50 - $77.50	$60.00
Other Factors
BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:
•	the historical trading range of NI common stock during the 12-month period ended April 10, 2023, which was $31.02 to $42.91 per share;
•
publicly available equity research analyst price targets for NI common stock available as of January 12, 2023, which had a price target range (discounted one year by a 9.9% cost of equity) of $39.12 to $47.31 per share; and

•
the premiums paid in selected all-cash control acquisitions of publicly traded U.S. companies with transaction values greater than $1 billion since 2012. For each of the transactions, BofA Securities calculated the premium represented by the offer price over the target company’s 52-week high share price and over the target company’s unaffected share price, meaning the closing share price one day prior to the earliest of (i) the announcement of the transaction, (ii) the target company’s announcement of a potential transaction or that it is exploring strategic alternatives, (iii) the first reported rumor regarding the transaction, and (iv) any other public indication that a sale transaction would likely take place (which earliest date is referred to as the “unaffected date”). Based on this review and its professional judgment and experience, BofA Securities applied an illustrative range of premiums derived by reference to the 25th and 75th percentile of the observed premiums to the unaffected share price of NI common stock on January 12, 2023 of $40.17, to derive implied equity value reference ranges per share of $49.35 to $61.40.

Miscellaneous
As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Securities to the Board of Directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of NI. The estimates of the future performance of NI in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the Merger Consideration and were provided to the Board of Directors in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of NI or its shares.
The type and amount of consideration payable in the Merger was determined through negotiations between NI and Emerson, rather than by any financial advisor, and was approved by the Board of Directors. The decision to enter into the Merger Agreement was solely that of the Board of Directors. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Board of Directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board of Directors or management with respect to the Merger or the Merger Consideration.
NI has agreed to pay BofA Securities for its services in connection with the Merger an aggregate fee currently estimated to be approximately $51 million, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the Merger. NI also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any of its affiliates, its and their respective directors, officers, employees and agents and each other person controlling BofA Securities or any of its affiliates against specified liabilities.
BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of NI, Emerson and certain of their respective affiliates.
BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to NI, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a bookrunner, arranger and/or syndication agent for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of NI and/or certain of its affiliates, (ii) having provided or providing certain trading services to NI and/or certain of its affiliates, and (iii) having provided or providing certain treasury and payment management products and services to NI and/or certain of its affiliates. From March 1, 2021 through February 28, 2023, BofA Securities and its affiliates derived aggregate revenues from NI and its affiliates of approximately $2 million for investment and corporate banking services.
In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Emerson and/or certain of its affiliates, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a bookrunner, book-running manager and/or underwriter for certain debt and commercial paper offerings of Emerson, (ii) having acted or acting as a bookrunner, arranger and/or syndication agent for, and/or as a lender under, certain term loans, letters of credit, leasing and other credit arrangements of Emerson and/or certain of its affiliates, (iii) having provided or providing certain trading and foreign exchange services to Emerson and/or certain of its affiliates, and (iv) having provided or providing certain treasury, payment and liquidity management products and services to Emerson and/or certain of its affiliates. From March 1, 2021 through February 28, 2023, BofA Securities and its affiliates derived aggregate revenues from Emerson and its affiliates of approximately $10 million for investment and corporate banking services.
Certain Financial Projections
While NI has from time to time provided limited financial guidance to investors, NI does not, as a matter of course, otherwise publicly disclose internal projections as to future performance, earnings, or other results beyond the then-current annual period due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of underlying assumptions and estimates. However, in the ordinary course, NI management prepares a long-term strategic plan, which is periodically updated and reviewed with the Board, that reflects NI management’s financial and business outlook for NI. In connection with the proposed Merger, NI is including in this proxy statement a summary of certain limited unaudited prospective financial information of NI, on a standalone basis, without giving effect to the Merger, prepared by NI management, solely because, as described below, certain financial information was given to the Board in connection with its consideration and evaluation of the Merger and to BofA Securities for its use and reliance in connection with the financial analyses presented by BofA Securities to the Board and BofA Securities’ opinion as discussed in “— Opinion of BofA Securities, Inc.”
In June 2022, in connection with the Board’s evaluation of Emerson’s initial proposal to acquire NI, NI management prepared certain unaudited, preliminary financial forecasts for NI for fiscal years 2022 through 2025, which NI management also extrapolated through fiscal year 2028 (the “June 2022 Projections”) in connection with BofA Securities’ preliminary financial analysis of Emerson’s initial proposal.
In December 2022, in connection with the Board’s evaluation of Emerson’s updated proposal and consideration of initiating a strategic review process, NI management updated the projections and extrapolations to take into account changes in the internal and external business environment, including updates to NI’s component supply chain and general economic environment as well as efficiency savings in operating expense (the “December 2022 Projections”).
In February 2023, NI management made updates to the projections and extrapolations in the December 2022 Projections related to depreciation and amortization and taxes (the “February 2023 Projections”). The Board reviewed the February 2023 Projections and BofA Securities used the February 2023 Projections in connection with the Board’s evaluation and BofA Securities’ financial analysis of the updated proposals to acquire NI, including Emerson’s final proposal to acquire NI. The February 2023 Projections (but not the unlevered free cash flow) were also made available to participants in the strategic review process in connection with the management presentations.
The June 2022 Projections, the December 2022 Projections, and the February 2023 Projections are referred to collectively as the “Company Projections.” NI is including a summary of the Company Projections to provide NI stockholders with access to information that was made available to the Board in connection with its evaluation of the Merger and the Merger Consideration.
June 2022 Projections
NI management prepared the June 2022 Projections with respect to NI’s business, as a standalone company, for the second through fourth quarters of fiscal year 2022 through fiscal year 2028, except that, at the direction of NI management, unlevered free cash flow was arithmetically calculated by BofA Securities solely using the prospective financial information included in the June 2022 Projections, which calculation was reviewed and approved by NI management for BofA Securities’ reliance and use in connection with the preliminary financial analysis presented by BofA Securities to the Board at the June 14, 2022 meeting.
The following table summarizes the June 2022 Projections, with dollars in millions, except per share values:
Fiscal Years
	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$1,703	$2,116	$2,192	$2,376	$2,554	$2,741	$2,938
Adjusted EBITDA(1)	$388	$581	$583	$660	$741	$827	$931

Fiscal Years
	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Adjusted Diluted Earnings Per Share(2)	$2.05	$3.17	$3.15	$3.59	$4.05	$4.55	$5.14
Unlevered Free Cash Flow(3)	$92	$399	$399	$461	$526	$596	$679
(1)
Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, excluding the impact of stock-based compensation expense, amortization of intangibles, restructuring costs, and other significant items of a non-recurring and/or non-operational nature, and is a non-GAAP financial measure.

(2)
Adjusted Diluted Earnings Per Share represents earnings per share, calculated as net income, excluding the impact of stock-based compensation expense, amortization of intangibles, restructuring costs, and other significant items of a non-recurring and /or a non-operational nature, divided by weighted average diluted shares outstanding, and is a non-GAAP financial measure.

(3)
Unlevered Free Cash Flow is defined as Adjusted EBITDA less stock-based compensation expense, capital expenditures, changes in net working capital, restructuring costs and taxes (on an unlevered basis), and is a non-GAAP financial measure.

December 2022 Projections
NI management prepared the December 2022 Projections with respect to NI’s business, as a standalone company, for fiscal year 2022 through fiscal year 2028, except that, at the direction of NI management, unlevered free cash flow was arithmetically calculated by BofA Securities solely using the prospective financial information included in the December 2022 Projections, which calculation was reviewed and approved by NI management for BofA Securities’ reliance and use in connection with the financial analysis presented by BofA Securities to the Board at the December 11, 2022 meeting.
The following table summarizes the December 2022 Projections, with dollars in millions, except per share values:
Fiscal Years
	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$1,660	$2,003	$2,143	$2,329	$2,504	$2,691	$2,893
Adjusted EBITDA(1)	$356	$607	$665	$756	$822	$893	$980
Adjusted Diluted Earnings Per Share(2)	$1.91	$3.46	$3.87	$4.48	$4.90	$5.35	$5.84
Unlevered Free Cash Flow(3)	$50	$404	$471	$541	$559	$621	$690
(1)
Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, excluding the impact of stock-based compensation expense, amortization of intangibles, restructuring costs, and other significant items of a non-recurring and/or non-operational nature, and is a non-GAAP financial measure.

(2)
Adjusted Diluted Earnings Per Share represents earnings per share, calculated as net income, excluding the impact of stock-based compensation expense, amortization of intangibles, restructuring costs, and other significant items of a non-recurring and /or a non-operational nature, divided by weighted average diluted shares outstanding, and is a non-GAAP financial measure.

(3)
Unlevered Free Cash Flow is defined as Adjusted EBITDA less stock-based compensation expense, capital expenditures, changes in net working capital, restructuring costs and taxes (on an unlevered basis), and is a non-GAAP financial measure.

February 2023 Projections
NI management prepared the February 2023 Projections with respect to NI’s business, as a standalone company, for fiscal year 2023 through fiscal year 2028, except that, at the direction of NI management, unlevered free cash flow was arithmetically calculated by BofA Securities solely using the prospective financial information included in the February 2023 Projections, which calculation was reviewed and approved by NI management for BofA Securities’ reliance and use in connection with the financial analysis presented by BofA Securities to the Board at the April 7 and 12, 2023 meetings.
The following table summarizes the February 2023 Projections, with dollars in millions, except per share values:
Fiscal Years
	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$2,003	$2,143	$2,329	$2,504	$2,691	$2,893
Adjusted EBITDA(1)	$609	$670	$763	$833	$909	$991
Adjusted Diluted Earnings Per Share(2)	$3.30	$3.82	$4.40	$4.90	$5.35	$5.84
Unlevered Free Cash Flow(3)	$422	$472	$522	$564	$609	$648

(1)
Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, excluding the impact of stock-based compensation expense, amortization of intangibles, restructuring costs, and other significant items of a non-recurring and/or non-operational nature, and is a non-GAAP financial measure.

(2)
Adjusted Diluted Earnings Per Share represents earnings per share, calculated as net income, excluding the impact of stock-based compensation expense, amortization of intangibles, restructuring costs, and other significant items of a non-recurring and /or a non-operational nature, divided by weighted average diluted shares outstanding, and is a non-GAAP financial measure.

(3)
Unlevered Free Cash Flow is defined as Adjusted EBITDA less stock-based compensation expense, capital expenditures, changes in net working capital, restructuring costs and taxes (on an unlevered basis), and is a non-GAAP financial measure.

Important Information Regarding the Company Projections
The inclusion of the Company Projections or of this summary does not constitute an admission or representation by NI, BofA Securities, or any other person that the information is material, should not be regarded as an indication that the Board, BofA Securities, NI or its management, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such. This information is not fact and should not be relied upon as indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the Company Projections.
The Company Projections include non-GAAP financial measures, including Adjusted EBITDA, Adjusted Diluted Earnings Per Share and Unlevered Free Cash Flow. Please see the tables above for a description of how NI defines these non-GAAP financial measures for purposes of the Company Projections in this section. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by NI may not be comparable to similarly titled measures used by other companies.
The Company Projections and the underlying assumptions upon which the Company Projections were based are subjective in many respects and subject to multiple interpretations and frequent revisions attributable to the dynamics of NI’s industry and based on actual experience and business developments. The Company Projections, while presented with numerical specificity, reflect numerous assumptions with respect to Company performance, industry performance, general business, economic, regulatory, market, and financial conditions, and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties, and beyond NI’s control. The Company Projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties, including those described in the section of this proxy statement entitled “Forward-Looking Statements,” that could cause the Company Projections or the underlying assumptions to be inaccurate and for actual results to differ materially from the Company Projections. As a result, there can be no assurance that the Company Projections will be realized or that actual results will not be significantly higher or lower than projected, and the Company Projections cannot be considered a guarantee of future operating results and should not be relied upon as such. Because the Company Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Company Projections do not take into account any circumstances or events occurring after the date on which they were prepared, including the Merger, and some or all of the assumptions that have been made in connection with the preparation of the Company Projections may have changed since the date the Company Projections were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Company Projections will be achieved.
In addition, the Company Projections have not been updated or revised to reflect information or results after the date the Company Projections were prepared or as of the date of this proxy statement. None of NI, Emerson or any of our or their respective affiliates intends to, and each of them disclaims any obligation to, update or otherwise revise the Company Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error (except, in the case of NI, as required by applicable securities laws). These considerations should be taken into account in reviewing the Company Projections, which were prepared as of an earlier date.
For the foregoing reasons, and considering that the Special Meeting will be held several months after the Company Projections were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Company Projections set forth below. The Company Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in NI’s public filings with the SEC. NI urges all of its stockholders to review its most recent SEC filings for a description of its reported financial results. See the section of this proxy statement entitled “Where You Can Find More Information.”
The Company Projections were not prepared with the purpose of, or with a view toward, public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Ernst & Young LLP (“Ernst & Young”), NI’s independent registered public accounting firm, nor any other accounting firm, has examined, compiled, or performed any procedures with respect to the Company Projections and, accordingly, neither Ernst & Young nor any other accounting firm expresses an opinion or any other form of assurance with respect thereto. The Ernst & Young report incorporated by reference in this proxy statement relates to NI’s historical financial information. It does not extend to the prospective financial information contained herein and should not be read to do so.
None of NI or its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any NI stockholder or to Parent or Merger Sub in the Merger Agreement or otherwise concerning the Company Projections or regarding NI’s ultimate performance compared to the information contained in the Company Projections or that the projected results will be achieved.
Interests of NI’s Executive Officers and Directors in the Merger
In considering the recommendation of the Board of Directors that NI stockholders approve the transaction and vote in favor of the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal, NI stockholders should be aware that the executive officers and directors of NI have certain interests in the transactions that are or may be different from, or in addition to, the interests of NI stockholders generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by it, including the Merger, and in making their recommendation that NI stockholders adopt the Merger Agreement.
These interests are described in more detail below, and certain of them are quantified in the narrative below, including compensation that may become payable in connection with the Merger to NI’s named executive officers (which is the subject of an advisory (nonbinding) vote of NI stockholders). For more information, please see the section of this proxy statement entitled “Proposal 2: The Compensation Proposal.” The dates used below to quantify these interests have been selected for illustrative purposes only in accordance with SEC rules and do not necessarily reflect the dates on which certain events will occur.
For purposes of this disclosure, NI’s named executive officers are:
•	Eric H. Starkloff – President and Chief Executive Officer
•	Daniel Berenbaum – Executive Vice President and Chief Financial Officer
•	Scott A. Rust – Executive Vice President, Global Operations
•	Ritu Favre – Executive Vice President & GM, Business Units
•	Karen M. Rapp – Former Executive Vice President and Chief Financial Officer
•	Jason E. Green – Former Executive Vice President & GM, Portfolio BU and Chief Revenue Officer
For purposes of this disclosure, NI’s executive officers consist of its named executive officers and Thomas Benjamin (Executive Vice President, Chief Technology Officer and Head of Platform and Product Analytics).
Treatment of NI Equity Awards
At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time and that is vested or vests by its terms upon the Effective Time or is held by a non-employee director or former service provider of NI (whether vested or unvested) will be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable withholding, equal to the product of (i) the Merger Consideration and (ii) the total number of shares of NI common stock subject to such Company RSU as of immediately prior to the Effective Time. Each other Company RSU that is outstanding as of immediately prior to the Effective Time will be converted into an Emerson RSU with the same terms and conditions as applied to such Company RSU immediately prior to the Effective Time, with the number of shares of Emerson common stock underlying the Emerson RSU equal to the product, rounded to the nearest whole share, of (a) the number of shares of NI common stock underlying the Company RSU immediately prior to the Effective Time and (b) the Equity Award Exchange Ratio.
At the Effective Time, each Company PSU that is outstanding as of immediately prior to the Effective Time and that is vested or vests by its terms upon the Effective Time or is held by a non-employee director or former service provider of NI (whether vested or unvested) will be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable withholding, equal to the product of (i) the Merger Consideration and (ii) the total number of shares of NI common stock subject to such Company PSU as of immediately prior to the Effective Time (assuming that performance was achieved at the target level if the applicable performance period has not been completed at or prior to the Effective Time). Each other Company PSU that is outstanding as of immediately prior to the Effective Time will be converted into an Emerson RSU with the same terms and conditions as applied to such Company PSU immediately prior to the Effective Time (excluding any performance-based vesting conditions), with the number of shares of Emerson common stock underlying the Emerson RSU equal to the product, rounded to the nearest whole share, of (a) the number of shares of NI common stock underlying the Company PSU immediately prior to the Effective Time (assuming that performance was achieved at the target level if the applicable performance period has not been completed at or prior to the Effective Time) and (b) the Equity Award Exchange Ratio.
Under NI’s equity incentive plans (other than the 2010 Incentive Plan), the vesting of awards assumed or substituted by an acquirer in a change in control would accelerate in full if the holder’s employment was terminated without cause within 24 months following the change in control (i.e., double-trigger). Under NI’s 2010 Incentive Plan, the vesting of outstanding awards would be immediately accelerated upon a change in control (i.e., single-trigger). Pursuant to the Merger Agreement, NI may amend the terms of any equity awards that do not vest upon the Effective Time to provide that such awards will fully vest upon the holder’s termination of employment without cause, for good reason or due to death or disability, in each case generally within 24 months following the Effective Time (i.e., double-trigger).
For an estimate of the value of unvested equity awards that would vest assuming that the Merger occurs on May 10, 2023, and each of the named executive officers experiences a termination without cause on that date, see “— Quantification of Payments and Benefits to NI’s Named Executive Officers” below. We estimate that the value of unvested equity awards held by Mr. Benjamin that would vest assuming that the Effective Time occurs on May 10, 2023 and that he experiences a termination without cause on that date is $3,571,020, calculated based on the Merger Consideration of $60 per share. We estimate that the aggregate value of unvested equity awards held by all non-employee directors of NI that would vest assuming that the Effective Time occurs on May 10, 2023 is $1,561,980, calculated based on the Merger Consideration of $60 per share.
Executive Employment Agreements
NI is party to an employment agreement with each of its executive officers (other than Ms. Rapp and Mr. Green). Effective January 9, 2023, Mr. Berenbaum replaced Ms. Rapp as Executive Vice President and Chief Financial Officer, and Ms. Rapp transitioned to a strategic advisor role pursuant to a continued employment offer letter that does not provide any severance payments or benefits. Mr. Green, former Executive Vice President & GM, Portfolio BU and Chief Revenue Officer, departed NI effective December 31, 2022.
Under the employment agreements, in the event of a termination without cause or for good reason within 3 months prior to or 12 months following a change in control, the executive generally would be entitled to the following severance benefits: (a) 1x (or 1.5x in the case of Mr. Starkloff) the executive’s annual base salary, paid in a lump-sum on the 60th day following termination; (b) 100% of the executive’s annual bonus then in effect (to the extent not already earned and accrued), paid when annual bonuses are paid to other NI senior executives; (c) accelerated vesting of outstanding service-based restricted stock unit awards that would have vested had the executive remained employed for 12 months following termination (equity awards also would be subject to the double-trigger change-in-control vesting provisions under the applicable equity plan as described above); and (d) reimbursement or payment of COBRA premiums (at the coverage level in effect immediately prior to the executive’s termination) for 12 months (or 18 months in the case of Mr. Starkloff) following termination or until the executive becomes covered under similar plans, if earlier. The foregoing severance payments and benefits are generally subject to the executive’s execution and nonrevocation of a release of claims and compliance with NI’s proprietary rights agreement containing restrictive covenants.

For an estimate of the value of the severance payments and benefits described above that would be payable to NI’s named executive officers assuming that the Effective Time occurs on May 10, 2023 and that the executive experiences a termination without cause on that date, see “— Quantification of Payments and Benefits to NI’s Named Executive Officers” below. We estimate that the value of severance payments and benefits (other than equity awards, which are quantified separately) that would be payable to Mr. Benjamin, assuming that the Effective Time occurs on May 10, 2023 and that the executive experiences a termination without cause on that date, is $850,000 in cash severance and $20,000 in reimbursement or payment of COBRA premiums.
Section 280G and 4999 of the Code
Pursuant to the terms of the employment agreements with each of our executive officers (other than Ms. Rapp and Mr. Green, who are not party to such agreements), if payments to an executive under his or her employment agreement (or otherwise) would be subject to Sections 280G and 4999 of the Code (as defined in the section of this proxy statement entitled “— Material U.S. Federal Income Tax Consequences of the Merger”), such payments would be reduced to the extent the executive would be better off after taxes.
To the extent the Effective Time is not reasonably expected to occur in 2023, in consultation with Parent, NI may take any of the following actions in order to mitigate the effects, if any, of Section 280G and 4999 of the Code: (i) accelerate the vesting and payment into 2023 of (A) 2023 annual bonuses and (B) unvested equity awards which are scheduled to vest in the first half of 2024, (ii) accelerate the vesting or payment of compensation that would vest or become payable at the Effective Time, (iii) enter into non-competition agreements or (iv) pay out accrued vacation in 2023. Any amounts accelerated will be subject to repayment in the event the executive does not meet the applicable original vesting conditions with respect to such amounts.
Retention Awards
In connection with the Merger, Mr. Berenbaum has been granted a cash retention award in the amount of $100,000, which is payable, subject to continued service, 50% upon the Effective Time and 50% on the first anniversary of the Effective Time (or, in the case of the second installment, upon an earlier termination of employment without cause, for good reason or due to death or disability, subject to the recipient’s execution and nonrevocation of a release of claims).
Annual Bonus for Year of Closing
If the Effective Time occurs in 2023 or following March 1, 2024, Parent will pay to each eligible NI employee (including each executive officer) an annual bonus in respect of the year of Closing at the same time NI historically paid annual bonuses, based on (x) the greater of 75% of target performance and actual performance (as determined by NI) in respect of the period elapsed in such year prior to the Effective Time and (y) actual performance (as determined by Parent) in respect of the period remaining in such year following the Effective Time, subject to the applicable employee’s continued employment through the payment date or upon his or her earlier termination of employment after the Closing without cause, for good reason or due to death or disability (if termination occurs in the year of Closing, the amount will be prorated based on the number of days elapsed in the year through such termination).
Indemnification Insurance
NI’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six years following the effective time under directors’ and officers’ liability insurance policies from the Surviving Corporation. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Indemnification and Insurance.”
New Compensation Arrangements
Any executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to the Surviving Corporation may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Parent, any of its affiliates or the Surviving Corporation. As of the date of this proxy statement, no compensation arrangements between such persons and the Surviving Corporation and/or its affiliates have been established or discussed.

Quantification of Payments and Benefits to NI’s Named Executive Officers
The table below sets forth the amount of payments and benefits that each of NI’s named executive officers would receive in connection with the Merger, assuming (i) that the Merger were consummated and each such named executive officer experienced a termination without cause on May 10, 2023 (which is the assumed date of the consummation of the Merger solely for purposes of this disclosure); and (ii) a per share price of NI common stock of $60, which is the per share merger consideration. The calculations in the table below do not attempt to forecast any adjustments in compensation that may occur following the date of this proxy statement, including additional awards, grants or forfeitures that may occur prior to the Effective Time or any awards that, by their terms, vest irrespective of the Merger prior to the Effective Time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Name	Cash ($)(1)	Equity ($)(2)	Perquisites /Benefits ($)(3)	Other ($)(4)	Total ($)
Named Executive Officers
Eric H. Starkloff President and Chief Executive Officer	2,094,750	18,013,380	30,000	—	20,138,130
Daniel Berenbaum Executive Vice President and Chief Financial Officer	900,000	2,137,080	20,000	100,000	3,157,080
Scott A. Rust Executive Vice President, Global Operations	850,000	3,725,940	20,000	—	4,595,940
Ritu Favre Executive Vice President & GM, Business Units	900,000	4,841,640	20,000	—	5,761,640
Karen M. Rapp(6) Former Executive Vice President and Chief Financial Officer	—	3,515,220	—	—	3,515,220
Jason E. Green(7) Former Executive Vice President & GM, Portfolio BU and Chief Revenue Officer	—	—	—	—	—
(1)	The cash amounts payable to the named executive officers (other than Ms. Rapp and Mr. Green) under the employment agreements consist of the following components:
(a)	A cash severance payment equal to 1x (or 1.5x in the case of Mr. Starkloff) annual base salary then in effect, paid in a lump-sum on the 60th day following a qualifying termination; and
(b)	An amount equal to 100% of the annual bonus then in effect (to the extent not already earned and accrued), paid when annual bonuses are paid to other NI senior executives.
All components of the cash amounts are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment in connection with the closing of the Merger) and are subject to the named executive officer’s execution and nonrevocation of a release of claims and compliance with restrictive covenants. While the cash severance payment is paid as a lump sum in the event the named executive officer experiences a qualifying termination of employment during the 3 months prior to or the 12 months following the Merger, the named executive officers remain eligible pursuant to their employment agreements to receive these same cash benefits upon a qualifying termination of employment outside such window, in which case, the cash component will be paid in installments over the 12-month (or 18-month period in the case of Mr. Starkloff) following termination of employment, and the annual bonus will be paid when bonuses are normally paid to senior executives of NI. The estimated amounts of each component of the cash payments are set forth in the table below. For a more detailed description of the payment terms of the cash amounts, see “— Executive Employment Agreements” above.
Name	Severance Payment ($)	Annual Bonus ($)
Named Executive Officers
Eric H. Starkloff	1,102,500	992,250
Daniel Berenbaum	450,000	450,000
Scott A. Rust	425,000	425,000
Ritu Favre	450,000	450,000
Karen M. Rapp(6)	—	—
Jason E. Green(7)	—	—
(2)	For a description of the treatment of equity awards held by the named executive officers in connection with the Merger, see “— Treatment of

NI Equity Awards” above. Set forth below are the values of each type of unvested NI equity award held by the named executive officers that would become vested immediately upon the consummation of the Merger (“single-trigger”) or upon a termination of employment without cause within 24 months following the consummation of the Merger (as noted above, for illustrative purposes, this table assumes such a termination of employment immediately following the consummation of the Merger on May 10, 2023 (which is the assumed date of the consummation of the Merger solely for purposes of this disclosure in accordance with SEC rules)).
	Single-Trigger		Double-Trigger(5)
Name	Company RSU ($)	Company PSU ($)	Company RSU ($)	Company PSU ($)
Named Executive Officers
Eric H. Starkloff	163,560	—	8,730,600	9,119,220
Daniel Berenbaum	—	—	854,820	1,282,260
Scott A. Rust	98,160	—	1,285,560	2,342,220
Ritu Favre	—	—	1,725,600	3,116,040
Karen M. Rapp(6)	—	—	984,480	2,530,740
Jason E. Green(7)	—	—	—	—
(3)
The amounts in this column reflect the value of reimbursement or payment of COBRA premiums at the coverage level in effect immediately prior to termination for 12 months (or 18 months in the case of Mr. Starkloff) following termination. Such amounts are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment in connection with the closing of the Merger) and are subject to the named executive officer’s execution and nonrevocation of a release of claims and compliance with restrictive covenants.

(4)	In connection with the Merger, Mr. Berenbaum is expected to receive a cash retention award in the amount of $100,000, with payment terms described in more detail under “— Retention Awards” above.
(5)	Upon consummation of the Merger, double-trigger equity awards will be converted into Emerson RSUs, as described in more detail under “— Treatment of NI Equity Awards” above.
(6)
Effective January 9, 2023, Ms. Rapp transitioned from her roles as Executive Vice President and Chief Financial Officer to a strategic advisor role pursuant to a continued employment offer letter that does not provide any severance payments or benefits. Ms. Rapp’s equity awards outstanding as of January 9, 2023 would continue to vest subject to her continued employment in accordance with the applicable equity incentive plan and award agreements.

(7)	Mr. Green departed NI effective December 31, 2022 and no longer holds any NI equity awards.
Financing of the Merger
Parent intends to fund the Merger with the Climate Proceeds. At the request of NI in order to provide certainty of funds for the Merger, Parent has entered into a commitment letter (the “Commitment Letter”), dated as of April 12, 2023, with Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide a 364-day senior unsecured bridge loan facility in an aggregate principal amount of up to $8.175 billion (the “Bridge Facility”), to fund the consideration for the Merger. The Bridge Facility is subject to customary reduction and prepayment terms, including reduction or prepayment with the Climate Proceeds. The funding of the Bridge Facility provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the Bridge Facility and (ii) the consummation of the Merger in accordance with the Merger Agreement.
Parent agrees to keep the Commitment Letter in place unless Parent receives the proceeds from the Climate Transaction (or the bridge commitments are otherwise terminated pursuant to the mandatory reduction terms of the Commitment Letter). In the event that the bridge commitments will be taken out by a term loan (in lieu of the Climate Proceeds), Parent agrees to use reasonable best efforts to sign a credit agreement with respect to the term loan takeout as promptly as possible after the Syndication Commencement Date (as defined in the Commitment Letter as of the date of the Merger Agreement), which will be the earlier of (x) June 12, 2023 and (y) a date notified to Parent in writing by Goldman Sachs Bank USA and receipt of the Financing Information (as defined in the Merger Agreement). If any such credit agreements are signed, Parent will be required to deliver those documents to NI.
Closing and Effective Time
The closing of the Merger (which we refer to as the “Closing”) will take place at 10:00 a.m. local time at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or remotely, on the third business day after the date on which all conditions to the Closing, which are described below in the section of this proxy statement entitled “The Merger Agreement — Conditions to the Closing of the Merger” (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at or prior to the Closing), or at such other date, time and place as Parent and NI may agree in writing. The date on which the Closing takes place is herein referred to as the “Closing Date.”
Accounting Treatment
The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.
Appraisal Rights
This section summarizes Delaware law pertaining to appraisal rights in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262) and is incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that you exercise your appraisal rights under Section 262.
Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262, which may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262), particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights. All references in Section 262 of the DGCL and in this summary to a (i) “stockholder” are to the record holder of NI common stock, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of NI common stock held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.
Under Section 262, stockholders and beneficial owners desiring to exercise their right to appraisal must (1) properly deliver a written demand for an appraisal of their shares of NI common stock to NI prior to the stockholder vote on the adoption of the Merger Agreement; (2) not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement; (3) hold of record or beneficially own, as applicable, shares of NI common stock upon the making of a demand under clause (1) and continue to hold or beneficially own, respectively, such shares of NI common stock through the Effective Time; (4) not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (5) otherwise meet the criteria and follow the procedures set forth in Section 262. However, assuming the shares of NI common stock remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders and beneficial owners of NI common stock who are otherwise entitled to appraisal rights unless (x) the total number of shares of NI common stock entitled to appraisal exceeds 1% of the outstanding shares of NI common stock eligible for appraisal or (y) the value of the Merger Consideration offered pursuant to the Merger Agreement in respect of such total number of shares exceeds $1,000,000. We refer to these conditions as the “Minimum Conditions.”
Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment; provided, however, that at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the Merger Consideration offered pursuant to the Merger Agreement if they did not seek appraisal of their shares.
Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of the stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes such notice that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262). In connection with the Merger, any person who wishes to exercise appraisal rights or who wishes to preserve such person’s right to do so should review Section 262 carefully. Failure to comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal, we believe that if a person considers exercising such rights, that person should seek the advice of legal counsel.
Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of NI common stock must strictly comply with Section 262 of the DGCL. In addition, a stockholder of record, a beneficial owner or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the Merger. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.
Because a proxy that does not contain voting instructions will, unless timely revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the adoption of the Merger Agreement, abstain or not vote his, her or its shares. Beneficial owners should consult with their bank, broker or other nominee regarding methods of voting.
Filing Written Demand
Any stockholder or beneficial owner wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for the appraisal of such person’s shares. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement and the Merger will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting may constitute a waiver of appraisal rights.
Record Holders
A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. If a holder of record is submitting a demand with respect to shares owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of NI common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of NI common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of NI common stock as to which appraisal is sought. Where no number of shares of NI common stock is expressly mentioned, the demand will be presumed to cover all shares of NI common stock held in the name of the holder of record.
Beneficial Owners
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (i) such beneficial owner continuously owns such shares through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by NI under Section 262 and to be set forth on the Verified List (as defined in the section of this proxy statement entitled “—Actions After Completion of the Merger”). Although not expressly required by Section 262, NI reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the shares for which such demand is submitted. All written demands for appraisal pursuant to Section 262 should be mailed or delivered to: Secretary, National Instruments Corporation, 11500 North Mopac Expressway, Austin, Texas 78759. Demands for appraisal may not be submitted by electronic transmission.
Actions After Completion of the Merger
If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of NI common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement, and any beneficial owner who has properly demanded appraisal as of the Effective Time, that the Merger has become effective and the effective date thereof.
At any time within 60 days after the Effective Time, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal in respect of some or all of such person’s shares and accept the Merger Consideration offered pursuant to the Merger Agreement with respect to the shares subject to the withdrawal by delivering to us as the Surviving Corporation a written withdrawal of the demand for appraisal. Within 120 days after the Effective Time, the Surviving Corporation or any person who has complied with Section 262 and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder of record or beneficial owner, demanding a determination of the fair value of the shares held by all our stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and no person should assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of NI common stock. Accordingly, any stockholders or beneficial owners who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of NI common stock within the time and in the manner prescribed in Section 262. The failure of a record holder or beneficial owner of shares of NI common stock to file such a petition within the period specified in Section 262 could result in the loss of appraisal rights. Within 120 days after the Effective Time, any person who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must give this statement to the requesting stockholder or beneficial owner within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a record holder of shares of NI common stock or a beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to as the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the Verified List at the addresses stated therein. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs of these notices shall be borne by the Surviving Corporation.

After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.
In addition, assuming the NI common stock remained listed on a national securities exchange immediately prior to the Effective Time, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless one of the Minimum Conditions is met.
Determination of Fair Value
After determining the persons entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of the shares of NI common stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL that have the effect of limiting the sum on which interest accrues as described above).
In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the fair value of their shares of NI common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of NI common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the Merger Consideration offered pursuant to the Merger Agreement is not an opinion as to, and may not in any manner address, “fair value” under Section 262 of the DGCL. Although we believe that the Merger Consideration offered pursuant to the Merger Agreement is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons considering exercising appraisal rights should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration offered pursuant to the Merger Agreement. Neither NI nor Parent anticipates offering more than the Merger Consideration offered pursuant to the Merger Agreement to any holder or beneficial owner of shares of NI common stock exercising appraisal rights, and NI and Parent each reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of NI common stock is less than the Merger Consideration offered pursuant to the Merger Agreement. If a demand for appraisal is duly withdrawn, a petition for appraisal is not timely filed, neither of the Minimum Conditions is met (assuming the NI common stock remained listed on a national securities exchange immediately prior to the Effective Time) or other requirements imposed by Section 262 to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.
Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.
The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under Subsection (k) of Section 262. In the absence of such an order, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of NI common stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, such person’s shares of NI common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration offered pursuant to the Merger Agreement, without interest. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, neither of the Minimum Conditions is met (assuming the NI common stock remained listed on a national securities exchange immediately prior to the Effective Time) or if the person delivers to the Surviving Corporation a written withdrawal of the person’s demand for appraisal in accordance with Section 262 of the DGCL.
From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of NI common stock will be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares, except dividends or other distributions payable to stockholders of record as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the Minimum Conditions is met (assuming the NI common stock remained listed on a national securities exchange immediately prior to the Effective Time), or if the person who has made a demand for appraisal delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares within 60 days after the Effective Time in accordance with Section 262, then the right of such person to an appraisal of such shares will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, no appraisal proceeding shall be dismissed as to any person without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided that this sentence does not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand in respect of some or all of such person’s shares and to accept the terms offered upon the Merger with respect to the shares subject to the withdrawal within 60 days after the Effective Time.
Failure to comply with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Litigation Related to the Merger
In connection with the Merger Agreement, a complaint has been filed in federal court as an individual action. The complaint is captioned as O'Dell v. National Instruments Corporation, et al., 23-cv-04189 (filed May 19, 2023 in the Southern District of New York) (which we refer to as the “Complaint”).
The Complaint alleges that the preliminary proxy statement filed by NI on May 11, 2023 in connection with the Merger Agreement (the “Preliminary Proxy”) misrepresents and/or omits certain purportedly material information. The Complaint asserts violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against NI and the members of the Board of Directors. The Complaint seeks, among other things: (i) an injunction enjoining the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (ii) rescission or rescissory damages in the event the Merger and the other transactions contemplated by the Merger Agreement are consummated; (iii) direction that defendants account for all damages suffered as a result of any wrongdoing; (iv) costs of the action, including plaintiffs' attorneys' fees and experts' fees; and (v) other relief the court may deem just and proper. In addition to the Complaint, starting on May 18, 2023, purported stockholders of NI sent demand letters (which we refer to as the “Demands,” and together with the Complaint, as the “Matters”) alleging similar deficiencies regarding the disclosures made in the Preliminary Proxy.
NI cannot predict the outcomes of the Matters. NI management believes that the Matters are without merit and intends to vigorously defend against the Matters and any subsequent demands or filed actions. If additional similar complaints are filed or demands sent, absent new or significantly different allegations, NI will not necessarily disclose such additional filings or demands.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders (as defined below) of shares of NI common stock whose shares of NI common stock are converted into the right to receive cash pursuant to the Merger. This discussion is limited to U.S. Holders who hold their shares of NI common stock as “capital assets” within the meaning of Section 1221 of the United States Internal Revenue Code of 1986 (which we refer to, as amended, as the “Code”) (generally, property held for investment). This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. Holders. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (which we refer to as the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, regarding any matter discussed below.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of NI common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (b) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, or to NI stockholders subject to special rules under the U.S. federal income tax laws, including, for example:
•	banks and other financial institutions;
•	mutual funds;
•	insurance companies;
•	brokers or dealers in securities, currencies or commodities;
•	traders in securities subject to a mark-to-market method of tax accounting with respect to shares of NI common stock;
•	regulated investment companies and real estate investment trusts;
•	retirement plans, individual retirement and other deferred accounts;
•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;

•	holders that hold shares of NI common stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;
•	U.S. holders whose functional currency is not the U.S. dollar;
•
partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	holders that own or have owned (directly, indirectly or constructively) 5% or more of NI common stock (by vote or value);
•	holders that received their shares of NI common stock in a compensatory transaction, through a tax-qualified retirement plan or pursuant to the exercise of options or warrants;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	holders that own an equity interest in Parent following the Merger;
•	holders subject to any applicable minimum tax;
•	holders exercising appraisal rights under the DGCL; and
•	persons required to accelerate the recognition of any item of gross income with respect to NI common stock as a result of such income being taken into account on an applicable financial statement.
This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences) or any state, local or non-U.S. income or non-income tax considerations. In addition, this discussion does not address any considerations arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations and administrative guidance promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).
If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of shares of NI common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships holding shares of NI common stock, and any partners therein, should consult their tax advisors as to the particular tax consequences to them of the Merger.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR NI STOCKHOLDER WILL DEPEND ON THE NI STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.
The receipt of cash by a U.S. Holder in exchange for shares of NI common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives cash in exchange for NI common stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in the Merger and the U.S. Holder’s adjusted tax basis in the shares of NI common stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of NI common stock. Any gain or loss will generally be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, currently are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of NI common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of NI common stock.

Information Reporting and Backup Withholding
Generally, information reporting requirements may apply in connection with payments made to U.S. Holders in connection with the Merger.
Backup withholding of tax (currently, at a rate of 24%) generally will apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be refunded or credited against such U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, AND HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Regulatory Approvals Required for the Merger
General
Each of the parties to the Merger Agreement has agreed to (subject to the terms and conditions of the Merger Agreement) use its reasonable best efforts to take promptly, or cause to be taken, all actions necessary, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including obtaining of all necessary consents, approvals, registrations, waivers, permits, authorizations, orders and other confirmations from governmental entities as described in the section of this proxy statement entitled “The Merger Agreement — Regulatory Approvals and Related Matters.” These approvals include clearances under the HSR Act and regulatory approvals under the laws of certain other jurisdictions.
U.S. Regulatory Clearances
Under the Merger Agreement, the Merger cannot be completed until the waiting period applicable to the Merger under HSR Act has expired or been terminated and any and all agreements with governmental entities with competent jurisdiction over NI or Parent pursuant to which such parties have agreed not to consummate the transactions contemplated by the Merger Agreement until a specified time has expired, been terminated or been waived. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the Federal Trade Commission (which we refer to as the “FTC”) or the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) issues a request for additional information and documentary materials (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The parties made the required filings with the FTC and the DOJ on April 26, 2023.
At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Other Regulatory Clearances
The Merger is also subject to receipt of pending regulatory approvals in certain other jurisdictions (unless excluded by waiver mutually agreed between the parties to the Merger Agreement) under their applicable regulatory laws as amended from time to time.
In each case, the Merger cannot be completed until the parties obtain clearance or approval to consummate the Merger or the applicable waiting periods have expired or been terminated. The parties have agreed to cooperate with each other and use their reasonable best efforts to make these filings as promptly as practicable. The relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares of NI common stock entitled to vote thereon is required for approval of the Merger Agreement Proposal.
Assuming a quorum is present, (a) a failure to be represented by proxy or attend the Special Meeting, (b) abstentions and (c) “broker non-votes” (if any) will each have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Shares of NI common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If an NI stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of NI common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting, and all of such shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

THE MERGER AGREEMENT
The following summarizes the provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all of the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (a) were made only for purposes of the Merger Agreement and as of specific dates; (b) were made solely for the benefit of the parties to the Merger Agreement; and (c) may be subject to important qualifications, limitations and supplemental information agreed to by NI, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between NI, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. NI stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of NI, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of NI, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letters to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding NI, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding NI and our business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, in accordance with the DGCL and on the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below in this section of this proxy statement), Merger Sub will merge with and into NI, the separate existence of Merger Sub will cease and NI will be the Surviving Corporation and a wholly owned subsidiary of Parent.
Subject to applicable law, the directors of Merger Sub as of immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of NI as of immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated as of the Effective Time to conform to Exhibit A of the Merger Agreement and the bylaws of Merger Sub as in effect immediately prior to the Effective Time (but amended so that the name of the Surviving Corporation will be “National Instruments Corporation”), as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.
Closing and Effective Time
The Closing will take place at 10:00 a.m., local time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West, 52nd Street, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts) on the third business day after the satisfaction or waiver (to the extent permitted by applicable law) of all conditions to Closing, which are described below in the section of this proxy statement entitled “— Conditions to the Closing of the Merger,” (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, time and date as NI and Parent may agree in writing.

At the Closing, NI will file a certificate of merger with respect to the Merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as the certificate of merger with respect to the Merger has been duly filed with the Delaware Secretary of State or at such later date or time as may be agreed by NI and Parent and specified in the certificate of merger in accordance with the DGCL (which we refer to as the “Effective Time”).
Merger Consideration
NI Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of NI, Parent, Merger Sub, or the holders of any securities of NI or Merger Sub, each share of NI common stock outstanding immediately prior to the Effective Time (other than (a) each share held by any subsidiary of either NI or Parent (other than Merger Sub) immediately prior to the Effective Time, which will be converted into such number of shares of common stock of the Surviving Corporation such that each such subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such subsidiary owned in NI immediately prior to the Effective Time, (b) each share that is owned by NI as treasury stock or otherwise (other than, for the avoidance of doubt, shares of common stock reserved for issuance under any of the Company Equity Plans or the Company ESPP) or held by Parent or Merger Sub immediately prior to the Effective Time, which will be cancelled and will cease to exist, and (c) shares that are issued and outstanding immediately prior to the Effective Time (other than the shares described in (a) and (b)) and that are held by holders of such shares who have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and are entitled to demand and properly demand appraisal of such shares, as applicable, pursuant to, and who have properly exercised and perfected their demands for appraisal rights under and comply in all respects with, Section 262 of the DGCL (which we refer to, collectively, as the “Unconverted Shares”)) will be converted automatically into the right to receive $60.00 in cash (which we refer to as the “Merger Consideration”), subject to any required tax withholding.
Treatment of NI Equity Awards
At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time and that is vested or vests by its terms upon the Effective Time or is held by a non-employee director or former service provider of NI (whether vested or unvested) will be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable withholding, equal to the product of (i) the Merger Consideration and (ii) the total number of shares of NI common stock subject to such Company RSU as of immediately prior to the Effective Time. Each other Company RSU that is outstanding as of immediately prior to the Effective Time will be converted into an Emerson RSU with the same terms and conditions as applied to such Company RSU immediately prior to the Effective Time, with the number of shares of Emerson common stock underlying the Emerson RSU equal to the product, rounded to the nearest whole share, of (a) the number of shares of NI common stock underlying the Company RSU immediately prior to the Effective Time and (b) the Equity Award Exchange Ratio.
At the Effective Time, each Company PSU that is outstanding as of immediately prior to the Effective Time and that is vested or vests by its terms upon the Effective Time or is held by a non-employee director or former service provider of NI (whether vested or unvested) will be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable withholding, equal to the product of (i) the Merger Consideration and (ii) the total number of shares of NI common stock subject to such Company PSU as of immediately prior to the Effective Time (assuming that performance was achieved at the target level if the applicable performance period has not been completed at or prior to the Effective Time). Each other Company PSU that is outstanding as of immediately prior to the Effective Time will be converted into an Emerson RSU with the same terms and conditions as applied to such Company PSU immediately prior to the Effective Time (excluding any performance-based vesting conditions), with the number of shares of Emerson common stock underlying the Emerson RSU equal to the product, rounded to the nearest whole share, of (a) the number of shares of NI common stock underlying the Company PSU immediately prior to the Effective Time (assuming that performance was achieved at the target level if the applicable performance period has not been completed at or prior to the Effective Time) and (b) the Equity Award Exchange Ratio.

Treatment of the Company ESPP
Prior to the Effective Time, the Board of Directors or the appropriate committee thereof will take all actions reasonably necessary to: (i) cause the offering period ongoing under the Company ESPP as of the date of the Merger Agreement to be the final offering period thereunder and the options under the Company ESPP to be exercised on the earlier of (A) the scheduled purchase date for such offering period and (B) the date that is five business days prior to the Closing Date, (ii) prohibit any individual who is not participating in the Company ESPP as of the date of the Merger Agreement from commencing participation in the Company ESPP following the date of the Merger Agreement, (iii) prohibit participants in the Company ESPP from increasing their payroll deductions from those in effect as of the date of the Merger Agreement and (iv) terminate the Company ESPP as of, and subject to, the Effective Time.
Exchange and Payment Procedures
No later than the Effective Time, Parent will deposit, or will cause to be deposited, with a U.S. bank or trust company that will be appointed to act as a paying agent hereunder and reasonably approved in advance by NI in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and NI) (which we refer to as the “Paying Agent”), in trust for the benefit of holders of the shares of NI common stock, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the shares of NI common stock outstanding immediately prior to the Effective Time (other than the shares described in clauses (a) and (b) of the definition of Unconverted Shares), payable upon due surrender of the certificates that, immediately prior to the Effective Time, represented shares of NI common stock (or effective affidavits of loss in lieu thereof) or noncertificated shares of NI common stock represented by book-entry (which we refer to such cash as the “Payment Fund”). In the event that the Payment Fund has insufficient funds to pay the Merger Consideration, Parent will promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment.
As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Closing Date, Parent will cause the Paying Agent to mail to each holder of record of shares whose shares were converted into the right to receive the Merger Consideration, (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to certificates will pass, only upon delivery of certificates (or effective affidavits of loss in lieu thereof) or book-entry shares to the Paying Agent and will be in such form and have such other provisions as Parent and NI may mutually reasonably agree), and (B) instructions for use in effecting the surrender of certificates (or effective affidavits of loss in lieu thereof) or book-entry shares in exchange for the Merger Consideration. Upon surrender of certificates (or effective affidavits of loss in lieu thereof) or book-entry shares to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such certificates (or effective affidavits of loss in lieu thereof) or book-entry shares will be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of shares represented by such holder’s properly surrendered certificates (or effective affidavits of loss in lieu thereof) or book-entry shares and (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of certificates (or effective affidavits of loss in lieu thereof) or book-entry shares. In the event of a transfer of ownership of shares that is not registered in the transfer records of NI, payment of the Merger Consideration upon due surrender of a certificate may be paid to such a transferee if the certificate formerly representing such shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. In the case of any certificate of NI common stock that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate a check in the amount of the number of shares of NI common stock represented by such lost, stolen or destroyed certificate multiplied by the Merger Consideration.
Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of NI common stock that have been converted into the right to receive the Merger Consideration on the first anniversary of the Effective Time will thereafter be delivered to the Surviving Corporation upon demand, and any former holders of such Shares who have not surrendered their shares of NI common stock must thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their shares of NI common stock. Any amounts remaining unclaimed by holders of shares of NI common stock that have been converted into the right to receive the Merger Consideration five years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity) will become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
Withholding
The Paying Agent, NI, the Surviving Corporation, Parent and Merger Sub, as applicable, will be entitled to deduct and withhold from any amounts otherwise payable under the Merger Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended, or under any provision of applicable state, local or foreign tax law with respect to the making of such payment. To the extent that amounts are so deducted or withheld and timely and properly paid over to the relevant governmental entity, such deducted or withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.
Representations and Warranties
The Merger Agreement contains representations and warranties of NI, Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by NI are qualified as to materiality or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means an event, change, occurrence or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of NI and its subsidiaries, taken as a whole, but does not include events, changes, occurrences or developments to the extent relating to or resulting from the following matters:
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any change in the market price or trading volume of the NI common stock (provided, however, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be considered in determining whether a Company Material Adverse Effect has occurred);

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the execution, announcement, consummation, existence or pendency of the Merger Agreement or the terms thereof (including the identity of Parent or Merger Sub) or the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of NI with employees, labor unions, works councils, financing sources, customers, franchisees, suppliers, partners, governmental entities or other business relationship;

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the general conditions or trends in the industries in which NI and its subsidiaries operate or in the economy generally or other general business, financial or market conditions, including competition in geographic, product or service areas;

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domestic, foreign or global political conditions, economic, regulatory, financial or capital markets conditions (including interest rates, inflation rate, exchange rates, tariffs, trade wars and credit markets);

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any act of civil unrest, civil disobedience, protests, public demonstrations, insurrection, terrorism, war, cyberterrorism, ransomware or malware, military activity, sabotage or cybercrime, data breach, national or international calamity or any other similar event, including an outbreak or escalation of hostilities involving the United States or any other governmental entity or the declaration by the United States or any other governmental entity of a national emergency or war, or any worsening of any such conditions threatened or existing on the date of the Merger Agreement;

•	any natural or manmade disasters, epidemics, pandemics or disease outbreaks (including COVID-19) or any acts of God;
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compliance by NI and its subsidiaries with applicable law (including (i) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable law, recommendation, decree, judgment, injunction or other order, directive, guidelines or recommendations by any governmental entity, public health authority or industry group, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, or any other reasonable and proportionate measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by NI and its subsidiaries for the protection of the health or safety of the employees, partners, vendors, or service providers of NI and its subsidiaries or any other persons, to preserve the assets utilized in connection with the business of NI and its subsidiaries, or that are otherwise substantially consistent with actions taken by others in the industries or geographic regions in which the affected businesses of NI or Parent or any of their respective subsidiaries operate, in each case, in connection with or in response to COVID-19 or any other related global or regional health event or circumstance (which we refer to, collectively, as “COVID-19 Measures”) or (ii) any measures enacted or regulations promulgated by a governmental entity relating to cybercrime, cyberterrorism, ransomware, malware, privacy or the protection of personally identifiable information);
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the failure of NI to meet internal or analysts’ expectations or projections, forecasts, guidance, estimates or budgets (provided, however, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Company Material Adverse Effect);

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any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative relating to or resulting from the Merger Agreement or the transactions contemplated by the Merger Agreement, except those in connection with any breach of any representation or warranty;

•	any action taken by NI at the written direction of Parent or any action required to be taken by Parent, Merger Sub or NI pursuant to the terms of the Merger Agreement;
•	any breach by Parent or Merger Sub of the Merger Agreement;
•	any matter set forth on the NI disclosure letter; or
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any change in, or any compliance with or action taken for the purpose of complying with, any applicable law or GAAP or any other applicable accounting principles or standards (or interpretations of any applicable law or GAAP or any other applicable accounting principles or standards) after the date of the Merger Agreement;

provided that in the case of the matters in the third through seventh or the thirteenth bullets, to the extent such event, change, occurrence or development referred to therein are not otherwise excluded from the definition of Company Material Adverse Effect and have a materially disproportionate adverse impact on the business, operations or financial condition of NI and its subsidiaries, taken as a whole, relative to other persons engaged in the same industry, then the incremental disproportionate adverse effect of such event, change, occurrence or development will be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.
In the Merger Agreement, NI has made representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence and good standing and authority and qualification to conduct business with respect to NI;
•	the subsidiaries of NI;
•	the capital structure of NI;
•	NI’s corporate power and authority to enter into and perform the Merger Agreement;
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the absence of, as a result of the performance of the Merger Agreement and consummation of the Merger and other transactions contemplated by the Merger Agreement, (i) any violation or conflict with NI’s organizational documents; (ii) any contravention of, conflict with or violation of any applicable law; (iii) any default or resulting ability to cause termination, cancellation or acceleration under contracts to which NI or any of its subsidiaries is a party; (iv) a resulting creation of a lien on any assets of NI or its subsidiaries or (v) any requirement on NI or its subsidiaries to make any filing with, give any notice to, or obtain any consent from, any governmental entity; subject to certain exceptions set forth in the Merger Agreement;
•	NI’s SEC filings;
•	NI’s financial statements;
•	NI’s internal controls over financial reporting;
•	NI’s disclosure controls and procedures;
•	NI’s compliance with listing requirements of NASDAQ;
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since December 31, 2022, there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, reasonably would be expected to have or result in a Company Material Adverse Effect, and NI and its subsidiaries have not taken actions that would constitute breaches of certain provisions of the Merger Agreement if taken during the Pre-Closing Period without Parent’s consent;

•	legal proceedings and orders;
•	NI’s and its subsidiaries’ possession of good and valid title to material assets free of unpermitted liens;
•	certain real property and equipment owned or leased by NI and its subsidiaries;
•	matters relating to patents, trademarks, domain names, copyrights, trade secrets, software and other intellectual property, including data security and privacy;
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the existence and enforceability of specified categories of certain of NI’s and its subsidiaries’ material contracts, and the absence of any breach or default under the terms thereof or occurrence of an event that would constitute a default thereunder;

•	certain indebtedness of NI and its subsidiaries;
•	the absence of specified undisclosed liabilities;
•	NI’s and its subsidiaries’ compliance with laws, including compliance with applicable anti-corruption, anti-bribery and export and import laws;
•	governmental authorizations and permits;
•	certain tax matters;
•	employee and labor matters;
•	employee benefit plans;
•	environmental matters;
•	insurance policies and programs;
•	the inapplicability of anti-takeover statutes to the Merger Agreement, the Merger or other transactions contemplated by the Merger Agreement;
•	the NI stockholder vote required to adopt the Merger Agreement and approve the Merger;
•	the rendering of BofA Securities, Inc.’s opinion to the Board of Directors;
•	broker, finder and investment banker fees;
•	information included or incorporated by reference into this proxy statement; and
•	certain amendments to NI’s shareholder rights agreement so that the shareholder rights are inapplicable to the Merger and the shareholder rights expire immediately prior to the Effective Time.

In the Merger Agreement, Parent and Merger Sub have made representations and warranties to NI that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, and good standing and authority with respect to Parent and Merger Sub;
•	Parent’s and Merger Sub’s corporate power and authority to enter into and perform the Merger Agreement;
•	required consents, approvals and regulatory filings in connection with the Merger Agreement and the Merger and other transactions contemplated by the Merger Agreement and performance thereof;
•	the corporate approvals necessary for the Merger to be consummated;
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the absence of, as a result of the performance of the Merger Agreement and consummation of the Merger and other transactions contemplated by the Merger Agreement, (i) any violation or conflict with Parent’s or any of its subsidiaries’ organizational documents; (ii) any contravention of, conflict with or violation of any applicable law; (iii) any default or resulting ability to cause termination, cancellation or acceleration under any contract to which Parent or any of its subsidiaries are parties; or (iv) a resulting creation of a lien on any assets of Parent or any of its subsidiaries; subject to certain exceptions set forth in the Merger Agreement;

•	the absence of certain legal proceedings or orders;
•	information supplied by or on behalf of Parent or its affiliates for inclusion in this proxy statement;
•	the capital structure of Merger Sub;
•	delivery and enforceability of the Commitment Letter in connection with the Merger Agreement;
•	the commitments to provide financing to Parent, the availability of Parent’s financing and sufficiency of funds, to pay the amounts required under the Merger Agreement;
•	no required vote of Parent’s stockholders;
•	broker, finder and investment banker fees;
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the absence of contracts between Parent or Merger Sub or any of their affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding Shares or any member of NI’s management or the Board of Directors (in his or her individual capacity), on the other, relating to NI, the Merger Agreement, or the operations of the Surviving Corporation after the Effective Time;

•	the absence of ownership of common stock of NI by Parent or Merger Sub, except as set forth in the Parent disclosure letter;
•	other businesses or pending agreements of Parent, Merger Sub or their affiliates;
•	certain national security matters; and
•	the solvency of Parent and its subsidiaries following the Closing.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
During the period commencing on the date of the Merger Agreement and ending as of the earlier of the Effective Time or the valid termination of the Merger Agreement pursuant to the Merger Agreement (which we refer to as the “Pre-Closing Period”), except (i) as may be required by applicable law, any governmental entity of competent jurisdiction or the rules or regulations of NASDAQ, (ii) as may be agreed in writing by Parent (which consent may not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or required by the Merger Agreement, (iv) as set forth in the NI disclosure letter, or (v) as may be necessary or commercially reasonable and generally consistent with actions taken by substantially similarly situated organizations in response to the same, in response to any COVID-19 Measures or sanctions or similar restrictions imposed in connection with the current dispute between the Russian Federation and Ukraine, NI will, and will cause its subsidiaries to, use commercially reasonable efforts to:
•	conduct its business in all material respects in the ordinary course of business consistent with past practice;
•	and to the extent consistent therewith, preserve satisfactory business relationships with its suppliers, customers, distributors and other persons having material business relationships with it;
provided, however, that, the obligations set forth in the two preceding bullets will not prohibit NI and its subsidiaries from (A) terminating any current or former employee in the ordinary course of business consistent with past practices, or (B) allowing any contracts with employees, service providers, suppliers, customers, distributors, and other persons having business relationships with NI and its subsidiaries to expire in accordance with their terms in the ordinary course of business and consistent with past practices.
During the Pre-Closing Period, and except (i) as may be required by applicable law, any governmental entity of competent jurisdiction or the rules or regulations of NASDAQ, (ii) as may be agreed in writing by Parent (which consent may not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or required by the Merger Agreement, (iv) as set forth in the NI disclosure letter or (v) as may be necessary or commercially reasonable and generally consistent with actions taken by substantially similarly situated organizations in response to the same, in response to any COVID-19 Measures or sanctions or similar restrictions imposed in connection with the current dispute between the Russian Federation and Ukraine, NI will not, and will not permit any of its subsidiaries to:
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authorize, declare, pay any dividend or other distribution, except for (A) dividends by NI consistent with past practice and not in excess of $0.28 per share per quarter and with record and payment dates consistent with past practice of NI in the prior 12 months, or (B) dividends and distributions paid by any wholly owned subsidiary of NI to NI or to any other wholly owned subsidiary of NI;

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split, combine or reclassify any capital stock or other securities, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock or other such securities other than any such transactions solely involving wholly owned subsidiaries of NI;

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except as required by NI benefit plans or collective bargaining agreements as in effect on the date of the Merger Agreement, (A) increase the compensation or other benefits (including bonus, severance, change in control, retention, retirement or termination pay or benefits) payable or provided to service providers of NI or its subsidiaries, (B) enter into any employment, change of control, severance, retirement or retention agreement with any current or former service provider of NI or its subsidiaries, (C) establish, adopt, enter into or materially amend or terminate any NI benefit plan or collective bargaining agreement, (D) recognize any new union, works council or similar employee representative with respect to any current or former service provider of NI or its subsidiaries, (E) grant any equity or equity-based awards to any current or former service provider of NI or its subsidiaries, other than certain annual and new hire long-term incentive awards granted in the ordinary course up to a specified cap, or discretionarily accelerate the vesting or payment of any NI equity award, (F) hire any employee who upon hire, would have an annual base compensation of $250,000 or more or (G) terminate the employment of any employee with an annual base compensation of $250,000 or more (other than for cause);

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enter into or make any loans or advances or capital contributions to, any other person (other than (A) in the ordinary course of business, including to directors, employees, agents or consultants, or (B) any loans, advances or capital contributions to any wholly owned subsidiaries of NI) or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons, except as required by the terms of any NI benefit plan;

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materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC rule or policy;

•	except as required by the rules or requirements of any stock exchange or as to comply with NI’s representation regarding amendments to the NI shareholder rights agreement, (A) adopt any amendments to NI’s certificate of incorporation or bylaws or any other organizational documents or (B) permit any of NI’s subsidiaries to amend its applicable organizational documents except, in the case of this clause (B), for any changes that would not be adverse to Parent in any material respect;
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acquire, directly or indirectly, any assets, securities, properties or businesses, if such acquisition or investment is in excess of $10 million individually or $25 million in the aggregate (for NI and all of its subsidiaries), other than supplies, equipment, inventory, or products in the ordinary course of business;

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except for transactions among NI and its wholly owned subsidiaries or among NI’s wholly owned subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or lien of, any shares of its capital stock or other securities or ownership interests in NI or any subsidiaries of NI or any securities convertible into, exercisable for or exchangeable for any such shares, securities or ownership interests or take any action to cause to be vested any otherwise unvested equity award (except as otherwise required by the terms of the Merger Agreement or required pursuant to the express terms of any equity award, in each case, outstanding as of the date of the Merger Agreement, provided that, for the avoidance of doubt, NI and its subsidiaries will not discretionarily accelerate the vesting or payment of any equity award as provided in the third bullet above), other than (A) issuances of shares in respect of any exercise of or settlement of equity awards outstanding on the date of the Merger Agreement or as may be granted after the date of the Merger Agreement as permitted under the Merger Agreement and (B) sales or issuances of shares of common stock pursuant to the employee stock purchase plan in accordance with its terms or certain terms of the Merger Agreement;

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except for transactions among NI and its wholly owned subsidiaries or among NI’s wholly owned subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or other securities or ownership interests in NI or any of its subsidiaries or any rights, warrants or options to acquire any such shares, securities or interests, other than the acquisition of shares from a holder of an NI equity award in satisfaction of withholding obligations or the payment of exercise price;

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incur, assume or guarantee any Indebtedness (as defined in the Merger Agreement), except for (A) certain intercompany Indebtedness, (B) certain indebtedness for borrowed money incurred to replace, renew, extend or refinance existing indebtedness for borrowed money (including such indebtedness incurred to repay or refinance related fees, expenses, premiums and accrued interest), (C) guarantees or credit support provided by NI or any of its subsidiaries for indebtedness for borrowed money of NI or any of its subsidiaries to the extent such indebtedness (i) existed on the date of the Merger Agreement or (ii) was permitted to be incurred in compliance with this paragraph, (D) Indebtedness incurred pursuant to agreements in effect prior to execution of the Merger Agreement and disclosed on NI’s consolidated balance sheet as of December 31, 2022 and (E) other Indebtedness not to exceed $10 million individually and $50 million in aggregate principal amount outstanding at any time;

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except for transactions among NI and its wholly-owned subsidiaries or among NI’s wholly-owned subsidiaries, sell, lease, assign, license, sublicense, convey, transfer, exchange or swap, or subject to any lien (other than permitted liens) or otherwise dispose of, abandon, permit to lapse or fail to maintain any material portion of its material properties or assets, including the capital stock of subsidiaries, except for (A) inventory sales, obsolete assets or non-exclusive licenses in the ordinary course of business consistent with past practice, (B) pursuant to existing agreements in effect prior to the execution of the Merger Agreement that are made available to Parent (or refinancings thereof permitted pursuant to clause (B) of the immediately preceding bullet), or (C) as may be required by any governmental entity in order to permit or facilitate the consummation of the transactions contemplated by the Merger Agreement;

•
enter into, modify, amend, terminate (other than expiration in accordance with its terms) or waive any rights under certain material contracts except any modifications or amendments made in the ordinary course of business and in a manner that is not adverse to NI in any material respect;

•
settle, pay, discharge or satisfy any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, other than (x) any such action relating to taxes or (y) any such action that (A) does not relate to any action brought by the stockholders of NI against NI and/or its directors relating to the transactions contemplated by the Merger Agreement or a breach of the Merger Agreement or any other agreements contemplated by the Merger Agreement, (B) the settlement, payment, discharge or satisfaction of which does not result in the imposition of equitable or other non-monetary relief on, or the admission of wrongdoing by, NI or any of its affiliates and (C) (1) results solely in a monetary obligation involving only the payment of monies by NI and its subsidiaries of not more than $5 million individually and $20 million in the aggregate (for NI and all of its subsidiaries) (excluding any settlements made under the following clause (2)); (2) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, NI or any of its subsidiaries and the payment of monies by NI or any of its subsidiaries that are not more than $5 million individually and $20 million in the aggregate (for NI and all of its subsidiaries) (not funded by an indemnity obligation or through insurance policies); or (3) that results in no monetary obligation of NI or any of its subsidiaries or their receipt of payment; provided, however, that the settlement, release, waiver or compromise of any action or claim brought by the stockholders of NI against NI and/or its directors relating to the transactions contemplated by the Merger Agreement will be subject to the covenant in the Merger Agreement regarding such actions and claims rather than this paragraph;
•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except for any plan solely among or between NI and any of its wholly owned subsidiaries, or among or between any of NI’s wholly owned subsidiaries;

•
except as contemplated by NI’s capital expenditure budget set forth in the NI disclosure letter or to the extent reasonably necessary to protect human health and safety or in response to casualty events, make any capital expenditure in excess of $5 million, individually, or $10 million, in the aggregate (for NI and all of its subsidiaries);

•
other than in the ordinary course of business consistent with past practices (if any), (A) make, change or revoke any material tax election; (B) adopt or change any material method of tax accounting or change any material tax accounting period; (C) file any material amended tax return; (D) settle or compromise any material action in respect of taxes for an amount materially in excess of the amount accrued or reserved with respect thereto on the financial statements of NI and its subsidiaries; (E) request any material ruling from any governmental entity with respect to taxes; or (F) materially amend or terminate, or knowingly fail to comply with the terms of, or otherwise take or knowingly fail to take any action, which failure to comply, action or failure to act would have a significant adverse effect on the continued validity and effectiveness of, any material tax incentive that was in effect as of the date of the Merger Agreement; and

•	agree, in writing or otherwise, to take any of the foregoing actions.
Non-Solicitation Covenant
During the Pre-Closing Period, NI has agreed that it will not, and will cause its subsidiaries and its and their respective directors and officers not to, and has agreed to use its reasonable best efforts to cause its employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives not to, directly or indirectly:
•
solicit, initiate or knowingly facilitate or knowingly encourage the making or submission of any proposal, offer or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, an Alternative Proposal (as defined below in this section of this proxy statement);

•
engage in any discussions or negotiations with any person regarding an Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, an Alternative Proposal (except to notify such Person that the non-solicitation provisions of the Merger Agreement prohibit any such discussions or negotiations);

•
furnish any nonpublic information relating to NI or its subsidiaries in connection with or for the purpose of facilitating or encouraging an Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, an Alternative Proposal;

•
recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, acquisition agreement, merger agreement or other similar agreement providing for an Alternative Proposal (except for certain permitted confidentiality agreements);

•
take any action to exempt any Person (other than Parent and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable takeover statutes or NI’s organizational and other governing documents;

•	approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL or NI’s organizational and other governing documents; or
•	resolve to do any of the foregoing.
NI has agreed that it will, and will cause its subsidiaries and its and their officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (which we refer to, collectively, as “Representatives”) to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any third party and its Representatives conducted prior to the date of the Merger Agreement with respect to any Alternative Proposal. NI agreed to promptly (and in any event within five business days of the date of the Merger Agreement) request that each third party that has executed a confidentiality agreement within the 24-month period prior to the date of the Merger Agreement in connection with its consideration of any Alternative Proposal return or destroy all confidential information pursuant to such confidentiality agreement furnished to such person by or on behalf of NI or any of its subsidiaries, and NI agreed to confirm to Parent the receipt of all certifications of such return or destruction from such other persons as promptly as practicable after such receipt thereof. NI agreed to use its reasonable best efforts to secure all such certifications as promptly as practicable.
Notwithstanding the foregoing, at any time prior to obtaining the adoption of the Merger Agreement by the NI stockholders, if NI receives a bona fide written Alternative Proposal, NI and its Representatives may contact the third party making such Alternative Proposal to clarify the terms and conditions thereof. If (i) such Alternative Proposal constitutes a Superior Proposal (as defined below in this section of this proxy statement) or (ii) the Board of Directors determines in good faith after consultation with outside legal and financial advisors that such Alternative Proposal would reasonably be expected to result in, a Superior Proposal, NI may, so long as it has otherwise complied with the non-solicitation obligations set forth above in all material respects, take the following actions to the extent failure to do so would be inconsistent with the Board of Director’s fiduciary duties under applicable law (and the Board of Director determines the same in good faith after consultation with outside legal counsel):
•
furnish nonpublic information to the third party making such Alternative Proposal (including its Representatives and prospective equity and debt financing sources), if, and only if, prior to so furnishing such information, (i) the third party has executed a confidentiality agreement with NI (a copy of which will be provided for informational purposes only to Parent) having provisions as to confidential treatment of information that are not materially less restrictive in the aggregate to such third party than the confidentiality provisions in Parent’s confidentiality agreement are to Parent (it being understood that such confidentiality agreement (1) need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal and (2) will not prohibit NI from providing any information contemplated by this paragraph to Parent, Merger Sub or their respective Representatives) and (ii) NI promptly (and in any event within 48 hours) provides Parent any such nonpublic information to the extent access to such information was not previously provided to Parent or its Representatives; and

•	engage in discussions or negotiations with the third party (including its Representatives) with respect to such Alternative Proposal.
NI has agreed to promptly (and in any event within 48 hours) notify Parent in writing if any inquiries (including any written request for information relating to NI or any of its subsidiaries), proposals or offers with respect to an Alternative Proposal are received by NI or any of its Representatives, which notice must identify the third party making, and the material terms and conditions of, any such Alternative Proposal, and, after taking such action, NI has agreed to continue to promptly advise Parent on a reasonably current basis of the status and terms of any material discussions with respect to any such Alternative Proposal and promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to NI or any of its subsidiaries that describes any material terms or conditions of any such Alternative Proposal. Any material amendment to any Alternative Proposal will be deemed to be a new Alternative Proposal for purposes of NI’s compliance with this and the foregoing paragraph.

“Alternative Proposal” means any bona fide proposal, offer or indication of intent made by any person or group of persons (other than Parent, Merger Sub or their respective affiliates) for, or that would result in (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving NI or one or more subsidiaries thereof whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of NI and its subsidiaries, in each case, as a result of which the stockholders of NI or such subsidiaries immediately prior to such transaction would cease to own at least 75% of the total voting power of NI or such subsidiaries or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any person of more than 25% of the net revenues, net income or total assets of NI and its subsidiaries, in each case, on a consolidated basis, (iii) the acquisition by any person of more than 25% of the outstanding shares of NI common stock or any other class of equity or voting securities of one or more subsidiaries thereof whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of NI and its subsidiaries; or (iv) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any such persons beneficially owning 25% or more of any class of equity or voting securities of NI or one or more subsidiaries thereof whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of NI and its subsidiaries.
“Superior Proposal” means an unsolicited, written Alternative Proposal, made after the date of the Merger Agreement, substituting in the definition thereof “50%” for “25%” and for “75%” in each place each such phrase appears, that the Board of Directors determines in good faith, after consultation with NI’s outside legal and financial advisors, and consistent with the Board of Director’s fiduciary duties under applicable law, to be more favorable to NI’s stockholders than the transactions contemplated by the Merger Agreement and which is reasonably capable of being consummated on the terms proposed (after taking into account any changes thereto committed to by Parent).
The Board of Directors’ Recommendation; Change of Recommendation
As described in this proxy statement, and subject to the provisions described below, the Board of Directors has made the recommendation that the NI stockholders vote to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a Change of Recommendation (as defined below in this section of this proxy statement), except as described below.
NI has agreed that the Board of Directors, including any committee thereof, will not:
•	withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the recommendation that NI stockholders vote to adopt the Merger Agreement;
•	fail to include the recommendation that NI stockholders vote to adopt the Merger Agreement in this proxy statement;
•
if any Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding shares of NI common stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an affiliate of Parent), fail to recommend, within ten business days after such commencement, against acceptance of such tender offer or exchange offer by its stockholders;

•	approve, adopt, recommend or declare advisable any Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Alternative Proposal;
•
following the date any Alternative Proposal or any material modification thereto is first publicly disclosed or announced, fail to issue a press release reaffirming the recommendation that NI stockholders vote to adopt the Merger Agreement within four business days after a written request by Parent to do so; provided that Parent may only make such request once with respect to any Alternative Proposal; or

•
approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a permitted confidentiality agreement) with respect to any Alternative Proposal (we refer to any of the foregoing actions as a “Change of Recommendation”).

At any time prior to obtaining the adoption of the Merger Agreement by the NI stockholders, the Board of Directors may make a Change of Recommendation, or, in certain specified circumstances, terminate the Merger Agreement, provided, that the Board of Directors will not be entitled to make a Change of Recommendation or cause any such termination of the Merger Agreement:
•
unless NI has given Parent at least five business days’ written notice (which we refer to as a “Superior Proposal Notice”) advising Parent of its intention to make such Change of Recommendation or terminate the Merger Agreement, which notice must include a description of the terms and conditions of the Superior Proposal that is the basis for the proposed action of the Board of Directors, the identity of the person making the Superior Proposal and a true and complete copy of any proposed definitive agreement for such Superior Proposal, if any, and NI has negotiated in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such amendments to the terms of the Merger Agreement as would permit the Board of Directors not to effect a Change of Recommendation or terminate the Merger Agreement in connection with such Superior Proposal; and

•
unless, at the end of the five-business day period following the receipt of such Superior Proposal Notice, after taking into account any firm commitments made by Parent in writing to amend the terms of the Merger Agreement during such period and in consultation with outside legal counsel and its independent financial advisor, the Board of Directors concludes that the Superior Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal if such amendments were to be given effect; provided, that any material modifications to the terms of the Superior Proposal will commence a new notice period of three business days.

At any time prior to obtaining the adoption of the Merger Agreement by the NI stockholders, the Board of Directors may, in response to an Intervening Event (as defined in this section of this proxy statement), withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the recommendation that NI stockholders vote to adopt the Merger Agreement or fail to include the recommendation that NI stockholders vote to adopt the Merger Agreement in this proxy statement, in each case if the Board of Directors determines in good faith, after consultation with NI’s outside legal counsel and its independent financial advisor, that the failure of the Board of Directors to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided, that the Board of Directors will not be entitled to make such a Change of Recommendation unless:
•
NI has given Parent at least four business days’ written notice (which we refer to as “Intervening Event Notice”) advising Parent of its intention to make such an Change of Recommendation, which Intervening Event Notice must include a reasonably detailed description of the applicable Intervening Event, and NI has negotiated in good faith with Parent (to the extent that Parent requests to negotiate) to enable Parent to propose such amendments to the terms of the Merger Agreement as would permit the Board of Directors not to effect such a Change of Recommendation in connection with such Intervening Event; and

•
unless, at the end of the four-business day period following the delivery of such Intervening Event Notice, after taking into account any firm commitments made by Parent in writing to amend the terms of the Merger Agreement during such period, the Board of Directors determines in good faith, after consultation with NI’s outside legal counsel, that the failure of the Board of Directors to make such Change in Recommendation would continue to be reasonably likely to be inconsistent with its fiduciary duties under applicable law if such amendments were to be given effect; provided, that any material change to the facts and circumstances relating to such Intervening Event will commence a new notice period of three business days.

Nothing in the Merger Agreement will prevent the Board of Directors from complying with its disclosure obligations under applicable law or rules and policies of NASDAQ or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.
“Intervening Event” means any event, change, occurrence or development that materially affects the business of NI and its subsidiaries that is unknown and not reasonably foreseeable to the Board of Directors as of the date of the Merger Agreement and which does not result from a breach of the Merger Agreement by NI (other than a de minimis breach); provided, that the receipt, existence or terms of an Alternative Proposal will not be deemed to be an Intervening Event; and provided, further, that in no event will (A) any change in the trading price of the shares of NI common stock, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (B) the fact that, in and of itself, NI exceeds any internal or published projections, estimates or expectations of NI’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event), or (C) any event, change, effect, development or occurrence that relates to Parent or Merger Sub, in each case of clauses (A) through (C), be deemed to be an Intervening Event.
Employee Matters
For one year following the Effective Time, Parent will provide or cause to be provided to each employee of NI and its subsidiaries who continues to be employed by Parent or any of its affiliates (each of whom we refer to as a “Continuing Employee”):
•	base compensation and target annual cash incentive opportunities that, in each case, are no less favorable than were provided to such Continuing Employee immediately prior to the Effective Time;
•	equity incentive opportunities that are no less favorable than those provided to similarly situated employees of Parent and its subsidiaries, as applicable, following the Effective Time; and
•
employee benefits (excluding any equity or equity based compensation, employee stock purchase benefits, defined benefit pension benefits, retiree health and welfare benefits, severance benefits and change in control, transaction and retention bonuses or payments) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time.

In addition, Parent will provide or cause to be provided to each Continuing Employee who incurs a qualifying termination of employment during the one-year period following the Effective Time with severance benefits equal to the greater of (x) severance benefits generally consistent with NI’s existing severance practices, and (y) severance benefits provided to similarly situated employees of Parent and its subsidiaries, as applicable, following the Effective Time.
However, any Continuing Employees who, at any time during the one-year period following the Effective Time, are or become covered by a collective bargaining agreement will solely be provided with compensation, benefits and terms and conditions of employment that meet the requirements of such collective bargaining agreement.
Parent will (a) recognize each Continuing Employee’s service with NI and its subsidiaries and their respective predecessors prior to the Effective Time for all purposes under any applicable Parent employee benefit plan to the same extent such service was recognized under a corresponding NI employee benefit plan, (b) cause any preexisting condition limitations and eligibility waiting periods under any applicable Parent employee benefit plan providing health and welfare benefits to be waived with respect to the Continuing Employees, unless such conditions would not have been waived under the corresponding NI employee benefit plan in which such Continuing Employee participated and (c) give each Continuing Employee credit for the plan year in which such Continuing Employee is first eligible to participate in such Parent employee benefit plan towards applicable deductibles, coinsurance and maximum out-of-pocket requirements for any eligible expenses incurred by the Continuing Employee, in each case of clauses (a) through (c), subject to customary exclusions.
Debt Financing and Preferred Equity Financing
Until such time, if applicable, that the Commitment Letter is terminated pursuant to a Permitted Termination (as defined in the Merger Agreement), Parent has agreed to take, and to cause each of its affiliates to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to obtain funds sufficient to fund the Financing Amounts (as defined in the Merger Agreement) on or prior to the date on which the Merger is required to be consummated pursuant to the terms of the Merger Agreement. Further, Parent has agreed to, unless the Commitment Letter is terminated pursuant to a Permitted Termination and until such time, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing (as defined in the Merger Agreement) on the terms (including, as necessary, the “flex” provisions contained in any related fee letter) and subject only to the conditions described in the Commitment Letter prior to the date on which the Merger is required to be consummated pursuant to the terms of the Merger Agreement; provided that Parent will not be required to enter into any definitive agreements with respect to the Financing (as defined in the Merger Agreement) (the “Definitive Agreements”) unless (a) the closing of the transactions, including the receipt of proceeds related thereto, contemplated by the Climate Transaction Agreement (as defined in the Merger Agreement) is not reasonably likely to occur prior to the Closing and (b) Parent does not have immediate access to alternative financing in an amount, when taken together with all immediately available funds of Parent on the Closing Date, sufficient to satisfy all of Parent’s obligations under the Merger Agreement. Additionally, unless the Commitment Letter is terminated pursuant to a Permitted Termination, Parent has agreed to use its reasonable best efforts to consummate and obtain in escrow the proceeds of the Financing (or, in the case of any bridge facilities contemplated by the Commitment Letter, high yield financing or other financing incurred in lieu thereof) as promptly as possible after the Syndication Commencement Date and receipt of certain financial information from NI; provided that Parent has no obligation to fund the bank debt portion of the Financing into escrow so long as Parent has delivered executed Definitive Agreements (including, to the extent necessary, any Definitive Agreements for a bridge financing) and the funding thereof is subject only to the conditions set forth in the Commitment Letter, other than the delivery of definitive documentation.
Unless the Commitment Letter is terminated pursuant to a Permitted Termination and until such time, in the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent has agreed to (i) promptly notify NI in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts, and cause each of its affiliates to use their reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to consummate the transactions contemplated by the Merger Agreement and to pay the Financing Amounts and, without limiting the foregoing, to use reasonable best efforts to cause such Alternative Financing not to include certain prohibited modifications or any conditions to the consummation thereof that are more onerous than those set forth in the Commitment Letter as of the date the Merger Agreement was executed. In furtherance of and not in limitation of the foregoing, unless the Commitment Letter is terminated pursuant to a Permitted Termination, in the event that immediately prior to the Closing (A) any portion of the Financing contemplated to be structured as permanent financing is unavailable, regardless of the reason therefor, (B) all conditions to the obligations of each party to effect the Merger and the conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied or waived (other than (x) those conditions that are to be satisfied by action taken at the Closing and (y) those conditions the failure of which to be satisfied is attributable to a breach by Parent of its representations, warranties, covenants or agreements contained in the Merger Agreement) and (C) the bridge facilities contemplated by the Commitment Letter (or alternative bridge facilities obtained in accordance with the Merger Agreement) are available on the terms and conditions described in the Commitment Letter, Parent has agreed to cause the proceeds of such bridge financing to be used immediately in lieu of such affected portion of the permanent financing.
Parent has agreed to provide NI with prompt oral and written notice of any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication from any lender or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement of any provision thereof, and to keep NI reasonably informed on a current basis of the status of its efforts to consummate the Financing, including any Alternative Financing.
In no event will the receipt or availability of any funds or financing (including the Financing) by or to Parent or any of its affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under the Merger Agreement.

Cooperation as to Debt Financing and Preferred Equity Financing
Subject to the last paragraph of this section of this proxy statement, NI has agreed to use its commercially reasonable efforts, and to cause its subsidiaries to use commercially reasonable efforts, and to use its commercially reasonable efforts to cause it and its subsidiaries’ representatives to use their commercially reasonable efforts, to provide customary cooperation, to the extent reasonably requested by Parent in writing, in each case to the extent necessary for the arrangement of the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing business operations of NI or any of its affiliates), including using commercially reasonable efforts to:
•	cause appropriate members of management of NI to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;
•
furnish certain specified financial information to Parent and cause NI’s independent auditors to provide, consistent with customary practice, any customary “comfort” letters with regard to financial information related to NI and its subsidiaries;

•
provide reasonable and customary assistance to Parent and its lenders in Parent’s preparation of customary offering documents, lender and investor presentations, private placement memoranda, syndication memoranda, ratings agency presentations and other marketing material for the Financing;

•
if and to the extent Parent elects to prepay NI’s Third Amended and Restated Credit Agreement, dated as of August 24, 2022, by and among the Company, the lenders from time party thereto, and Wells Fargo Bank, National Association, as administrative agent, swingline lender, and issuing lender (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Company Credit Agreement”) at or after the Effective Time, provide customary prepayment notices within the time periods contemplated by the Company Credit Agreement and use commercially reasonable efforts to assist Parent in obtaining customary payoff letters with respect thereto and take all actions reasonably requested in connection therewith including (x) the release of all collateral, (y) the termination of all guaranties and (z) the termination or replacement of all letters of credit outstanding thereunder, in each case to be effective at the Closing;

•	provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations;
•	cooperate with Parent to obtain customary corporate and facilities credit ratings;
•
cooperate with the lenders’ due diligence, to the extent customary and reasonable, and assist in the preparation of, and in the execution and delivery of at Closing, the Definitive Agreements, and take all organizational actions reasonably requested by Parent necessary to permit the Financing, subject to the occurrence of the Closing; and

•	cooperate in satisfying the conditions precedent to the Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, NI and/or its subsidiaries.
Notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement or in this section of this proxy statement, neither NI nor any of its affiliates will be required to take or permit the taking of any action pursuant to the Merger Agreement or this section of the proxy statement:
•
require NI or any of its affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Financing or enter into, execute or deliver any document or agree to any change or modification of any existing document (provided that NI has agreed to use commercially reasonable efforts to cause persons who will continue as officers or directors, as applicable, of NI or its subsidiaries, as applicable, after the occurrence of Closing, to pass resolutions and to execute documents which are subject to and conditioned upon, and do not become effective until, the occurrence of Closing);

•	cause any representation or warranty in the Merger Agreement to be breached by NI or any of its affiliates;

•
require NI or any of its affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing or otherwise incur any obligation (except, with respect to NI and its subsidiaries only, to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of Closing);

•	reasonably be expected to cause any director, officer, employee or stockholder of NI or any of its affiliates to incur any personal liability;
•	reasonably be expected to conflict with the organizational documents of NI or any of its affiliates or any laws;
•
reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which NI or any of its affiliates is a party;

•
provide access to or disclose information that NI or any of its affiliates determine would jeopardize any attorney-client privilege or other applicable privilege or protection of NI or any of its affiliates;

•	require the delivery of any opinion of counsel to NI;
•	require NI or any of its affiliates to prepare any financial statements or information that are not available to NI and prepared in the ordinary course of NI’s financial reporting practice;
•	require NI or any of its affiliates to prepare or deliver certain excluded financial information; and
•	require NI or any of its affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Financing.
Parent has agreed to reimburse NI or any of its affiliates for all reasonable out-of-pocket costs incurred by them or their respective representatives in connection with the cooperation described in this section of the proxy statement and will reimburse, indemnify and hold harmless NI and its affiliates and their respective representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Parent or its representatives pursuant to the above provisions and any information used in connection therewith, subject to certain exceptions.
Indemnification and Insurance
Parent and Merger Sub agree to cause the Surviving Corporation to provide that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers, as the case may be, of NI or its subsidiaries (or directors or officers of NI or any of its subsidiaries to the extent serving as fiduciaries with respect to any Company benefit plan maintained by NI or any of its subsidiaries) as provided in their respective articles or certificates of incorporation or bylaws or other organizational documents or in any agreement set forth in the NI disclosure letter, in each case as in effect as of the date of the Merger Agreement, will survive the Merger and will continue at and after the Effective Time in full force and effect for a period of six years. For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to, and the Surviving Corporation will, maintain in effect the exculpation, indemnification and advancement of expenses provisions of NI’s and any of its subsidiaries’ articles or certificates of incorporation and bylaws or similar organizational documents as in effect as of the date of the Merger Agreement or in any indemnification agreements of NI or its subsidiaries with any of their respective directors, officers or employees as in effect as of the date of the Merger Agreement and set forth in the NI disclosure letter, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of NI or any of its subsidiaries.
For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to, and the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director or officer of NI or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of NI or its subsidiaries (or directors or officers of NI or any of its subsidiaries to the extent serving as fiduciaries with respect to any Company benefit plan) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any action to the fullest extent permitted by law), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of NI or its subsidiaries).
For a period of six years from and after the Effective Time, Parent will cause the Surviving Corporation to, and the Surviving Corporation will, either cause to be maintained in effect the current policies of directors’ and officers’, employment practices and fiduciary liability insurance maintained by or for the benefit of NI and its subsidiaries and their respective current and former directors and officers or provide substitute policies for NI and its subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of NI and its subsidiaries, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of NI and its subsidiaries and their respective current and former directors and officers with respect to claims arising from facts or events that occurred at or before the Effective Time (regardless of when such claims are brought) (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’, employment practices and fiduciary liability insurance), except that in no event will Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by NI and its subsidiaries. If the Surviving Corporation is unable to obtain such insurance because its cost exceeds such maximum amount, it will obtain as much comparable insurance as possible for the years within such six-year period for a premium equal to such maximum amount. In lieu of such insurance, prior to the Closing Date NI may, at its option, or Parent may, at its option request NI to, purchase a six-year prepaid “tail” directors’ and officers’, employment practices and fiduciary liability insurance policy for NI and its subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of NI and its subsidiaries, such tail policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of NI and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that in no event will the cost of any such tail policy exceed the maximum amount set forth above.
Special Meeting
NI has agreed, as promptly as reasonably practicable after the date of the Merger Agreement (and no later than 30 days after the date of the Merger Agreement), that NI will:
•
prepare and file with the SEC this proxy statement, which, subject to the right of the Board of Directors to make a Change of Recommendation (as defined in the section of this proxy statement entitled “— The Board of Directors’ Recommendation; Change of Recommendation”), will include the recommendation that NI stockholders vote to adopt the Merger Agreement;

•	use reasonable best efforts to respond to any comments by the SEC staff in respect of this proxy statement as promptly as reasonably practicable after the receipt thereof; and
•
cause the definitive proxy statement to be mailed to NI’s stockholders as promptly as practicable following the time the proxy statement is cleared by the SEC for mailing to NI’s stockholders (and in any event within ten business days of such time).

NI has also agreed that it will:
•
take all action required by the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold the Special Meeting promptly following the mailing of this proxy statement (and will use reasonable best efforts to hold such meeting as promptly as practicable but in no event later than 45 days after the definitive proxy statement is mailed to the NI stockholders) for the purpose of obtaining (A) the adoption of the Merger Agreement by the NI stockholders and (B) if so desired and mutually agreed between NI and Parent, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated by such agreement; and

•
subject to the right of the Board of Directors to make a Change of Recommendation (as defined in the section of this proxy statement entitled “— The Board of Directors’ Recommendation; Change of Recommendation”), use reasonable best efforts to obtain the adoption of the Merger Agreement by the NI stockholders and solicit from its stockholders proxies in favor of the adoption of the Merger Agreement by the NI stockholders.

NI may adjourn, recess, or postpone, and at the request of Parent it will adjourn, recess or postpone, the Special Meeting for a reasonable period to solicit additional proxies, if NI or Parent, respectively, reasonably believes there will be insufficient shares of NI common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting or to obtain the adoption of the Merger Agreement by the NI stockholders (provided that, unless agreed in writing by NI and Parent, all such adjournments, recesses or postponements will be for periods of no more than ten business days each) and (y) NI may adjourn, recess, or postpone the Special Meeting to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the stockholders of NI within a reasonable amount of time in advance of the Special Meeting.
See the section of this proxy statement entitled “— The Board of Directors’ Recommendation; Change of Recommendation” for related information regarding the Board of Directors’ responsibilities with regard to recommending the adoption of the Merger Agreement to NI stockholders.
Transaction Litigation
During the Pre-Closing Period, NI will control the defense of any litigation brought by stockholders of NI against NI and/or its directors relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement (whether directly or on behalf of NI and its subsidiaries or otherwise); provided, however, that NI will give Parent prompt notice of any such litigation and keep Parent reasonably informed of the status thereof. NI will give Parent (a) the opportunity to participate in the defense of any such litigation, (b) the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation, and (c) the right to consult on the settlement, release, waiver or compromise of any such litigation, and the Company will in good faith take such comments into account, and no such settlement, release, waiver or compromise of such litigation will be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Regulatory Approvals and Related Matters
Subject to the terms and conditions of the Merger Agreement, each of Parent and NI has agreed to cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement and related transaction documents as promptly as practicable following the date of the Merger Agreement, including:
•
preparing and filing as promptly as practicable after the date of the Merger Agreement with any governmental authority all documentation to effect all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from certain governmental entities (which we refer to as “Required Regulatory Approvals”);

•
obtaining all Required Regulatory Approvals and other approvals, consents, ratifications, permissions, waivers, authorizations (including any permits) and other confirmations required to be obtained from any governmental authority that are necessary to consummate the Merger and other transactions contemplated by the Merger Agreement and related transaction documents;

•	executing and delivering any additional instruments necessary to consummate the Merger and other transactions contemplated by the Merger Agreement and related transaction documents; and
•
defending through litigation on the merits any legal proceeding under any antitrust law or foreign investment law, whether judicial or administrative, challenging the Merger Agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other governmental entity in connection with the foregoing vacated or reversed.

Specifically, in furtherance of and without limiting the generality of the above, Parent and NI have agreed promptly after the date of the Merger Agreement to:
•	prepare and file the notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder within 10 business days;
•	prepare and file the notifications (or drafts thereof) required under each other antitrust law or foreign investment law as promptly as practicable after the date of the agreement;
•
supply, as promptly as practicable, any additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable antitrust law or foreign investment law; and

•
use its reasonable best efforts to promptly obtain all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods under the HSR Act and any other applicable antitrust law or foreign investment law but in any event prior to the End Date.

Parent has agreed to pay all filing fees payable in connection with all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods contemplated by this paragraph.
Parent and NI have agreed to work cooperatively in connection with obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods with respect to the Merger and other transactions contemplated by the Merger Agreement, and (to the extent permitted under applicable law) specifically have agreed to:
•
consult and cooperate with each other in all respects in connection with any such filing or submission with a governmental entity or any other person relating to the Merger and the other transactions contemplated by the Merger Agreement;

•
keep the other party promptly informed of any communication received from a governmental entity or other person, in each case regarding the Merger and the other transactions contemplated by the Merger Agreement (and in the case of written communications, furnish the other party with a copy of such communication);

•
permit the other party to review and discuss in advance, and in consider in good faith the views of the other party in connection with any proposed filing, submission or other communication to any governmental entity or other person; and

•
to the extent not prohibited by applicable governmental entity or other person, give the other party the opportunity to attend and participate in any meetings (whether in-person or otherwise), telephone or video calls or other conferences.

Notwithstanding the foregoing, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any governmental entity under any antitrust law or foreign investment law challenging, hindering, impeding, interfering with or delaying any transaction contemplated by the Merger Agreement as violative of any such law, Parent will, upon consultation with NI and in consideration of NI’s views in good faith, be entitled to direct the defense and lead in the development of the defense strategy. Each of Parent and NI agree to use their reasonable best efforts to contest and resist any legal proceeding and to have vacated, lifted, reversed or overturned any such action, decree, judgment, injunction or other such order, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by the Merger Agreement.

Parent will, upon consultation with the Company and in consideration of NI’s views in good faith, be entitled to lead the development of the (i) strategy for obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods so as to enable Closing to occur prior to the End Date, (ii) response to any request from, inquiry by, or investigation by (including, subject to the last sentence of this paragraph, the timing, nature and substance of all such responses) any governmental entity with respect to the Merger and the other transactions contemplated by the Merger Agreement and (iii) strategy for the defense and settlement of any action brought by or before any governmental entity that has authority to enforce the applicable antitrust laws or foreign investment laws. In furtherance thereof, and subject to applicable law, NI will not settle or compromise or offer to settle or compromise any request, inquiry, investigation or other action by a governmental entity with respect to the Merger or the transactions contemplated by the Merger Agreement without the prior written consent of Parent (which may be withheld or given in its sole discretion). Notwithstanding anything to the contrary in the Merger Agreement, no party will extend any waiting period under the HSR Act (including by withdrawing and refiling its filing under the HSR Act) or any other antitrust law or foreign investment law or enter into any agreement with any governmental entity to delay, or otherwise not to consummate as promptly as practicable, the Merger or the transactions contemplated by the Merger Agreement except with the prior written consent of the other party (such consent not to be unreasonably withheld).
With respect to the required regulatory approvals, the parties have agreed that the reasonable best efforts referred to in the first paragraph of this section of this proxy statement will include Parent taking, and causing any subsidiary to take, all actions necessary to satisfy, as promptly as practicable, all conditions, so as to permit the Closing to occur no later than the End Date, including the following actions (each such action we refer to as a “Burdensome Condition”):
•
proposing, negotiating, committing to, effecting, agreeing to and executing, by consent decree, settlement, undertaking, stipulations or otherwise, the sale, divestiture, transfer, license, hold separate or disposition of any and all of the share capital or other equity voting interests, assets (whether tangible or intangible), businesses, divisions, operations, products or product lines of Parent (including its subsidiaries and affiliates) and of NI (including its subsidiaries); terminating, transferring or creating relationships, contractual rights or other obligations of Parent (including its subsidiaries and affiliates) and NI (including its subsidiaries); and otherwise taking or committing to take any actions or agree to any undertakings that would limit Parent’s (including its subsidiaries’, affiliates’, and the Surviving Corporation’s) freedom of action with respect to, or their ability to retain, or impose obligations on Parent’s (including its subsidiaries’, affiliates’, and the Surviving Corporation’s) future operations with respect to, assets (whether tangible or intangible), businesses, divisions, personnel, operations, products or product lines of Parent (and its subsidiaries and affiliates, including the Surviving Corporation) or NI (and its subsidiaries), in each case so as to satisfy the conditions to Closing or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date;

provided that:
•
NI (and its subsidiaries) will not be permitted to offer or agree to or effectuate any Burdensome Condition without the prior written consent of Parent; provided further, that NI (and its subsidiaries) will be required to agree to or effectuate any Burdensome Condition upon written direction from Parent, so long as the effectiveness thereof is conditioned on the Closing.

Parent further agrees that it will not (and will cause its subsidiaries and affiliates not to) acquire or agree to acquire any business, or a substantial portion of the assets or equity of any business, that competes with NI or otherwise operates in the electronic test and measurement industry if such acquisition would be reasonably likely to prevent or materially delay the Closing.
Other Covenants
The Merger Agreement contains other covenants, including those relating to access to information, takeover statutes, public announcements, stock exchange delisting and deregistration, matters related to Section 16 of the Exchange Act and further assurances.

Conditions to the Closing of the Merger
The respective obligations of each party to effect the Merger and other transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by Parent and NI to the extent permitted by applicable law) of the following conditions:
•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of NI common stock;
•
the absence of any injunction or similar order, writ, injunction, award, judgment or decree by any governmental entity with competent jurisdiction over Parent or NI and the absence of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction or decree, in each case that has been entered, promulgated or become effective and continues to be in effect that prohibits or makes illegal the consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

•
(a) the expiration or termination of the applicable waiting period applicable to the consummation of the Merger and other transactions contemplated by the Merger Agreement under the HSR Act and the expiration, termination or waiver of any and all agreements with governmental entities with competent jurisdiction over NI or Parent pursuant to which such parties have agreed not to consummate the transactions contemplated by the Merger Agreement until a specified time and (b) the obtainment of all required consents and expirations or terminations of waiting periods (as applicable) with respect to certain other required regulatory filings.

In addition, the obligation of NI to effect the Merger and other transactions contemplated by the Merger Agreement is subject to the satisfaction (or waiver by NI to the extent permitted by applicable law) of the following additional conditions:
•
the representations and warranties of Parent and Merger Sub (without regard to any qualifications as to materiality contained in such representations and warranties) being true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger, to obtain financing for the Merger (to the extent required to consummate the Merger) or to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•
Parent and Merger Sub having in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Effective Time; and

•
the receipt by NI of a certificate of Parent, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions described in the preceding two bullets have been satisfied.

In addition, the obligations of Parent and Merger Sub to effect the Merger and other transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by Parent and Merger Sub to the extent permitted by applicable law) of the following additional conditions:
•
the representations and warranties of NI related to the absence of a Company Material Adverse Effect since December 31, 2022 being true and correct, both when made and at and as of the Closing Date, as if made at and as of such time;

•
representations and warranties of NI related to certain aspects of its capital structure being true and correct (except for inaccuracies in such representations and warranties that are de minimis relative to the total fully-diluted equity capitalization of NI), both when made and at and as of the Closing Date, as if made at and as of such time;

•
the representations and warranties of NI related to due organization, valid existence and good standing of NI and its subsidiaries, the corporate authority of NI to enter into the Merger Agreement and the valid and binding nature of the Merger Agreement, the absence of contravention of NI’s organizational documents in connection with entry into and performance of the Merger Agreement, takeover statutes, BofA Securities’ fairness opinion, broker and investment banker fees owed by NI and the amendments to NI’s shareholder rights agreement being true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);
•
the other representations and warranties of NI (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) being true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

•	NI having in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time; and
•
the receipt by Parent of a certificate of NI, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions described in the preceding five bullets have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Closing in the following ways (whether before or after any approval by NI stockholders of the matters presented in connection with the Merger):
•	by mutual written consent of NI and Parent;
•	by either NI or Parent, subject to certain limitations, if:
•
the Effective Time has not occurred on or before April 12, 2024 (provided that if as of such date all conditions to the Closing have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing but subject to those conditions being capable of being satisfied), except for the conditions related to (i) regulatory approvals or (ii) a lack of legal restraints preventing the consummation of the Merger (only to the extent the applicable legal restraint relates to an antitrust law or foreign investment law), each as described in the section of this proxy statement entitled “— Conditions to the Closing of the Merger,” then such date will be automatically extended to July 12, 2024) (provided further that if as of such date as so extended, all conditions to Closing have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing but subject to those conditions being capable of being satisfied) other than the conditions related to (i) regulatory approvals or (ii) a lack of legal restraints preventing the consummation of the Merger (only to the extent the applicable legal restraint relates to an antitrust law or foreign investment law), then such date will automatically be further extended to October 12, 2024). This right to terminate the Merger Agreement will not be available to any party whose breach in any material respect of its obligations under the Merger Agreement in any manner that has materially contributed to the failure to consummate the Merger on or before such date (which we refer to as the “End Date Termination Right”);

•
any governmental entity with competent jurisdiction over Parent or NI has issued a final and nonappealable injunction or similar order or any law that prohibits or makes illegal the consummation of the Merger and the other transactions contemplated by the Merger Agreement. This right to terminate the Merger Agreement will not be available to any party whose breach in any material respect of its obligations under the Merger Agreement in any manner that has materially contributed to the failure to consummate the Merger on or before such date (which we refer to as the “Legal Restraint Termination Right”); or

•
the Special Meeting (including any adjournments or postponements thereof) has concluded and the adoption of the Merger Agreement by NI stockholders was not obtained (which we refer to as the “Special Meeting Termination Right”).

•	by NI, subject to certain limitations:
•
if Parent or Merger Sub has breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in a failure of one of the first two conditions set forth in the section of this proxy statement describing the obligations of NI to effect or otherwise consummate the Merger and (ii) cannot be cured by the End Date or, if curable, is not cured within 30 business days following NI’s delivery of written notice to Parent stating NI’s intention to terminate the Merger Agreement pursuant to this section and the basis for such termination; provided that, NI is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement so as to cause any of the conditions set forth in the first five conditions in the section describing the obligations of Parent and Merger Sub to effect or otherwise consummate the Merger not to be capable of being satisfied (which we refer to as the “NI Breach Termination Right”); or

•
to enter into an agreement providing for a Superior Proposal as described in the section of this proxy statement entitled “— The Board of Directors’ Recommendation; Change of Recommendation”; provided, that NI has paid the termination fee owed to Parent immediately before or simultaneously with and as a condition to such termination (which we refer to as the “Superior Proposal Termination Right”).

•	by Parent, subject to certain limitations, if:
•
NI has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in the first five conditions in the section of this proxy statement describing the obligations of Parent and Merger Sub to effect or otherwise consummate the Merger and (ii) cannot be cured by the End Date or, if curable, is not cured within 30 business days following Parent’s delivery of written notice to NI stating Parent’s intention to terminate the Merger Agreement pursuant to this section and the basis for such termination; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement so as to cause either of the first two conditions in the section of this proxy statement describing the obligations of NI to effect or otherwise consummate the Merger not to be capable of being satisfied;

•
the NI Board has effected a Change of Recommendation as described in the section of this proxy statement entitled “— The Board of Directors’ Recommendation; Change of Recommendation” (which we refer to as the “Change of Recommendation Termination Right”); or

•
prior to the Special Meeting, if there has been a material breach by NI of NI’s obligations described in the section of this proxy statement entitled “— Non-Solicitation Covenant” or “— The Board of Directors’ Recommendation; Change of Recommendation.”

Termination Fee Payable by NI
NI has agreed, if requested by Parent, to pay to Parent a termination fee of $310 million in cash (which we refer to as the “Company Termination Fee”) if the Merger Agreement is validly terminated:
•	by NI in accordance with the Superior Proposal Termination Right;
•	by Parent in accordance with the Change of Recommendation Termination Right; or
•
(A) after the date of the Merger Agreement, an Alternative Proposal is publicly proposed or publicly disclosed prior to, and not unconditionally withdrawn publicly at least five business days prior to, the Special Meeting, (B) the Merger Agreement is terminated by Parent or NI pursuant to the End Date Termination Right or the Special Meeting Termination Right or by Parent pursuant to the NI Breach Termination Right and (C) concurrently with or within twelve months after such termination, NI enters into a definitive agreement providing for a transaction described in the definition of Alternative Proposal (which transaction is subsequently consummated, whether during or following such twelve-month period) or completed such Alternative Proposal (for purposes of this clause (C), each reference to “25%” in the definition of “Alternative Proposal” when used with respect to such transaction will be deemed to be a reference to “50%”).
In no event will NI be obligated to pay the Company Termination Fee on more than one occasion.
If NI fails to promptly pay the Company Termination Fee when due, NI must pay to Parent the fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated by such party), together with interest on the amount of the Company Termination Fee at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made.
Termination Fee Payable by Parent
Parent has agreed, if requested by NI, to pay to NI a termination fee of $310 million in cash (which we refer to as the “Parent Termination Fee”) if:
•
the Merger Agreement is terminated by Parent or NI pursuant to the End Date Termination Right and, at the time of such termination (A) one or more of the conditions to Closing related to (i) regulatory approvals or (ii) a lack of legal restraints preventing the consummation of the Merger (only to the extent the applicable legal restraint relates to an antitrust law or foreign investment law), (B) all other conditions to the Closing have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time)) and (C) no breach by NI of its obligations described in the section of this proxy statement entitled “— Regulatory Approvals and Related Matters” has materially contributed to the failure to be satisfied of all or any of the conditions listed in clause (A) of this paragraph; or

•
the Merger Agreement is terminated by Parent or NI pursuant to the Legal Restraint Termination Right only as the result of a legal restraint issued or granted in respect of the Merger and the other transactions contemplated by the Merger Agreement by a governmental entity pursuant to any antitrust law or foreign investment law and no breach by NI of its obligations described in the section of this proxy statement entitled “— Regulatory Approvals and Related Matters” has been the principal cause of the imposition of such legal restraint.

In no event will Parent be obligated to pay the Parent Termination Fee on more than one occasion.
If Parent fails to promptly pay the Parent Termination Fee when due, Parent must pay to NI the fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated by such party), together with interest on the amount of the Parent Termination Fee at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made.
Specific Enforcement
The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party has agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated, Parent and Merger Sub expressly acknowledged and agreed that NI and its stockholders will have suffered irreparable harm, that monetary damages will be inadequate to compensate NI and its stockholders, and that NI on behalf of itself and its stockholders will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger.
Each party further agreed that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in the Merger Agreement, and each party irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

The parties have acknowledged and agreed that time is of the essence and that the parties would suffer ongoing irreparable injury for so long as any provision of the Merger Agreement is not performed in accordance with its specific terms, including but not limited to as a result of any dispute over the parties’ obligations to consummate the transactions contemplated by the Merger Agreement. The parties accordingly agreed that, as to any claims or actions in which a party seeks specific performance or other equitable relief pursuant to the Merger Agreement, the parties will use their best efforts to seek and obtain an expedited schedule for such proceedings and will not oppose any party’s request for expedited proceedings.
Expenses
Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring or required to incur such expense, except that expenses incurred by any party in connection with the printing, filing and mailing of this proxy statement (including applicable SEC filing fees) will be borne by NI, and all filing fees paid by any party in respect of any HSR Act or other filing under any antitrust laws or foreign investment laws will be borne by Parent. Except as otherwise described under the section of this proxy statement entitled “— Exchange and Payment Procedures,” all transfer, documentary, sales, use, stamp, registration and other similar taxes imposed with respect to the transfer of shares pursuant to the Merger will be borne by NI, Parent or Merger Sub and expressly will not be a liability of holders of NI common stock.
Amendments and Waivers
At any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the NI stockholders, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by NI, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the adoption of the Merger Agreement by the NI stockholders, if any such amendment or waiver requires, pursuant to applicable law or in accordance with the rules and regulations of NASDAQ, further approval of the stockholders of NI or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of NI or the sole stockholder of Merger Sub, as applicable. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Select provisions relating to the Financing Parties (as defined in the Merger Agreement) may not be amended, waived or otherwise modified in a manner materially adverse to the Financing Parties without the written consent of the Financing Entities (as defined in the Merger Agreement).
Governing Law
The Merger Agreement, and any action, suit or other legal proceeding arising out of or relating to the Merger Agreement (including the enforcement of any provision of the Merger Agreement), any of the transactions contemplated by the Merger Agreement or the legal relationship of the parties (whether at law or in equity, whether in contract or in tort or otherwise), will be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

PROPOSAL 2: THE COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, NI is required to submit a proposal to NI stockholders to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to NI’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the Compensation Proposal). Such compensation is summarized and quantified in the section entitled “Proposal 1: Adoption of the Merger Agreement — Interests of NI’s Executive Officers and Directors in the Merger.” The Board of Directors encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, NI is asking you to approve the following resolution:
RESOLVED, that the stockholders of NI approve, on an advisory (nonbinding) basis, the compensation that will or may become payable to NI’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Proposal 1: Adoption of the Merger Agreement — Interests of NI’s Executive Officers and Directors in the Merger.”
The vote on this Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on NI. Accordingly, if the Merger Agreement Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Required Vote
The affirmative vote of the holders of the shares of NI common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal.
Assuming a quorum is present, (a) a failure to be represented by proxy or attend the Special Meeting will have no effect on the outcome of the Compensation Proposal, (b) abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal and (c) “broker non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of NI common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If an NI stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of NI common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting, and all of such shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” the Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the Adjournment Proposal). If NI stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from NI stockholders that have previously returned properly executed proxies voting against the Merger Agreement Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Agreement Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
Required Vote
The affirmative vote of the holders of the shares of NI common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal is required for approval of the Adjournment Proposal.
Assuming a quorum is present, (a) a failure to be represented by proxy or attend the Special Meeting will have no effect on the outcome of the Adjournment Proposal, (b) abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal and (c) “broker non-votes” (if any) will have no effect on the outcome of the Adjournment Proposal. Shares of NI common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If an NI stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of NI common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting, and all of such shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of NI’s common stock as of May 23, 2023 (the “Table Date”), unless otherwise indicated, by (i) each person known to NI, based solely on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, to be the beneficial owner of more than 5% of NI’s common stock, (ii) each named executive officer, (iii) each director, and (iv) all current directors and executive officers as a group:
Name of Person or Entity	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Owned(2)
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	13,210,667	9.95%
BlackRock Inc.(4) 55 East 52nd Street New York, NY 10055	12,045,874	9.07%
Janus Henderson Group PLC(5) 201 Bishopsgate United Kingdom EC2M 3AE	8,885,010	6.69%
T. Rowe Price Investment Management, Inc.(6) 101 E. Pratt Street Baltimore, Maryland 21201	8,097,540	6.10%
Eric H. Starkloff(7)	248,908	*
Daniel Berenbaum(8)	150	*
Scott A. Rust(9)	16,937	*
Ritu Favre(10)	20,354	*
Karen M. Rapp	98,489	*
Jason E. Green	0	*
Alexander M. Davern(11)	274,813	*
Duy-Loan T. Le(12)	121,775	*
Michael E. McGrath(13)	47,092	*
Gerhard P. Fettweis(14)	33,685	*
James E. Cashman, III(15)	21,501	*
Liam K. Griffin(16)	21,501	*
Gayla J. Delly(17)	18,560	*
All current executive officers and directors as a group (12 persons)(18)	843,763	*
*	Represents less than 1% of the outstanding shares of our common stock as of the Table Date.
(1)
Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

The number in the “Number of shares of common stock beneficial owned” column represents shares of NI’s common stock held, and the time-based restricted stock units (“RSUs”) held that will vest within 60 days of the Table Date. The number does not include the RSUs that vest more than 60 days of the Table Date. RSUs are awards granted by NI and payable, subject to vesting requirements, in shares of NI’s common stock.
(2)
For each individual and group included in the table, percentage owned is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of (i) the 132,753,386 shares of common stock outstanding on the Table Date, and (ii) the RSUs held that will vest within 60 days after the Table Date.

(3)
Represents shares of NI’s common stock beneficially owned as of December 31, 2022, based on a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group. The Vanguard Group has shared voting power with respect to 46,911 shares of common stock, sole dispositive power with respect to 13,033,948 shares of common stock and shared dispositive power with respect to 176,719 shares of common stock.

(4)
Represents shares of NI’s common stock beneficially owned as of December 31, 2022, based on a Schedule 13G/A filed with the SEC on January 24, 2023 by BlackRock, Inc. The Schedule 13G/A states that BlackRock, Inc. has sole voting power with respect to 11,722,039 shares of common stock and sole dispositive power with respect to 12,045,874 shares of common stock.

(5)
Represents shares of NI’s common stock beneficially owned as of December 31, 2022, based on a Schedule 13G/A filed with the SEC on February 10, 2023 by Janus Henderson Group PLC. The Schedule 13G/A states that Janus Henderson Group PLC has shared voting power with respect to 8,885,010 shares of common stock and shared dispositive power with respect to 8,885,010 shares of common stock.

(6)
Represents shares of NI’s common stock beneficially owned as of December 31, 2022, based on a Schedule 13G filed with the SEC on February 14, 2023 by T. Rowe Price Investment Management, Inc. The Schedule 13G states that T. Rowe Price Investment Management, Inc. has sole voting power with respect to 3,296,600 shares of common stock and sole dispositive power with respect to 8,097,540 shares of common stock.

(7)	Includes 0 shares subject to RSUs which vest within 60 days of the Table Date for Mr. Starkloff.
(8)	Includes 0 shares subject to RSUs which vest within 60 days of the Table Date for Mr. Berenbaum.
(9)	Includes 0 shares subject to RSUs which vest within 60 days of the Table Date for Mr. Rust.
(10)	Includes 0 shares subject to RSUs which vest within 60 days of the Table Date for Ms. Favre and 6,383 shares held by the Ritu Favre Survivor’s Trust.
(11)	Includes 0 shares subject to RSUs which vest within 60 days of the Table Date for Mr. Davern and 90,000 shares held by the Davern 2021 Irrevocable Trust.
(12)	Includes 0 shares subject to RSUs which vest within 60 days of the Table Date for Ms. Le.
(13)	Includes 0 shares subject to RSUs which vest within 60 days of the Table Date for Mr. McGrath.
(14)	Includes 0 shares subject to RSUs which vest within 60 days of the Table Date for Dr. Fettweis.
(15)	Includes 0 shares subject to RSUs which vest within 60 days of the Table Date for Mr. Cashman.
(16)	Includes 0 shares subject to RSUs which vest within 60 days of the Table Date for Mr. Griffin.
(17)	Includes 0 shares subject to RSUs which vest within 60 days of the Table Date for Ms. Delly.
(18)	Includes 0 shares subject to RSUs which vest within 60 days of the Table Date.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of NI stockholders. However, if the Merger is not completed, NI stockholders will continue to be entitled to attend and participate in stockholder meetings.
NI stockholders will hold an annual meeting of stockholders in 2024, which we refer to as the “NI 2024 annual meeting,” only if the Merger has not already been completed.
As described in our proxy statement for the 2023 annual meeting of stockholders, filed on March 27, 2023, NI stockholders may submit proper proposals for inclusion in our proxy statement for the NI 2024 annual meeting and for consideration at the NI 2024 annual meeting by submitting their proposals in writing to the Secretary of NI in a timely manner. In order to be considered for inclusion in NI’s proxy materials for the NI 2024 annual meeting, stockholder proposals must be received by the Secretary of NI no later than November 27, 2023 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.
Under our bylaws, a stockholder (or a group of not more than 20 stockholders) that has held at least 3% of NI’s outstanding common stock continuously for at least three years, may nominate and include in our proxy materials for the NI 2024 annual meeting, director nominees constituting up to the greater of (i) 20% of the number of directors serving on the Board of Directors of NI as of November 27, 2023 and (ii) two directors, provided that such nominees do not exceed half of the directors to be elected at an annual meeting and that the requirements set forth in our bylaws are satisfied. To utilize such “proxy access” nomination process, among other things, the electing stockholder(s) and proposed nominee(s) must comply with the detailed requirements set forth in our bylaws, including the provision of the proposing stockholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in our bylaws and as required by law. One such requirement is that the nomination(s) must be received in a timely manner between 120 days and 150 days prior to the first anniversary of the date our proxy statement was first sent to stockholders in connection with the last annual meeting, which for our proxy materials for the NI 2024 annual meeting would be no earlier than October 28, 2023 and no later than November 27, 2023.
Our bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in NI’s proxy statement for such annual meeting. Except as provided in the paragraph above, for director nominations or other business to be properly brought before the NI 2024 annual meeting by a stockholder, such stockholder must deliver written notice to the Secretary of NI at NI’s principal executive office no later than January 26, 2024 and no earlier than December 27, 2023. If the date of the NI 2024 annual meeting is advanced or delayed by more than 30 calendar days from the first anniversary date of the 2023 annual meeting of NI stockholders, a stockholder’s notice of a proposal will be timely if it is received by NI by the close of business on the later of (i) the 90th day prior to the NI 2024 annual meeting and (ii) the 10th day following the day NI first publicly announces the date of the NI 2024 annual meeting.
The description of certain provisions of our bylaws above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to NI’s Corporate Secretary at 11500 North Mopac Expressway, Austin, Texas 78759 or by calling (512) 683-0100. All notices of proposals and director nominations by NI stockholders should be sent to National Instruments Corporation, 11500 North Mopac Expressway, Austin, Texas 78759, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following NI filings with the SEC are incorporated by reference:
•	NI’s Definitive Proxy Statement on Schedule 14A for the 2023 annual meeting of NI stockholders, filed on March 27, 2023;
•	NI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 21, 2023;
•	NI’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed on April 28, 2023; and
•	NI’s Current Reports on Form 8-K, in each case to the extent filed and not furnished with the SEC on March 3, 2023, April 12, 2023, April 12, 2023, April 27, 2023 and May 10, 2023.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.
NI is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information at https://sec.gov.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us:
National Instruments Corporation
Attention: Corporate Secretary
11500 North Mopac Expressway
Austin, Texas 78759
(512) 683-0100
The requested documents will be provided by first class mail or other similarly prompt means. Please note that all of our documents that we file with the SEC are also promptly available through our Investor website at https://investor.ni.com/. The information included on our website is not incorporated by reference into this proxy statement.
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of NI common stock, please contact our proxy solicitor:
MACKENZIE PARTNERS, INC.
1407 Broadway, 27th Floor
New York, NY 10018
Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com

MISCELLANEOUS
NI has supplied all information relating to NI, and Parent has supplied, and NI has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 25, 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to NI stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

EMERSON ELECTRIC CO.,

EMERSUB CXIV, INC.

and

NATIONAL INSTRUMENTS CORPORATION

Dated as of April 12, 2023

Exhibit A: Form of Certificate of Incorporation of the Surviving Corporation
Company Disclosure Letter
Parent Disclosure Letter

AGREEMENT AND PLAN OF MERGER, dated as of April 12, 2023 (this “Agreement”), by and among Emerson Electric Co., a Missouri corporation (“Parent”), Emersub CXIV, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and National Instruments Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub, and the Company are referred to herein as the “parties” and each, a “party.”
W I T N E S S E T H :
WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders’ Meeting;
WHEREAS, the boards of directors of Parent and Merger Sub have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, Parent, Merger Sub and the Company agree as follows:
ARTICLE 1

THE MERGER
Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.
Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at 10:00 a.m., local time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts) on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) at such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file, and Parent and Merger Sub shall cooperate with the Company in its filing of, a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as may be agreed by the Company and Parent and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
Section 1.5 Organizational Documents of the Surviving Corporation. Subject to Section 5.10, at the Effective Time:
(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit A; and
(b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time (but amended so that the name of the Surviving Corporation shall be “National Instruments Corporation”), as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.
Section 1.6 Directors of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. Prior to the Closing, the Company will use its reasonable best efforts to cause each member of the Company Board to execute a written letter of resignation, in form and substance reasonably acceptable to Parent, effectuating at the Effective Time his or her resignation as a member of the Company Board.
Section 1.7 Officers of the Surviving Corporation. The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.
ARTICLE 2

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
Section 2.1 Effect on Capital Stock.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:
(i) Conversion of Common Stock. Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Common Stock,” and each, a “Share”) that is outstanding immediately prior to the Effective Time, but excluding Subsidiary Shares, Cancelled Shares and Dissenting Shares, shall be converted automatically into the right to receive $60.00 per Share in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of Book-Entry Shares or Certificates that immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration. Each Share held by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time (the “Subsidiary Shares”) shall be converted into such number of shares of common stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.
(ii) Cancellation of Shares. Each Share that is owned by the Company as treasury stock or otherwise (other than, for the avoidance of doubt, shares of Common Stock reserved for issuance under any of the Company Equity Plans or the Company ESPP) or held by Parent or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii) Conversion of Merger Sub Common Stock. Each share of common stock, par value $1.00 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(b) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than the Subsidiary Shares and the Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and are entitled to demand and properly demand appraisal of such Shares, as applicable (the “Dissenting Shares”), pursuant to, and who have properly exercised and perfected their demands for appraisal rights under and comply in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the Appraisal Rights (it being understood and acknowledged that such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and any such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, however, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted into, and to have become exchangeable solely for the right to receive, without interest thereon or duplication, the Merger Consideration pursuant to Section 2.1(a). “Proposed Dissenting Shares” means shares of Common Stock whose holders provide demands for appraisal to the Company prior to the Company Stockholders’ Meeting and do not vote in favor of the adoption of this Agreement, in each case in accordance with the Appraisal Rights. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the Appraisal Rights and as provided in the previous sentence. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Appraisal Rights, and (ii) the reasonable opportunity to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, or agree to do any of the foregoing.
(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Shares of the Company shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.
Section 2.2 Exchange of Certificates.
(a) Paying Agent. No later than the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and reasonably approved in advance by the Company in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares or Subsidiary Shares), payable upon due surrender of the certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or noncertificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article 2 (such cash being referred to as the “Payment Fund”). In the event the Payment Fund shall be insufficient to pay the Merger Consideration in accordance with Section 2.1(a), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement.
(b) Payment Procedures.
(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.
(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration. No interest shall be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration upon due surrender of a Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
(iii) The Paying Agent, the Company, the Surviving Corporation, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of applicable state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld and timely and properly paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article 2.
(d) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares that have been converted into the right to receive the Merger Consideration on the first (1st) anniversary of the Effective Time shall thereafter be delivered to the Surviving Corporation upon demand, and any former holders of such Shares who have not surrendered their Shares in accordance with this Article 2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares. Any amounts remaining unclaimed by holders of Shares that have been converted into the right to receive the Merger Consideration five (5) years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
(e) No Liability. Anything in this Agreement to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f) Investment of Payment Fund. The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article 2, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Shares of the Company. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).
(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.
Section 2.3 Treatment of Company Equity Awards and Company ESPP
(a) At the Effective Time, and without any action on the part of Parent, each Company RSU that is outstanding as of immediately prior to the Effective Time and that (x) is a Vested Company RSU or (y) is held by a non-employee director of the Company or any former Service Provider as of immediately prior to the Effective Time (whether vested or unvested, solely to the extent, in the case of any former Service Provider, such Company RSU was outstanding as of immediately prior to the Effective Time in accordance with its existing terms in effect as of the date hereof) (each, a “Terminating Company RSU”) shall, without any required action on the part of any holder of such Company RSU, be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable withholding (the “Company RSU Consideration”) equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Company RSU as of immediately prior to the Effective Time, subject to the terms and conditions of Section 2.3(e).
(b) At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time that is not a Terminating Company RSU shall, without any required action on the part of the holder of such Company RSU, be converted into a restricted stock unit award (each, a “Parent RSU”) with respect to a number of shares of Parent Common Stock equal to the number of Shares underlying the Company RSU immediately prior to the Effective Time multiplied by the Equity Award Exchange Ratio, rounded to the nearest whole share. Each Parent RSU shall continue to have, and shall be subject to, the same terms and conditions (including vesting and payment schedule) as applied to the corresponding Company RSU immediately prior to the Effective Time.
(c) At the Effective Time, and without any action on the part of Parent, each Company PSU that is outstanding as of immediately prior to the Effective Time and that (x) is a Vested Company PSU or (y) is held by a non-employee director of the Company or any former Service Provider as of immediately prior to the Effective Time (whether vested or unvested, solely to the extent, in the case of any former Service Provider, such Company PSU was outstanding as of immediately prior to the Effective Time in accordance with its existing terms in effect as of the date hereof) (each, a “Terminating Company PSU”) shall, without any required action on the part of any holder of such Company PSU, be automatically canceled and converted into the right to receive (without interest) an amount in cash, subject to applicable withholding (the “Company PSU Consideration”) equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Company PSU as of immediately prior to the Effective Time (assuming that performance in respect of all such Company PSUs was achieved at the target performance level if the applicable performance period has not been completed at or prior to the Effective Time in accordance with its terms as of the date hereof), subject to the terms and conditions of Section 2.3(e).
(d) At the Effective Time, each Company PSU that is outstanding as of immediately prior to the Effective Time that is not a Terminating Company PSU shall, without any required action on the part of the holder of such Company PSU, be converted into a Parent RSU with respect to a number of shares of Parent Common Stock equal to the number of Shares underlying the Company PSU immediately prior to the Effective Time (assuming for this purpose that performance in respect of all such Company PSUs was achieved at the target performance level if the applicable performance period has not been completed at or prior to the Effective Time in accordance with its terms as of the date hereof) multiplied by the Equity Award Exchange Ratio, rounded to the nearest whole share. Each Parent RSU shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company PSU immediately prior to the Effective Time (including time-based vesting and payment schedule, but excluding any performance-based vesting conditions).
(e) The Company RSU Consideration and the Company PSU Consideration shall be paid as soon as reasonably practicable following the Effective Time and in no event later than five (5) Business Days following the Effective Time, and shall be reduced by any withholding Taxes required to be paid by or collected on behalf of the recipients of the Company RSU Consideration and the Company PSU Consideration. Notwithstanding anything to the contrary in Section 2.3(a) or Section 2.3(c), with respect to any Company RSU or Company PSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Equity Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(f) Prior to the Effective Time, the Company Board or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any reasonably necessary resolutions, with respect to the Company ESPP to: (i) cause the offering period (as defined in the Company ESPP) ongoing as of the date of this Agreement to be the final offering period under the Company ESPP and the options under the Company ESPP to be exercised on the earlier of (A) the scheduled purchase date for such offering period and (B) the date that is five (5) Business Days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of Shares promptly returned to the participant), (ii) prohibit any individual who is not participating in the Company ESPP as of the date of this Agreement from commencing participation in the Company ESPP following the date of this Agreement, (iii) prohibit participants in the Company ESPP from increasing their payroll deductions from those in effect as of the date of this Agreement and (iv) terminate the Company ESPP as of, and subject to, the Effective Time.
(g) Prior to the Effective Time, the Company shall adopt resolutions and take any other actions necessary to effectuate the provisions set forth in this Section 2.3 providing for the treatment of Company Equity Awards and the Company ESPP. Prior to the Effective Time, Parent shall adopt resolutions and take any other actions necessary to effectuate the provisions set forth in this Section 2.3. Upon or as soon as reasonably practical following the Effective Time, Parent shall file, or shall have on file, one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms), and shall maintain the effectiveness of such registration statements, with respect to Parent Common Stock in respect of the Parent RSUs granted pursuant to this Section 2.3.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in (a) the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of the Company Disclosure Letter to the extent that the relevance thereof is reasonably apparent) or (b) any Company SEC Report (excluding any general cautionary or forward-looking statements contained in the “Risk Factors” section or “Forward-Looking Statements” and any other statements similarly cautionary, predictive or forward-looking in nature therein, but including any factual information contained within such statements) filed with the SEC at least two (2) Business Days prior to the date of this Agreement and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) on or after January 1, 2021 (the “Filed SEC Reports”) (provided, this clause (b) shall not apply to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4(a), 3.6(a), 3.19, 3.20, 3.21, 3.22 or 3.24), the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1 Qualification, Organization, Subsidiaries.
(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and, except in each case as would not have, individually or in the aggregate, a Company Material Adverse Effect, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. The certificate of incorporation and bylaws of the Company Made Available to Parent are true, correct and complete copies and in full force and effect as of the date hereof.
(b) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries have been validly issued and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens other than restrictions imposed by applicable securities Laws or the organizational documents of any such Subsidiary or any Permitted Liens.
(c) Except as set forth in Section 3.1(c) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company holds any material amount of capital stock, equity interest or other direct or indirect ownership interest in any other Person other than a Subsidiary or any security, instrument or obligation that is or may become convertible into or exchangeable therefor except as may not be material to the Acquired Companies taken as a whole.
Section 3.2 Capitalization.
(a) The authorized capital stock of the Company consists of: (i) 360,000,000 shares of Common Stock, of which 131,496,338 shares have been issued and are outstanding as of the close of business on April 10, 2023 (the “Measurement Time”); and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding as of the date of this Agreement. As of the Measurement Time, no shares of Common Stock are held by the Company as treasury stock. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except for the shares of Common Stock held by the Company as treasury stock, there are no shares of Common Stock or other securities of the Company held by any of the Acquired Companies. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Common Stock or any other securities of any of the Acquired Companies, except for the Confidentiality Agreement. Except as provided in the Rights Agreement, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Common Stock or other securities of any of the Acquired Companies (including any Company Equity Awards, except pursuant to the forfeiture conditions of such Company Equity Awards or the cashless exercise or Tax withholding provisions of or authorizations related to such Company Equity Awards as in effect as of the date of this Agreement).
(b) As of the close of business on the Measurement Time:
(i) 3,797,114 shares of Common Stock are reserved for future issuance under the Company ESPP;

(ii) (x) 3,549,520 shares of Common Stock are subject to issuance and/or delivery pursuant to Company RSUs granted and outstanding under the Company Equity Plans and (y) 322,414 shares of Common Stock (assuming target performance) and 644,828 shares of Common Stock (assuming maximum performance) are subject to issuance and/or delivery pursuant to Company PSUs granted and outstanding under the Company Equity Plans; and
(iii) no Company Equity Awards, stock options, phantom stock, stock appreciation rights, stock units or other equity or equity-based awards are outstanding other than those granted under the Company Equity Plans and the Company ESPP and referenced in the preceding clauses (i) through (ii).
(c) Section 3.2(c) of the Company Disclosure Letter sets forth, for each Company Equity Award, the holder, type of award, grant date, Company Equity Plan governing such award, number of shares and number of shares underlying the award that are vested and unvested (including whether such awards accelerated on a single- or double-trigger basis). Five days prior to the Closing Date, the Company will provide Parent with a revised version of Section 3.2(c) of the Company Disclosure Letter, updated as of such date.
(d) Except (A) as set forth in Section 3.2(a) and 3.2(b), (B) as provided in the Rights Agreement, and (C) for shares of Common Stock issued following the Measurement Time pursuant to the exercise or vesting of Company Equity Awards outstanding as of the Measurement Time, as of the date of this Agreement there are no: (i) outstanding shares of capital stock or voting securities of, or other equity interests in, the Company, outstanding shares of capital stock or voting securities of, or other equity interests in, any other Acquired Company other than those held by the Company or a Subsidiary of the Company, or outstanding equity-based compensation award, phantom stock, stock appreciation right, stock unit subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Companies (including any subscription or other right to purchase shares of Common Stock under the Company ESPP); (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; (iii) Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that, to the Knowledge of the Company, gives rise to or provides a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Companies.
(e) All outstanding shares of Common Stock, options, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Companies have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Laws; and (ii) all requirements set forth in applicable Contracts (including the terms of any applicable Company Equity Plan).
(f) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company or another Acquired Company, free and clear of any Liens.
Section 3.3 Corporate Authority; Binding Nature of This Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated in this Agreement, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Company Stockholder Approval. The Company Board (at a meeting duly called and held) on or prior to the date of this Agreement has: (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; (c) recommended the adoption of this Agreement by the holders of Common Stock (the “Company Recommendation”) and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting; and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar applicable Law that otherwise might apply to the Merger or any of the other transactions contemplated by this Agreement. As of the date hereof, the Company Board has not rescinded, modified or withdrawn any of the actions referred to in the immediately preceding sentence in any respect. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.4 Non-Contravention; Consents. Except as may be required by (i) the Exchange Act, (ii) the DGCL, (iii) the HSR Act and other applicable Antitrust Laws and (iv) any applicable Foreign Investment Law, neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the Merger or any of the other transactions contemplated in this Agreement by the Company, will directly or indirectly (with or without notice or lapse of time):
(a) subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Company Stockholder Approval, contravene, conflict with or result in a violation of the certificate of incorporation, bylaws or other charter or organizational or governing documents of the Company;
(b) contravene, conflict with or result in a violation of any Law or Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject;
(c) subject to any notices or Consents set forth in Section 3.4(c) of the Company Disclosure Letter, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract; (ii) a penalty under any Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of any Company Contract; or
(d) result in the creation of any Lien (other than Permitted Liens) upon any asset owned by any of the Acquired Companies; or
(e) require any of the Acquired Companies to make any filing with, give any notice to, or obtain any Consent from, any Governmental Entity;
except, in the case of clauses (b), (c), (d) and (e) above, for any such filings, notices or Consents (or lack thereof), contraventions, conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or any of the transactions contemplated by this Agreement.
Section 3.5 Reports and Financial Statements.
(a) All forms, documents and reports required to have been filed or furnished by the Company with the SEC since January 1, 2021 (the “Company SEC Reports”) have been so filed and, as of the date hereof, are publicly available on EDGAR. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated in such Company SEC Report or necessary in order to make the statements in such Company SEC Report, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.
(b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports: (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC and its rules and regulations); and (ii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered in each statement.
(c) The Company maintains disclosure controls and procedures and internal control over financial reporting required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act and internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) under the Exchange Act) as required by the Exchange Act. Such disclosure controls and procedures are sufficient to provide reasonable assurances (i) that all material information concerning the Acquired Companies required to be disclosed is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (ii) as to the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board and in a Company SEC Report (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NASDAQ Stock Market and, since January 1, 2021, has not received any notice from the NASDAQ Stock Market asserting any non-compliance with such rules and regulations.
(d) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. The Company has no outstanding, and has not arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.
(e) Between January 1, 2021 and the date of this Agreement, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material and adverse to the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, except as described in the Company SEC Reports. The reserves reflected in such financial statements contained in the Company SEC Reports have been determined and established in accordance with GAAP applied on a consistent basis.
(f) Between January 1, 2021 and the date of this Agreement, there have not been any transactions, agreements, arrangements or understandings between any Acquired Company and any other Person that would be required to be disclosed in filings with the SEC under the Securities Act or the Exchange Act pursuant to Item 404 of Regulation S-K which has not been disclosed in a Filed SEC Report.
Section 3.6 Absence of Changes. (a) Since December 31, 2022, there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, reasonably would be expected to have or result in a Company Material Adverse Effect. (b) Between January 1, 2023 and the date of this Agreement, none of the Company or any of its Subsidiaries has taken or agreed or omitted to take any action that, if taken or omitted to be taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.1(b)(i), (v), (xiii), and (xiv).
Section 3.7 Legal Proceedings; Orders.
(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, except for Legal Proceedings that, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Acquired Companies taken as a whole; or (ii) that, as of the date of this Agreement, challenges, or that may reasonably be expected to have the effect of preventing, delaying or otherwise interfering with, the Merger or any of the transactions contemplated by this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that reasonably would be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.
(b) There is no Order (a) to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject, except for Orders that, individually or in the aggregate, are not and would not reasonably be expected to be material and adverse to the Acquired Companies taken as a whole, or (b) as of the date of this Agreement that may reasonably be expected to have the effect of preventing or materially delaying the Merger or any of the transactions contemplated by this Agreement. To the Knowledge of the Company, no officer of any of the Acquired Companies is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.
Section 3.8 Title to Assets. Except for Owned Real Property (for which the representations with respect to title are the subject of Section 3.9) and for Intellectual Property Rights (for which the representations with respect to title are the subject of Section 3.10), the Acquired Companies own, and have good and valid title to, all assets purported to be owned by them that are material to the Acquired Companies taken as a whole. All of the material tangible personal assets are owned by the Acquired Companies free and clear of any Liens, except for Permitted Liens.
Section 3.9 Real Property; Equipment; Leasehold.
(a) Section 3.9(a)-1 of the Company Disclosure Letter sets forth the address of each parcel of real property owned by the Acquired Companies as of the date of this Agreement (the “Owned Real Property”). Except as set forth in Section 3.9(a)-1 of the Company Disclosure Letter, none of the Acquired Companies owns any real property or any interest in real property as of the date of this Agreement. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies are the sole owners of the Owned Real Property and, subject to the Permitted Liens, have good and valid fee simple title and, to the Knowledge of the Company, marketable title to the Owned Real Property, and the Owned Real Property is free and clear of any Liens, except for Permitted Liens. Section 3.9(a)-2 of the Company Disclosure Letter sets forth a list of each material real property lease, sublease, license or occupancy agreement pursuant to which any of the Acquired Companies leases, subleases, licenses or occupies real property from any other Person as of the date of this Agreement (the “Leases”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies are the sole holders of good and valid leasehold interests in and to all of the Leased Real Property, and the Acquired Companies’ interests in the Leased Real Property are free and clear of any Liens, except for Permitted Liens. All of the Leases are (i) valid, binding on and enforceable against the applicable Acquired Company and, to the Knowledge of the Company, each of the parties thereto, subject to the Enforceability Exceptions, and (ii) are in full force and effect, have not been modified, amended or supplemented, in writing or otherwise, and all material rents, additional rents and other amounts due to date pursuant to each Lease have been paid, except, in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Acquired Company has received any written notice of a material breach or default under any Lease to which it is a party, nor, to the Knowledge of the Company, has any other party to any Lease breached such Lease in any material respect, nor has any event or omission occurred which with the giving of notice or the lapse of time, or both, would constitute a material breach or default under any Lease, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no Acquired Company has made any alterations, additions or improvements to the Leased Real Property that are required to be removed at the termination of the applicable lease term and, to the Knowledge of the Company, the present use and operation of the Owned Real Property and the Leased Real Property is authorized by, and is in compliance with all applicable zoning, land use, building, fire, health, labor, safety and health laws and other applicable Laws. To the Knowledge of the Company, except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company has not received written notice of a pending or threatened Legal Proceeding that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any material Owned Real Property or Leased Real Property, and (ii) the Company has not received any written notice of any pending rezoning, condemnation or eminent domain proceedings relating to any Owned Real Property or Leased Real Property. To the Knowledge of the Company, there are no variances, special zoning exceptions, conditions or agreements affecting the Owned Real Property or any part thereof, that would have a material and adverse effect on the use of the Owned Real Property and, to the Knowledge of the Company, the Company’s use of the Leased Real Property as of the date of this Agreement.
(c) Except for customary access rights or easements or licenses granted in the ordinary course of owning or operating the Owned Real Property or Leased Real Property, as applicable, that are deemed to constitute Permitted Liens pursuant to the terms of this Agreement and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no leases, subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Owned Real Property or Leased Real Property to any Person other than the Acquired Companies, (ii) there is no Person in possession of any of the Owned Real Property or Leased Real Property other than the Acquired Companies, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any of the Owned Real Property or any portion thereof or interest therein.
(d) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all buildings, structures, fixtures, material items of equipment and other material tangible assets owned by or leased to the Acquired Companies (including the Leased Real Property) are adequate for the conduct of the businesses of the Acquired Companies in the manner in which such businesses are currently being conducted and are in good condition and repair in all material respects (ordinary wear and tear excepted).
Section 3.10 Intellectual Property; Data Protection.
(a) The Company has Made Available to Parent a true and complete list of all issued, registered or applied-for patents, trademarks, copyrights and domain names included in the Company IP as of the date of this Agreement (the “Company Registered IP”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company IP is solely and exclusively owned by the Acquired Companies, free and clear of all Liens, other than Permitted Liens; (ii) the Company Registered IP is subsisting and, to the Knowledge of the Company, not invalid or unenforceable in whole or in part; (iii) the Acquired Companies own or have a valid and enforceable license or other right to use all Intellectual Property Rights used or held for use in, or necessary for the conduct of, their business as currently conducted; and (iv) there exist no material restrictions (other than as may be imposed by applicable Law) on the disclosure, use, license or transfer of the Company IP.
(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Company IP is subject to any Order adversely affecting the use thereof or rights thereto by the Acquired Companies; (ii) there is no opposition or cancellation or other type of Legal Proceeding pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies (A) concerning the ownership, validity or enforceability of any Company IP or (B) alleging that any Acquired Company has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Right of any third party; (iii) none of the Acquired Companies nor the conduct of their business infringes, misappropriates or otherwise violates the Intellectual Property Rights of any other Person (or have received written notice of the same within the two (2)-year period prior to the date of this Agreement); and (iv) to the Knowledge of the Company, no third party nor the conduct of such third party infringes, misappropriates or otherwise violates, or has infringed, misappropriated, or otherwise violated within the two (2)-year period prior to the date of this Agreement, any Company IP (and none of the Acquired Companies have sent written notice of the same to any third party within the two (2)-year period prior to the date of this Agreement).
(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Acquired Companies have taken commercially reasonable measures to protect and maintain the confidentiality of the trade secrets included in the Company IP; and (ii) to the Knowledge of the Company, there has been no misappropriation of any such trade secrets in the two (2)-year period immediately prior to the date of this Agreement.
(d) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Acquired Companies have not combined the software included in the Company IP with Open Source Software in a manner that requires such software included in the Company IP be (1) made available or distributed in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (4) redistributable at no charge; and (ii) the software included in the Company IP is not subject to any agreement under which any Acquired Company has licensed, disclosed, shared, provided or otherwise deposited, or any Acquired Company is under a duty or obligation to license, disclose, share, provide or otherwise deposit, the source code of such software to any escrow agent or other Person (and, to the Knowledge of the Company, such source code has not been released to any Person) who is not an employee, consultant or other Person subject to valid and binding confidentiality obligations and acting on behalf of, or for the benefit of, the Company.
(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, during the two (2)-year period immediately prior to the date of this Agreement, to the Knowledge of the Company, there have not been any vulnerabilities or defects that have resulted in, and there has not otherwise been, any security breaches, unauthorized use, access, corruption or other compromise or security incidents of any of the IT Assets (or any information or transactions stored or contained therein or transmitted thereby) or any material disruptions in such IT Assets that adversely affected the operations of the business of the Acquired Companies.
(f) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, during the two (2)-year period immediately prior to the date of this Agreement: (i) the Acquired Companies have complied, and are currently in compliance with, with all applicable Data Protection Laws, as well as their internal and published rules, policies and procedures relating to privacy, data protection, cybersecurity and the collection, protection, transfer, use and other processing of Personal Data (collectively, “Data Protection Requirements”); (ii) the Acquired Companies have not received written notice from any Governmental Entity alleging a violation by the Acquired Companies of any Data Protection Requirements; (iii) none of the Acquired Companies is subject to any pending or, to the Knowledge of the Company, threatened Legal Proceeding by any Person alleging a violation of any Data Protection Requirements or such Person’s privacy, personal or confidentiality rights; (iv) the Acquired Companies have taken commercially reasonable actions (including implementing and maintaining reasonable technical, physical and administrative safeguards) in accordance with industry standards to protect the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) and all Personal Data in their possession or under their control against a breach or unauthorized use, access, exfiltration, destruction, alterative, loss, theft or disclosure (each, a “Data Breach”); and (iv) to the Knowledge of the Company, there has been no Data Breach.
Section 3.11 Material Contracts.
(a) Except for this Agreement, the Company Benefit Plans or as filed with the SEC, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:
(i) any Company Contract: (A) relating to the development, sale or disposition of any Owned Real Property; or (B) that is a Lease;
(ii) any Company Contract: (A) involving a material joint venture, strategic alliance, partnership or sharing of profits or revenue; or (B) for any capital expenditure over the remaining life of such Company Contract in excess of $5,000,000 that is not included in the Company’s capital expenditure budget set forth in Section 3.11(a)-1(ii) of the Company Disclosure Letter;
(iii) any Company Contract entered into at any time since January 1, 2021: (A) relating to the disposition or acquisition by any Acquired Company of any business, product line or other assets outside the ordinary course of business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $25,000,000; or (B) pursuant to which any Acquired Company will acquire any interest, or will make an investment, other than short term investments including but not limited to money market funds, bank deposits, commercial paper and other money market instruments as disclosed in the Company Balance Sheet or the notes thereto, or interests or investments incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, for consideration in excess of $25,000,000 in any other Person, other than another Acquired Company;
(iv) any Company Contract relating to the disposition or acquisition by any Acquired Company of any business, product line or other material assets of the Acquired Company or another Entity outside the ordinary course of business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) with continuing material indemnification obligations of any Acquired Company, or any material remaining “earn out” or other contingent payment or consideration of any Acquired Company that has not been substantially satisfied prior to the date of this Agreement;
(v) any Company Contract that by its terms materially limits the ability of any Acquired Company or its Affiliates: (A) to engage in any line of business or compete with any other Person or in any geographic area; or (B) to acquire any product or other asset or any service from any Person, sell any product or other asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person;
(vi) any Company Contract that by its terms: (A) grants exclusive rights to market, sell or deliver any material product or service of any Acquired Company; (B) contains any “most favored nation” or similar provision in favor of the counterparty for a material product or service of any Acquired Company; (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to a material asset owned by an Acquired Company; or (D) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or a material portion of an Acquired Company’s requirements from any third party; or any Company Contract that, by its terms, following the Closing would grant, contain or provide any of the foregoing rights in respect of Parent or any Subsidiary of Parent (other than those Subsidiaries constituting Acquired Companies);
(vii) any settlement, conciliation or similar Company Contract arising out of a Legal Proceeding or threatened Legal Proceeding: (A) that materially restricts or imposes any material obligation on any Acquired Company or materially disrupts the business of any of the Acquired Companies as currently conducted; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $5,000,000 in the aggregate following the date of this Agreement;
(viii) any material Company Contract (A) pursuant to which an Acquired Company grants a third party a right, license, sublicense or covenant not to sue with respect to any Company IP, other than non-exclusive licenses granted in the ordinary course of business, or (B) pursuant to which a third party grants an Acquired Company a right, license, sublicense or covenant not to sue with respect to any Intellectual Property Rights, other than non-exclusive licenses of generally commercially available Intellectual Property Rights (including off-the-shelf software) that involve an up-front or annual payment by an Acquired Company exceeding $4,000,000;
(ix) any Company Contract relating to the incurrence of indebtedness of the Acquired Companies for borrowed money outstanding as of the date of this Agreement in excess of $10,000,000 (other than any such indebtedness owed to another Acquired Company);
(x) any Collective Bargaining Agreement; or
(xi) any other Company Contract (other than any other Material Contract), if a termination of such Company Contract reasonably would be expected to have or result in a Company Material Adverse Effect.
Each Contract of the type described in this Section 3.11(a) or filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, is referred to herein as a “Material Contract.”
(b) As promptly as practicable after the date hereof, the Company shall provide to Parent true and complete copies of the Material Contracts. As promptly as practicable after the date hereof, the Company shall provide to Parent a true and complete copy of each Company Contract with a Governmental Entity. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms against each Acquired Company which is a party thereto, subject to the Enforceability Exceptions and assuming the validity, binding nature and enforceability against the counterparty or counterparties thereto. None of the Acquired Companies, and, to the Knowledge of the Company, no other Person, has violated or breached, or committed any default under, any Material Contract, where such violation, breach or default would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12  Liabilities; Indebtedness. None of the Acquired Companies has any Liability that would be required to be recorded as a liability on a balance sheet prepared in accordance with GAAP (or required to be disclosed in the footnotes thereto under GAAP), except for: (i) Liabilities reflected, reserved against or otherwise included or disclosed in the Company Balance Sheet or the notes thereto; (ii) Liabilities that have been incurred by the Acquired Companies since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices (but excluding violations of Law or Governmental Authorizations); (iii) Liabilities for performance of obligations of the Acquired Companies not yet due under Company Contracts; (iv) Liabilities described and in the amounts stated in Section 3.12 of the Company Disclosure Letter; (v) Liabilities incurred in connection with the transactions contemplated by this Agreement and (vi) other Liabilities that, individually or in the aggregate, would not have a Company Material Adverse Effect.
Section 3.13 Compliance with Laws. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or any of the transactions contemplated by this Agreement:
(a) Each of the Acquired Companies is, and at all times since January 1, 2021 has been, in compliance with all applicable Laws. Since January 1, 2021, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Entity or other Person regarding any actual or alleged violation of, or failure to comply with, any applicable Law.
(b) None of the Acquired Companies, and no director or officer or other employee acting on behalf of an Acquired Company or, to the Knowledge of the Company, agent or third party acting on behalf of any of the Acquired Companies, has directly or indirectly: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, or authorized any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of any applicable anti-corruption or anti-bribery Law, including the Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010 and any other comparable law of a jurisdiction outside the United States; or (iii) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. For purposes of this Section 3.13(b), an “unlawful payment” shall include any transfer of funds or any other thing of value, such as a gift, transportation or entertainment, which transfer is contrary to any applicable Law, including any payment to a third party all or part of the proceeds of which is used for a corrupt payment. Since January 1, 2021, none of the Acquired Companies or any other Entity under their control has been charged, prosecuted or, to the Knowledge of the Company, investigated, for any violation of any applicable Law in respect of the matters contemplated by this Section 3.13(b). Since January 1, 2021, none of the Acquired Companies or any Entity under their control has disclosed to any Governmental Entity information that establishes or indicates that an Acquired Company violated or would reasonably be expected to have violated any applicable Law in respect of the matters contemplated by this Section 3.13(b), and to the Knowledge of the Company, no circumstances exist that would reasonably be expected to give rise to such a violation in the future.
(c) Since January 1, 2021, each of the Acquired Companies and, to the Knowledge of the Company, each Entity under their control (i) has been and is in compliance in all material respects with all U.S. Export and Import Laws and all applicable Foreign Export and Import Laws; and (ii) has complied in all material respects with all of its licenses, registrations and other authorizations for export, re-export, deemed export or re-export, transfer or import required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business. Since January 1, 2021, none of the Acquired Companies has been cited or fined for a material failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law, and no economic sanctions-related, export-related or import-related Legal Proceeding, investigation or inquiry is or has been pending or, to the Knowledge of the Company, threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.
(d) Since January 1, 2021 (except where otherwise expressly indicated below), none of the Acquired Companies nor, to the Knowledge of the Company, any Entity under their control or any of their respective directors, officers, employees or agents acting on behalf of any Acquired Company (i) is or has been a

Person with whom transactions are prohibited or limited under any U.S. Export and Import Law or Foreign Export and Import Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or any other similar Governmental Entity; or (ii) has violated or made a disclosure (voluntary or otherwise) to a responsible Governmental Entity regarding compliance with any U.S. Export and Import Law or Foreign Export and Import Law.
Section 3.14 Governmental Authorizations. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Acquired Companies hold, and since January 1, 2021 have held, all Governmental Authorizations, and have made all filings required under applicable Laws, necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect or expired at a time when such Governmental Authorizations no longer were required and (iii) each Acquired Company is, and since January 1, 2021 has been, in compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2021, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Entity regarding (i) any actual or alleged material violation of or material failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation or termination of any material Governmental Authorization, in each case except for such violation, failure, revocation, withdrawal, suspension, cancellation or termination that would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.15 Tax Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:
(a) Each of the Acquired Companies has (i) timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are accurate and complete, and (ii) paid all Taxes due and payable and required to be paid by it, except, in the case of each of clauses (i) and (ii), with respect to matters being contested in good faith or for which reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP.
(b) Each of the Acquired Companies has withheld from each payment made to any employee, independent contractor, supplier, creditor, stockholder or other third party all Taxes required to be withheld under applicable Law with respect to the making of such payment and has, to the extent required by applicable Law, paid over such withheld amounts to the proper Governmental Entity, in each case, except for matters being contested in good faith or which reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP.
(c) There are no Liens for Taxes upon any of the assets of the Acquired Companies other than Permitted Liens.
(d) No audit, claim or proceeding with respect to Taxes or Tax Returns of the Acquired Companies is pending or, to the Knowledge of the Company, has been threatened in writing against or with respect to any of the Acquired Companies.
(e) In the two (2) years prior to the date hereof, no Acquired Company has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock intended to be governed by Section 355 of the Code.
(f) No Acquired Company has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(g) The Acquired Companies have complied in all material respects with all terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction Contract or arrangement entered into with or granted to it by any Governmental Entity (each, a “Tax Incentive”). No submission made to any Governmental Entity in connection with obtaining any Tax Incentive contained any material misstatement or omission.

Notwithstanding anything to the contrary in this Agreement, this Section 3.15 (Tax Matters) and Section 3.16 (Employee and Labor Matters; Benefit Plans) (to the extent specifically related to Taxes) contain the sole and exclusive representations and warranties of the Company in this Agreement regarding Tax matters, liabilities or obligations or compliance with Laws relating thereto.
Section 3.16 Employee and Labor Matters; Benefit Plans.
(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Acquired Company is, and since January 1, 2021 has been, in compliance in all respects with all applicable Laws respecting labor and employment, including hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including applicable Laws relating to discrimination, equal pay, wages and hours, overtime, business expense reimbursements, labor relations, leaves of absence, paid sick leave laws, work breaks, classification of employees (including exempt and independent contractor status), occupational health and safety, immigration, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, wrongful discharge, payment and withholding of taxes or violation of personal rights including the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation) and (ii) since January 1, 2021, there has been no Action pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any violation of any of the foregoing by or before any Governmental Entity or current or former Service Provider.
(b) Section 3.16(b) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of each material Company Benefit Plan and identifies whether such Company Benefit Plan is a defined benefit pension, termination indemnity or similar plan or arrangement. The Company has Made Available to Parent (or, with respect to International Plans, will provide to Parent within 15 days following the date hereof), in each case, to the extent applicable and as of the date of this Agreement: (i) accurate and complete copies of all documents setting forth the terms of each material Company Benefit Plan including all amendments thereto and all related trust documents; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA (or other applicable Law) with respect to each material Company Benefit Plan; (iii) all trust agreements, insurance contracts and funding agreements with respect to each material Company Benefit Plan, including all amendments thereto; (iv) all material, non-routine correspondence with any Governmental Entity with respect to each material Company Benefit Plan since January 1, 2021; (v) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vi) the most recent financial statements and actuarial or other valuation reports prepared with respect to each material Company Benefit Plan or any defined benefit pension plan, termination indemnity or similar plan or arrangement (or a written statement that no such financial statements or reports exist).
(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2021, (i) each Company Benefit Plan and Collective Bargaining Agreement has been established, maintained and operated in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code and (ii) no Action has been pending against or, to the Company’s Knowledge, has been threatened in writing against, any Company Benefit Plan before any Governmental Entity. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred since the date of the most recent determination that reasonably would be expected to result in the loss of such qualification. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each International Plan (x) if intended to qualify for special tax treatment, meets all the requirements for such treatment and (y) that is required, to any extent, to be funded, book-reserved or secured by an insurance policy, is so funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.
(d) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Companies taken as a whole, none of the Acquired Companies, and no ERISA Affiliate, has, in

the past six (6) years, maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to, or has, or is reasonably expected to have, any Liability in respect of, any: (i) plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) plan described in Section 413(c) of the Code; or (iv) a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no Liability under Title IV (other than any Liability for premiums due to the PBGC (which premiums have been paid when due)) has been incurred by the Acquired Companies or any ERISA Affiliate that has not been satisfied in full, and no condition exists or is reasonably likely to exist that presents a material risk to the Acquired Companies or any ERISA Affiliate of incurring any such Liability.
(e) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Companies taken as a whole, no Company Benefit Plan provides and no Acquired Company has or is reasonably expected to have any Liability with respect to any, post-employment or post-termination health, life or other welfare benefits to any Person, other than as required by COBRA or other applicable Law.
(f) Except as expressly provided by this Agreement: (i) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event, whether contingent or otherwise) result in any payment or benefit (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any current or former Service Provider of any Acquired Company; (ii) without limiting the generality of the foregoing, no amount payable to any current or former Service Provider of any Acquired Company as a result of the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code or result in an excise tax under Section 4999 of the Code; and (iii) no Acquired Company has any obligation to gross-up or otherwise reimburse or compensate any current or former Service Provider of any Acquired Company for any Taxes incurred by such individual under or pursuant to Section 409A or Section 4999.
(g) Within ten (10) Business Days as of the date of this Agreement, the Company shall provide, on a clean team basis, a complete and correct list of the following with respect to each Company Employee (which may be anonymized): employee ID, employer, country location, annual salary or wage rate and current target annual bonus opportunity (the “Employee Census”). Five days prior to the Closing, the Company will provide Parent with a revised version of the Employee Census, updated as of the most recent practicable date.
(h) Except as set forth in Section 3.16(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and since January 1, 2021, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there is no, and there has not been since January 1, 2021, any labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries.
Section 3.17 Environmental Matters.
(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: each of the Acquired Companies is, and since January 1, 2021 has been, in compliance in all material respects with any applicable Environmental Law, which compliance includes timely applying for, possessing, maintaining, and complying with the terms and conditions of all Environmental Authorizations; and no notice or consent is required for any such Environmental Authorization to remain in full force and effect following consummation of the transactions contemplated by this Agreement.
(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there has been no Release of Hazardous Substances at, on under or from (A) any real property currently owned, operated or leased by any Acquired Company , (B) to the Knowledge of the Company, at any real property formerly owned, operated or leased by any Acquired Company during its ownership, operation or tenancy or (C) to the Knowledge of the Company, any real property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of any Acquired Company (or any of their respective predecessors).
Section 3.18 Insurance. The Company has Made Available to Parent all material insurance policies with third party insurers relating to the business, assets and operations of the Acquired Companies as of February 28, 2023. Each of the material insurance policies relating to the business, assets and operations of the Acquired Companies is in full force and effect, no written notice of a material default or termination has been received by any Acquired Company in respect thereof and all premiums due thereon have been paid in full. Since January 1, 2021, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any: (a) cancellation or invalidation of or material increase in any premiums associated with any material insurance policy or (b) refusal of any coverage or rejection of any material claim under any insurance policy, except for such cancellation, invalidation, material increase, refusal or rejection that would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.19 Takeover Statutes. There are no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to this Agreement, as it relates to the Merger or any of the transactions contemplated by this Agreement.
Section 3.20 Vote Required. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date for the Company Stockholders’ Meeting in favor of adopting this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock, or any holders of any other securities of the Company, necessary to adopt this Agreement and approve the Merger.
Section 3.21 Fairness Opinion. The Company Board has received the oral opinion of BofA Securities, Inc., financial advisor to the Company, to be confirmed by delivery of the written opinion of BofA Securities, Inc. to the Company Board, to the effect that as of the date of the opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in the written opinion, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company. The Company will make an accurate and complete copy of such written opinion available to Parent for informational purposes only promptly following the receipt thereof and execution of this Agreement, and it is understood and agreed by Parent and Merger Sub that such opinion may not be relied upon by Parent and Merger Sub.
Section 3.22 Financial Advisors’ Fees. Except for BofA Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s, success, completion or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has prior to the execution and delivery of this Agreement provided to Parent a true, correct and complete copy of the Company’s engagement letter relating to the Merger with BofA Securities, Inc. as in effect on the date of this Agreement.
Section 3.23 Disclosure. None of the information included or incorporated by reference in the Proxy Statement, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), as amended or supplemented at that time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements included in the Proxy Statement based on information provided to the Company by Parent in writing and specifically for inclusion in the Proxy Statement.

Section 3.24 Rights Agreement. The Company has amended the Rights Agreement so that (a) Parent and Merger Sub are each exempt from the definition of “Acquiring Person” contained in the Rights Agreement, the Rights are inapplicable to the Merger, this Agreement and the transactions contemplated hereby and no “Shares Acquisition Date” or “Distribution Date” (as such terms are defined in the Rights Agreement) will occur as a result of the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (b) the Rights will expire immediately prior to the Effective Time. A copy of such amendment has been Made Available to Parent prior to the execution and delivery of this Agreement. The Rights Agreement has not been further amended or modified. Other than the Rights Agreement, there is no other stockholder rights plan, net operating loss preservation plan or other similar “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of the Parent Disclosure Letter to the extent that the relevance thereof is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 4.1 Qualification, Organization, Subsidiaries. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and except, in each case, as would not, individually or in the aggregate, prevent or materially delay the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger, to obtain financing for the Merger (to the extent required to consummate the Merger) or to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”), is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. Unless available publicly on EDGAR, Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificates of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.
Section 4.2 Corporate Authority Relative to This Agreement; No Violation.
(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by the boards of directors of Parent and Merger Sub and, except for the adoption of this Agreement by the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, by Parent and Merger Sub do not and will not require Parent, Merger Sub or their Subsidiaries to procure, make or provide any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than (i) the filing of the Certificate of Merger in compliance with the DGCL, (ii) compliance with the HSR Act and other applicable Antitrust Laws, (iii) compliance with any applicable Foreign Investment Law, (iv) compliance with the applicable requirements of the Exchange Act and compliance with the rules and regulations of the New York Stock Exchange,

(v) compliance with any applicable foreign or state securities or blue sky laws and (vi) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Letter (clauses (i) through (vi), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, and assuming the accuracy of the information Made Available to Parent prior to the date of this Agreement by the Company, Parent has no reason to believe that there exists a material likelihood that any Parent Approval will not be granted or received prior to the End Date.
(c) Assuming the receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.3 Investigations; Litigation. As of the date hereof, there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries that would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of Parent’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case that would have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.4 Proxy Statement; Other Information. None of the information supplied by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading.
Section 4.5 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent or a wholly owned Subsidiary thereof may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
Section 4.6 Financing.
(a) Parent is a party to and has accepted a fully executed commitment letter dated April 12, 2023 (together with all exhibits and schedules thereto, the “Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Commitment Letter is collectively referred to in this Agreement as the “Financing.”
(b) Parent has delivered to the Company a true, complete and correct copy of the executed Commitment Letter and any fee letters entered into pursuant to the Commitment Letter, subject, in the case of such fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type and that could not in any event affect the conditionality, enforceability, availability, termination or amount of the Financing.
(c) Except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Lenders to provide the Financing or any contingencies that would permit the Lenders to reduce the aggregate principal amount of the Financing, including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letter on or prior to the Closing Date, nor does Parent have Knowledge that any Lender will not perform its obligations thereunder. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letter or the Financing that could affect the conditionality, enforceability, availability, termination or amount of the Financing.
(d) The Financing, when funded in accordance with the Commitment Letter and giving effect to any “flex” provision in or related to the Commitment Letter (including with respect to fees and original issue discount), will provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s obligations under this Agreement and the Commitment Letter, including the payment of the Merger Consideration, and any fees and expenses of or payable by Parent or Parent’s Affiliates, any required reimbursement of fees and expenses paid by the Company and/or its Subsidiaries, and for any repayment or refinancing of any outstanding indebtedness (including the Company Credit Agreement) of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letter (such amounts, collectively, the “Financing Amounts”).
(e) The Commitment Letter constitutes the legal, valid, binding and enforceable obligations of Parent and all the other parties thereto and is in full force and effect. No event has occurred which (with or without notice, lapse of time or both) constitutes, or could constitute, a default, breach or failure to satisfy a condition by Parent under the terms and conditions of the Commitment Letter. Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Parent on a timely basis or that the Financing will not be available to Parent on the Closing Date, except pursuant to a Permitted Termination (as defined below). Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date as and when due. In each case except as permitted by Section 5.16(b) (with any such modification, amendment or alteration promptly notified in writing to Company), the Commitment Letter has not been modified, amended or altered, the Commitment Letter will not be amended, modified or altered at any time through the Closing, and the aggregate commitments under the Commitment Letter have not been terminated, reduced, withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated (other than to the extent reduced pursuant to the mandatory reduction terms of the Commitment Letter, including with the proceeds from the consummation of the transactions contemplated by the Climate Transaction Agreement).
(f) In no event shall the receipt or availability of any funds or financing (including the Financing) by or to Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement.
Section 4.7 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent or any of its Affiliates (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated by this Agreement.
Section 4.8 Finders or Brokers. Except for Goldman Sachs & Co. and Centerview Partners LLC, neither Parent nor any of its Subsidiaries (including Merger Sub) has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.9 No Additional Representations.
(a) Each of Parent and Merger Sub acknowledges and agrees that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have desired or requested to review and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.
(b) Parent and Merger Sub agree and acknowledge that, except for the representations and warranties contained in Article 3, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, including with respect to value, condition, merchantability or suitability with respect to the Company, any other Acquired Company or other Subsidiaries of the Company, any of their respective businesses or the transactions contemplated by this Agreement. Parent and Merger Sub agree and acknowledge that in making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Parent and Merger Sub have relied exclusively on the express representations and warranties contained in Article 3 and have not relied on any other representation or warranty, express or implied. Parent and Merger Sub agree and acknowledge that neither the Company nor any Person has made, and neither Parent nor Merger Sub has relied on, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent and its Representatives, except as expressly set forth in Article 3 (which includes the Company Disclosure Letter and the Filed SEC Reports, as applicable), and neither the Company or its Subsidiaries, its or their directors, officers, employees, agents or other Representatives, nor any other Person, shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement except with respect to the express representations and warranties set forth in Article 3 (which includes the Company Disclosure Letter and the Filed SEC Reports, as applicable). Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to any business or financial projection, guidance or forecast relating to the Company or any of its Subsidiaries, whether or not included in the data room or any management presentation. Each of Parent and Merger Sub, on its behalf and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters.
Section 4.10 Certain Arrangements. There are no contracts, undertakings, commitments, agreements, obligations or understandings as of the date hereof, whether written or oral, between Parent or Merger Sub or any of their Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding Shares or any member of the Company’s management or the Company Board (in his or her individual capacity), on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Surviving Corporation after the Effective Time.
Section 4.11 Ownership of Common Stock. Except as set forth on Section 4.11 of the Parent Disclosure Letter, none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any Shares, except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.
Section 4.12 Other Businesses. None of Parent, Merger Sub or any of their respective Affiliates (i) competes with, or has direct or indirect capital or other interests of more than ten percent in any other corporation, partnership, limited liability company, joint venture or business organization that competes with the Company or (ii) has entered (or are in negotiations to enter) into any agreement to acquire or make any investment in any corporation, partnership, limited liability company, joint venture or other business organization or any division or assets thereof, that competes with the Company.

Section 4.13 National Security Matters. Neither Parent nor Merger Sub qualifies as a “foreign person” (as defined in 31 C.F.R. § 800.224), nor will the Merger qualify as a “covered transaction” (as defined in 31 C.F.R. § 800.213). Neither Parent nor Merger Sub is under foreign ownership, control, or influence as defined in the National Industrial Security Program Operating Manual, 32 C.F.R. § 117.11.
Section 4.14 Solvency. No transfer of property is being made, and no obligation is being incurred, in each case by Parent, in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, the Company, or any of their Affiliates. Assuming (i) the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger and (ii) the accuracy, in all material respects, of the representations and warranties set forth in Article 3 (for this purpose, such representations and warranties shall be true and correct without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein), immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith), Parent and each of its Subsidiaries will be Solvent.
ARTICLE 5

COVENANTS AND AGREEMENTS
Section 5.1 Conduct of Business by the Company and Parent.
(a) From and after the date hereof and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the NASDAQ Stock Market, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or required by this Agreement, (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, or (v) as may be necessary or commercially reasonable and generally consistent with actions taken by substantially similarly situated organizations in response to the same, in response to any COVID-19 Measures or Russia Sanctions, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice and to the extent consistent therewith, preserve satisfactory business relationships with its suppliers, customers, distributors and other Persons having material business relationships with it; provided, however, that, without limitation to any provision of Section 5.1(b), this sentence shall in no event prohibit (A) termination of any current or former employee of any Acquired Company in the ordinary course of business consistent with past practices, or (B) allowing any Company Contracts with employees, service providers, suppliers, customers, distributors, and other Persons having business relationships with the Acquired Companies to expire in accordance with their terms in the ordinary course of business and consistent with past practices; provided, further, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.
(b) From and after the date hereof and prior to the earlier of the Effective Time and the Termination Date, and except (v) as may be required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the NASDAQ Stock Market, (w) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (x) as may be expressly contemplated or required by this Agreement, (y) as set forth in Section 5.1(b) of the Company Disclosure Letter or (z) as may be necessary or commercially reasonable and generally consistent with actions taken by substantially similarly situated organizations in response to the same, in response to any COVID-19 Measures or Russia Sanctions, the Company:
(i) shall not, and shall not permit any of its Subsidiaries to, authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except for (A) the authorization and payment by the Company of dividends, consistent with past practice, at a rate not to exceed a quarterly rate of $0.28 per Share and with record and payment dates consistent with past practice of the Company during the prior 12 months, or (B) dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or other securities of any Acquired Company or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or such other securities, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;
(iii) except as required by Company Benefit Plans or Collective Bargaining Agreements as in effect on the date hereof, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits (including, without limitation, bonus, severance, change in control, retention, retirement or termination pay or benefits) payable or provided to the Company’s Service Providers, except for annual merit-based and promotion-based increases effected in the ordinary course of business consistent with past practice and expressly set forth on Section 5.1(b) of the Company Disclosure Letter, (B) enter into any employment, change of control, severance, retirement or retention agreement with any current or former Service Provider of the Company or any of its Subsidiaries, (C) establish, adopt, enter into or materially amend or terminate any Company Benefit Plan or Collective Bargaining Agreement, other than amendments expressly set forth on Section 5.1(b) of the Company Disclosure Letter, (D) recognize any new union, works council or similar employee representative with respect to any current or former Service Provider, (E) grant any equity or equity-based awards to any current or former Service Provider, or discretionarily accelerate the vesting or payment of any Company Equity Award (including taking action to deem satisfied any performance goals prior to the end of the performance period in existence as of the date hereof, other than as required by Section 2.3(a)), (F) hire any employees who upon hire, would be a Key Employee or (G) terminate the employment of any Key Employee (other than the termination of any such employee for cause);
(iv) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances or capital contributions to, any other Person (other than (A) in the ordinary course of business, including any such loans or advances to any of its directors, employees, agents or consultants or (B) any loans, advances or capital contributions to any wholly owned Subsidiary of the Company) or make any change in its existing borrowing or lending arrangements for or on behalf of any or such Persons, except as required by the terms of any Company Benefit Plan;
(v) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC rule or policy;
(vi) except as required by the rules or requirements of any stock exchange or as to comply with Section 3.24, shall not(A) adopt any amendments to the Company’s certificate of incorporation or bylaws or any other organizational documents or (B) permit any of the Company’s Subsidiaries to amend its applicable organizational documents except, in the case of this clause (B), for any changes that would not be adverse to Parent in any material respect;
(vii) shall not, and shall not permit any of its Subsidiaries to, acquire, directly or indirectly any assets, securities, properties or businesses for an amount in excess of $10,000,000 individually or $25,000,000 in the aggregate (for the Company and all of its Subsidiaries), other than supplies, equipment, inventory, or products in the ordinary course of business;
(viii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or Lien of, any shares of its capital stock or other securities or ownership interests in the Company or any Subsidiaries of the Company or any securities convertible into, exercisable for or exchangeable for any such shares, securities or ownership interests or take any action to cause to be vested any otherwise unvested Company Equity Award (except as otherwise required by the terms of this Agreement or required pursuant to the express terms of any such Company Equity Award, in each case, outstanding as of the date of this Agreement, provided that, for the avoidance of doubt, the Company and its Subsidiaries shall not discretionarily accelerate the vesting or payment of any Company Equity Award, as provided in Section 5.1(b)(iii) above), other than (A) issuances of Shares in respect of any exercise of or settlement of Company Equity Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b) and (B) sales or issuances of shares of Common Stock pursuant to the Company ESPP in accordance with its terms or Section 2.3(b) of this Agreement;
(ix) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or other securities or ownership interests in any Acquired Company or any rights, warrants or options to acquire any such shares, securities or interests, other than the acquisition of Shares from a holder of a Company Equity Award in satisfaction of withholding obligations or the payment of exercise price;
(x) shall not, and shall not permit any of its Subsidiaries to, incur, assume, or guarantee, any Indebtedness, except for (A) any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) any indebtedness for borrowed money to the extent on a dollar-for-dollar basis incurred to replace, renew, extend or refinance any existing indebtedness for borrowed money of the Company or its Subsidiaries (including such indebtedness to the extent on a dollar-for-dollar basis incurred to repay or refinance related fees, expenses, premiums and accrued interest), (C) guarantees or credit support provided by the Company or any of its Subsidiaries for indebtedness for borrowed money of the Company or any of its Subsidiaries, to the extent such indebtedness is (I) in existence on the date of this Agreement or (II) incurred in compliance with this Section 5.1(b)(x), (D) Indebtedness incurred pursuant to agreements in effect prior to the execution of this Agreement and disclosed on the Company Balance Sheet, including the Company Credit Agreement and (E) Indebtedness not to exceed $10,000,000 individually and $50,000,000 in aggregate principal amount outstanding at any time incurred by the Company and all of its Subsidiaries other than in accordance with clauses (A) through (D);
(xi) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, license, sublicense, convey, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens) or otherwise dispose of, abandon, permit to lapse or fail to maintain any material portion of its material properties or assets, including the capital stock of Subsidiaries, except for (A) inventory sales, obsolete assets or non-exclusive licenses in the ordinary course of business consistent with past practice, (B) pursuant to existing agreements in effect prior to the execution of this Agreement that are Made Available to Parent (or refinancings thereof permitted pursuant to Section 5.1(b)(x)(B)), or (C) as may be required by any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement;
(xii) shall not, and shall not permit any of its Subsidiaries to, enter into, modify, amend, terminate (other than expiration in accordance with their terms) or waive any rights under any Material Contract, except any modifications or amendments made in the ordinary course of business and in a manner that is not adverse to the Company in any material respect;
(xiii) shall not, and shall not permit any of its Subsidiaries to, settle, pay, discharge or satisfy any Action, other than (x) any Action relating to Taxes or (y) any Action that (A) does not relate to any Action brought by the stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement or a breach of this Agreement or any other agreements contemplated by this Agreement, (B) the settlement, payment, discharge or satisfaction of which does not result in the imposition of equitable or other non-monetary relief on, or the admission of wrongdoing by, the Company or any of its Affiliates and (C) (1) results solely in a monetary obligation involving only the payment of monies by the Company and its Subsidiaries of not more than $5,000,000 individually and $20,000,000 in the aggregate (for the Company and all of its Subsidiaries) (excluding any settlements made under the following clause (2)); (2) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company or any of its Subsidiaries and the payment of monies by the Company or any of its Subsidiaries that are not more than $5,000,000 individually and $20,000,000 in the aggregate (for the Company and all of its Subsidiaries) (not funded by an indemnity obligation or through insurance policies); or (3) that results in no monetary obligation of the Company or any of its Subsidiaries or their receipt of payment;

provided, however, that the settlement, release, waiver or compromise of any Action or claim brought by the stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement shall be subject to Section 5.11 rather than this Section 5.1(b);
(xiv) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (except for such transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries);
(xv) except (A) as contemplated by the Company’s capital expenditure budget set forth in Section 3.11(a)-1(ii) of the Company Disclosure Letter or (B) to the extent reasonably necessary to protect human health and safety or in response to casualty events, shall not, and shall not permit any of its Subsidiaries to, make any capital expenditure in excess of $5,000,000, individually, or $10,000,000, in the aggregate (for the Company and all of its Subsidiaries);
(xvi) other than in the ordinary course of business consistent with past practices (if any), shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any material Tax election, (B) adopt or change any material method of Tax accounting or change any material Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any material Action in respect of Taxes for an amount materially in excess of the amount accrued or reserved with respect thereto on the financial statements of the Company and its Subsidiaries, (E) request any material ruling from any Governmental Entity with respect to Taxes or (F) materially amend or terminate, or knowingly fail to comply with the terms of, or otherwise take or knowingly fail to take any action, which failure to comply, action or failure to act would have a significant adverse effect on the continued validity and effectiveness of, any material Tax Incentive that is in effect as of the date hereof; and
(xvii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.
Section 5.2 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement and applicable Law, including any Antitrust Law, complete control and supervision over its operations.
Section 5.3 Access.
(a) Subject to compliance with applicable Laws, the Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access, for purposes reasonably related to consummating the Merger and carrying out post-Merger integration, during normal business hours, upon reasonable advance notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ personnel, properties, contracts, commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or that relate to any Alternative Proposal or Superior Proposal (but without limiting the Company’s obligations under Section 5.4). The foregoing notwithstanding, the Company shall not be required to afford such access (i) if such access would, in the Company’s good-faith discretion, (x) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (y) jeopardize any attorney-client or other legal privilege or trade secret protection or (z) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or any of its Affiliates is a party); provided, however, that the Company shall use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which any of the foregoing restrictions apply to allow access in a manner that does not result in such effect, or (ii) to such information that relates to the minutes of the meetings of the Company Board or its committees where the Company Board or any applicable committee discussed the transactions contemplated by this Agreement or any similar transaction between the Company and any other Person (including any presentations or other materials prepared by or for the Company Board, whether in connection with a specific meeting, or otherwise relating to such subject matter). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure pursuant to this Section 5.3 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above to provide access to personnel, properties, contracts, commitments, books and records and any other documents and information by electronic means if physical access is not reasonably feasible or would not be permitted under the applicable Law (including any COVID-19 Measures). No access or information provided pursuant to this Section 5.3 shall limit or otherwise affect or be deemed to modify any representation or warranty made by the Company.
(b) Parent agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of December 23, 2022, between the Company and Parent, as supplemented by the Clean Team Agreement by and between the Company and Parent, dated as of March 9, 2023 (together, the “Confidentiality Agreement”), which, notwithstanding anything to the contrary set forth therein, shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
Section 5.4 No Solicitation.
(a) Subject to the provisions of this Section 5.4(a), from the date of this Agreement until the earlier of the Effective Time and the Termination Date, the Company agrees that it shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage the making or submission of any proposal, offer or indication of intent that constitutes, or would reasonably be expected to lead to, or result in, an Alternative Proposal, (ii) engage in any discussions or negotiations with any Person regarding an Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, an Alternative Proposal (except to notify such Person that the provisions of this Section 5.4(a) prohibit any such discussions or negotiations), (iii) furnish any nonpublic information relating to the Company or its Subsidiaries in connection with or for the purpose of facilitating or encouraging an Alternative Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, or result in, an Alternative Proposal; (iv) recommend or enter into any other letter of intent, memorandum of understandings, agreement in principle, acquisition agreement, merger agreement or other similar agreement providing for an Alternative Proposal (except for confidentiality agreements permitted under Section 5.4(b)); (v) take any action to exempt any Person (other than Parent and its Subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Statutes or the Company’s organizational and other governing documents; (vi) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL or the Company’s organizational and other governing documents or (vii) resolve to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any third party and its Representatives conducted prior to the date hereof with respect to any Alternative Proposal. The Company shall promptly (and in any event within five Business Days of the date hereof) request that each third party that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Alternative Proposal return or destroy all confidential information pursuant to such confidentiality agreement heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries, and the Company shall confirm to Parent the receipt of all certifications of such return or destruction from such other Persons as promptly as practicable after such receipt thereof. The Company shall use its reasonable best efforts to secure all such certifications as promptly as practicable.
(b) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to obtaining the Company Stockholder Approval, if the Company receives a bona fide written Alternative Proposal, the

Company and its Representatives may contact the third party making such Alternative Proposal to clarify the terms and conditions thereof. If (i) such Alternative Proposal constitutes a Superior Proposal or (ii) the Company Board determines in good faith after consultation with outside legal and financial advisors that such Alternative Proposal would reasonably be expected to result in, a Superior Proposal, the Company may, so long as it has otherwise complied with Section 5.4(a) in all material respects, take the following actions to the extent failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable Law (and the Company Board determines the same in good faith after consultation with outside legal counsel): (A) furnish nonpublic information to the third party making such Alternative Proposal (including its Representatives and prospective equity and debt financing sources), if, and only if, prior to so furnishing such information, (i) the third party has executed a confidentiality agreement with the Company (a copy of which shall be provided for informational purposes only to Parent) having provisions as to confidential treatment of information that are not materially less restrictive in the aggregate to such third party than the confidentiality provisions in the Confidentiality Agreement are to Parent (it being understood that such confidentiality agreement (1) need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal and (2) shall not prohibit the Company from providing any information contemplated by this Section 5.4 to Parent, Merger Sub or their respective Representatives) and (ii) the Company promptly (and in any event within 48 hours) provides Parent any such nonpublic information to the extent access to such information was not previously provided to Parent or its Representatives, and (B) engage in discussions or negotiations with the third party (including its Representatives) with respect to such Alternative Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent in writing if any inquiries (including any written request for information relating to the Company or any of its Subsidiaries), proposals or offers with respect to an Alternative Proposal are received by the Company or any of its Representatives, which notice shall identify the third party making, and the material terms and conditions of, any such Alternative Proposal, and, after taking such action, the Company shall continue to promptly advise Parent on a reasonably current basis of the status and terms of any material discussions with respect to any such Alternative Proposal and promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any material terms or conditions of any such Alternative Proposal. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.4(b), including any public announcement that the Company or the Company Board has made any determination contemplated under this Section 5.4(b) to take or engage in any such actions, shall not, in and of itself, constitute a Change of Recommendation or constitute a basis for Parent to terminate this Agreement pursuant to Section 7.1(g)(ii). Any material amendment to any Alternative Proposal will be deemed to be a new Alternative Proposal for purposes of the Company’s compliance with this Section 5.4(b).
(c) Except as expressly permitted under this Section 5.4, the Company Board, including any committee thereof, shall not (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement that is mailed by the Company to the stockholders of the Company; (iii) if any Alternative Proposal that is structured as a tender offer or exchange offer for the outstanding shares of Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within ten Business Days after such commencement, against acceptance of such tender offer or exchange offer by its stockholders; (iv) approve, adopt, recommend or declare advisable any Alternative Proposal or publicly propose to approve, adopt or recommend, or declare advisable any Alternative Proposal; (v) following the date any Alternative Proposal or any material modification thereto is first publicly disclosed or announced, fail to issue a press release reaffirming the Company Recommendation within four Business Days after a written request by Parent to do so; provided that Parent may only make such request once with respect to any Alternative Proposal, or (vi) approve, adopt or recommend, or declare advisable or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to in and entered into compliance with Section 5.4(b)) with respect to any Alternative Proposal (any such action set forth in the foregoing clauses (i) through (vi), a “Change of Recommendation”).

(d) Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Superior Proposal, (x) make a Change of Recommendation and/or (y) cause the Company to terminate this Agreement pursuant to Section 7.1(g)(i); provided, that the Company Board shall not be entitled to make such a Change of Recommendation or cause any termination of this Agreement pursuant to Section 7.1(g)(i) (A) unless the Company shall have given Parent at least five (5) Business Days’ written notice (a “Superior Proposal Notice”) advising Parent of its intention to make such a Change of Recommendation or terminate this Agreement, which Superior Proposal Notice shall include a description of the terms and conditions of the Superior Proposal that is the basis for the proposed action of the Company Board, the identity of the Person making the Superior Proposal and a true and complete copy of any proposed definitive agreement for such Superior Proposal, if any, and the Company shall have negotiated in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such amendments to the terms of this Agreement as would permit the Company Board not to effect a Change of Recommendation or terminate this Agreement in connection with such Superior Proposal, and (B) unless, at the end of the five-Business Day period following the receipt of such Superior Proposal Notice (the “Superior Proposal Notice Period”), after taking into account any firm commitments made by Parent in writing to amend the terms of this Agreement during the Superior Proposal Notice Period and in consultation with outside legal counsel and its independent financial advisor, the Company Board concludes that the Superior Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal if such amendments were to be given effect; provided, that any material modifications to the terms of the Superior Proposal shall commence a new notice period pursuant to clause (A) of three (3) Business Days.
(e) Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to an Intervening Event, make a Change of Recommendation (solely clauses (i) or (ii) of the definition thereof) (a “Permitted Change of Recommendation”) if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its independent financial advisor, that the failure of the Company Board to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, that the Company Board shall not be entitled to make such a Permitted Change of Recommendation unless (i) the Company shall have given Parent at least four (4) Business Days’ written notice (an “Intervening Event Notice”) advising Parent of its intention to make such a Change of Recommendation, which Intervening Event Notice shall include a reasonably detailed description of the applicable Intervening Event, and shall have negotiated in good faith with Parent (to the extent that Parent requests to negotiate) to enable Parent to propose such amendments to the terms of this Agreement as would permit the Company Board not to effect such a Change of Recommendation in connection with such Intervening Event, and (ii) unless, at the end of the four-Business Day period following the delivery of such Intervening Event Notice (the “Intervening Event Notice Period”), after taking into account any firm commitments made by Parent in writing to amend the terms of this Agreement during the Intervening Event Notice Period, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such Change of Recommendation would continue to be reasonably likely to be inconsistent with its fiduciary duties under applicable Law if such amendments were to be given effect; provided, that any material change to the facts and circumstances relating to such Intervening Event shall commence a new notice period pursuant to clause (i) of three (3) Business Days.
(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board or any committee thereof from complying with its disclosure obligations under applicable Law or rules and policies of the NASDAQ Stock Market, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder. No disclosure or communication permitted pursuant to the foregoing sentence or disclosure that the Company has received an Alternative Proposal and is evaluating such proposal in accordance with this Section 5.4, shall, in and of itself, be considered a Change of Recommendation or require the giving of a Superior Proposal Notice, an Intervening Event Notice or compliance with the procedures set forth in Section 5.4(d) or (e); provided, however, that the Company Board shall not effect a Change of Recommendation except in accordance with this Section 5.4.

(g) “Alternative Proposal” means any bona fide proposal, offer or indication of intent made by any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) for, or that would result in (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company or one or more Subsidiaries thereof whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Acquired Companies, in each case, as a result of which the stockholders of the Company or such Subsidiaries immediately prior to such transaction would cease to own at least 75% of the total voting power of the Company or such Subsidiaries or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any Person of more than 25% of the net revenues, net income or total assets of the Company and its Subsidiaries, in each case, on a consolidated basis, (iii) the acquisition by any Person of more than 25% of the outstanding Shares or any other class of equity or voting securities of one or more Subsidiaries thereof whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Acquired Companies; or (iv) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any such Persons beneficially owning 25% or more of any class of equity or voting securities of the Company or one or more Subsidiaries thereof whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Acquired Companies.
(h) “Superior Proposal” means an unsolicited, written Alternative Proposal, made after the date of this Agreement, substituting in the definition thereof “50%” for “25%” and for “75%” in each place each such phrase appears, that the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and consistent with the Company Board’s fiduciary duties under applicable Law, to be more favorable to the Company’s stockholders than the transactions contemplated by this Agreement and which is reasonably capable of being consummated on the terms proposed (after taking into account any changes thereto committed to by Parent pursuant to Section 5.4(d)).
(i) “Intervening Event” means any event, change, occurrence or development that materially affects the business of the Company and its Subsidiaries that is unknown and not reasonably foreseeable to the Company Board as of the date of this Agreement and which does not result from a breach of this Agreement by the Company (other than a de minimis breach); provided, that the receipt, existence or terms of an Alternative Proposal shall not be deemed to be an Intervening Event hereunder; and provided, further, that in no event shall (A) any change in the trading price of the Shares, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), (B) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event), or (C) any event, change, effect, development or occurrence that relates to Parent or Merger Sub, in each case of clauses (A) through (C), be deemed to be an Intervening Event.
(j) Any violation of the restrictions on the Company set forth in this Section 5.4 by any Representative of the Company or any of its Subsidiaries, to the extent such Representative is acting at the direction of the Company or such Subsidiary shall be a breach of this Section 5.4 by the Company.
Section 5.5 Filings; Other Actions.
(a) As promptly as reasonably practicable after the date hereof (and no later than 30 days after the date hereof), the Company shall prepare and file with the SEC the Proxy Statement, which shall, subject to Section 5.4, include the Company Recommendation, and shall use reasonable best efforts to respond to any comments by the SEC staff in respect of the Proxy Statement as promptly as reasonably practicable after the receipt thereof, and shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following the time the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders (and in any event within ten Business Days of such time). Parent and Merger Sub shall provide to the Company such information concerning themselves and their Affiliates as is customarily included in a proxy statement prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by Law, requested by the SEC or its staff or as the Company may reasonably request. No filing of, or amendment or supplement to the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon and the Company shall give reasonable consideration to any comments made by Parent and its Representatives. If at any time prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information will promptly notify the other party hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company will notify Parent promptly of the receipt of any comments or other communications, whether written or oral, that the Company or its Representatives may receive from time to time from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information, and the Company will supply Parent with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated hereby. The Company shall provide Parent and its Representatives a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable consideration shall be given).
(b) The Company shall (i) take all action required by the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the Proxy Statement (and shall use reasonable best efforts to hold such meeting as promptly as practicable but in no event later than 45 days after the definitive Proxy Statement is mailed to the Company Stockholders) for the purpose of obtaining (A) the Company Stockholder Approval (the “Company Stockholders’ Meeting”) and (B) if so desired and mutually agreed between the Company and Parent, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated by such agreement, it being understood that, if mutually agreed between the Company and Parent, such Company Stockholders’ Meeting may also be the Company’s annual meeting of stockholders, with the record date and meeting date of such Company Stockholders’ Meeting to be selected after reasonable consultation with Parent, and (ii) subject to a Change of Recommendation in accordance with Section 5.4, use reasonable best efforts to obtain the Company Stockholder Approval and solicit from its stockholders proxies in favor of the Company Stockholder Approval. The Company shall keep Parent informed on a reasonably current basis of the status of its efforts to solicit such approval following the dissemination of the Proxy Statement to the Company’s stockholders. Notwithstanding anything to the contrary in this Agreement, (x) the Company may adjourn, recess, or postpone, and at the request of Parent it shall adjourn, recess or postpone, the Company Stockholders’ Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or to obtain the Company Stockholder Approval (provided that, unless agreed in writing by the Company and Parent, all such adjournments, recesses or postponements shall be for periods of no more than ten (10) business days each) and (y) the Company may adjourn, recess, or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting.
Section 5.6 Employee Matters.
(a) For a period of twelve (12) months following the Effective Time (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each Continuing Employee, to the extent still employed, (i) base compensation and target annual cash incentive opportunities that, in each case, are no less favorable than were provided to the Continuing Employee immediately before the Effective Time, (ii) equity incentive opportunities that are no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries, as applicable, following the Effective Time, and (iii) employee benefits (excluding any equity or equity based compensation, employee stock purchase benefits, defined benefit pension benefits, retiree health and welfare benefits, severance benefits and change in control, transaction and retention bonuses or payments) that are substantially comparable in the aggregate to such employee benefits provided to the Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time. Without limiting the generality of the immediately preceding sentence, (A) Parent shall or shall cause the Surviving Corporation to provide to each Continuing Employee who incurs a qualifying termination of employment in accordance with Item 34 of Section 5.1(b) of the Company Disclosure Letter during the one (1)-year period following the Effective Time with severance benefits equal to the greater of (x) the severance benefits set forth on Section 5.6(a) of the Company Disclosure Letter, and (y) the severance benefits provided to similarly situated employees of Parent and its Subsidiaries, as applicable, following the Effective Time, under the severance arrangements of Parent and its Subsidiaries, and (B) during such one (1)-year period following the Effective Time, severance benefits offered to each Continuing Employee shall be determined without taking into account any reduction after the Effective Time in such Continuing Employee’s base salary or wage rate. Notwithstanding anything provided in this Section 5.6(a) or anything else in this this Agreement to the contrary, each Continuing Employee who, at any time during the Continuation Period, is or becomes covered by a Collective Bargaining Agreement shall solely be provided with compensation, benefits and terms and conditions of employment that meet the requirements of such Collective Bargaining Agreement.
(b) For all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any corresponding Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time (“Old Plans”), provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to an Old Plan, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the corresponding plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the same extent as such Continuing Employee was entitled, prior to the Effective Time, to recognition of such co-payments, deductibles and similar expenses under any corresponding Company Benefit Plan.
(c) Parent acknowledges that, for purposes of the Company Equity Plans and each Company Benefit Plan identified with an asterisk (*) in Section 3.16(b) of this Company Disclosure Letter, a “change in control” of the Company will occur at the Effective Time.
(d) Without limiting the generality of Section 8.9, (i) the provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement, and no current or former director, employee or consultant or any other person shall be a third-party beneficiary of this Agreement, and nothing in this Agreement shall be construed as an amendment to any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose and (ii) nothing in this Section 5.6 (A) shall alter or limit the ability of the Company or any of its Subsidiaries (or, following the Effective Time, Parent or any of its Subsidiaries) to amend, modify or terminate any Company Benefit Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (B) shall create any obligation on the part of the Company or its Subsidiaries (or, following the Effective Time, Parent or any of its Subsidiaries) to employ or engage any Service Provider for any period following the Effective Time. The provisions of this Section 5.6 shall survive the consummation of the Merger.

Section 5.7 Efforts.
(a) Subject to the terms and conditions set forth in this Agreement, the Company (and its Subsidiaries) and Parent (and its Subsidiaries and Affiliates) shall cooperate with the other parties and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement prior to the End Date, including (i) preparing and filing all documentation necessary to effect all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from any Governmental Entity, (ii) obtaining all necessary actions or nonactions, waivers, consents, clearances, or approvals from third parties, (iii) defending any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the Merger and the other transactions contemplated by this Agreement under any Antitrust Law or Foreign Investment Law, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity in connection with the foregoing vacated or reversed and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that, without limitation to filings fees to be paid to any Governmental Entity in accordance with Section 8.2, in no event shall Parent, Merger Sub, the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for or triggered by the consummation of the transactions contemplated by this Agreement under any contract or agreement or otherwise.
(b) Subject to the terms and conditions in this Agreement and without limiting the foregoing, the Company (and its Subsidiaries) and Parent (and its Subsidiaries and Affiliates) shall (i) file, or cause to be filed, all required Notification and Report Forms pursuant to the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement within ten (10) Business Days after the date hereof and file, or cause to be filed, any filing (or draft thereof) required under each other Antitrust Law or Foreign Investment Law set forth on Section 6.1(c) of the Company Disclosure Letter as promptly as practicable after the date hereof, (ii) supply or cause to be supplied, as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law or Foreign Investment Law and (iii) use its reasonable best efforts to promptly obtain all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods under the HSR Act and any other applicable Antitrust Law or Foreign Investment Law but in any event prior to the End Date.
(c) In furtherance and not in limitation of the foregoing, Parent (and its Subsidiaries and Affiliates) shall take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including taking all such further action as may be necessary to resolve such objections any Governmental Entity may assert under any Antitrust Law or Foreign Investment Law with respect to the Merger and the other transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Antitrust Law or Foreign Investment Law that may be asserted by any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement so as to enable the Closing to occur no later than the End Date, including (x) proposing, negotiating, committing to, effecting, agreeing to and executing, by consent decree, settlement, undertaking, stipulations or otherwise, the sale, divestiture, transfer, license, hold separate or disposition of any and all of the share capital or other equity voting interests, assets (whether tangible or intangible), businesses, divisions, operations, products or product lines of Parent (including its Subsidiaries and Affiliates) and of the Company (including its Subsidiaries), (y) terminating, transferring or creating relationships, contractual rights or other obligations of Parent (including its Subsidiaries and Affiliates) and the Company (including its Subsidiaries); and (z) otherwise taking or committing to take any actions or agree to any undertakings that would limit Parent’s (including its Subsidiaries’, Affiliates’, and the Surviving Corporation’s) freedom of action with respect to, or their ability to retain, or impose obligations on Parent’s (including its Subsidiaries’, Affiliates’, and the Surviving Corporation’s) future operations with respect to, assets (whether tangible or intangible), businesses, divisions, personnel, operations, products or product lines of Parent (and its Subsidiaries and Affiliates, including the Surviving Corporation) or the Company (and its Subsidiaries), in each case so as to satisfy the conditions to Closing or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date (each such action in the foregoing clauses (x), (y) and (z), a “Burdensome Condition”); provided, that the Company (and its Subsidiaries) shall not be permitted to offer or agree to or effectuate any Burdensome Condition without the prior written consent of Parent; provided, further, that the Company (and its Subsidiaries) shall be required to agree to or effectuate any Burdensome Condition upon written direction from Parent so long as the effectiveness thereof is conditioned on the Closing. Except as otherwise permitted under this Agreement, Parent shall not (and shall cause its Subsidiaries and Affiliates not to) acquire or agree to acquire any business, or a substantial portion of the assets or equity of any business, that competes with the Company or otherwise operates in the electronic test and measurement industry if such acquisition would be reasonably likely to prevent or materially delay the Closing.
(d) Each of the Company (and its Subsidiaries) and Parent (and its Subsidiaries and Affiliates) shall use its reasonable best efforts, to the extent permitted under applicable Law, to (i) consult and cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity or any other Person relating to the Merger and the other transactions contemplated by this Agreement, (ii) keep the other parties hereto promptly informed of any communication received by such party from any Governmental Entity and of any communication received in connection with any proceeding by any other Person, in each case regarding the Merger and the other transactions contemplated by this Agreement (and in the case of such written communications, furnish the other parties with a copy of such communication), (iii) permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed filing, submission or other communication to any Governmental Entity or other Person, and (iv) to the extent not prohibited by the applicable Governmental Entity or other Person, give the other parties hereto the opportunity to attend and participate in any meetings (whether in-person or otherwise), telephone or video calls or other conferences. Notwithstanding the forgoing, any party may, as it deems advisable and necessary, reasonably (x) redact materials to protect competitively sensitive information or information concerning valuation, or as necessary to address reasonable attorney-client, attorney work product or other privilege concerns and (y) reasonably designate any competitively sensitive material provided to the other parties under this Section 5.7(d) as “outside counsel only” (such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless written permission is obtained in advance from the party providing the materials).
(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.7, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity under any Antitrust Law or Foreign Investment Law challenging, hindering, impeding, interfering with or delaying any transaction contemplated by this Agreement as violative of any such Law, Parent shall, upon consultation with the Company and in consideration of the Company’s views in good faith, be entitled to direct the defense and lead in the development of the defense strategy in all respects and each of the Company (and its Subsidiaries) and Parent (and its Subsidiaries and Affiliates) shall use their respective reasonable best efforts to contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any such Action, decree, judgment, injunction or other such order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.
(f) Parent shall, upon consultation with the Company and in consideration of the Company’s views in good faith, be entitled to lead the development of the (i) strategy for obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods so as to enable Closing to occur prior to the End Date, (ii) response to any request from, inquiry by, or investigation by (including, subject to the last sentence of this Section 5.7(f), the timing, nature and substance of all such responses) any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement and (iii) strategy for the defense and settlement of any action brought by or before any Governmental Entity that has authority to enforce the applicable Antitrust Laws or Foreign Investment Laws. In furtherance thereof, and subject to applicable Law, the Company and its

Subsidiaries shall not settle or compromise or offer to settle or compromise any request, inquiry, investigation or other Action by a Governmental Entity with respect to the Merger or the transactions contemplated hereby without the prior written consent of Parent (which may be withheld or given in its sole discretion). Notwithstanding anything to the contrary in this Agreement, no party shall extend any waiting period under the HSR Act (including by withdrawing and refiling its filing under the HSR Act) or any other Antitrust Law or Foreign Investment Law or enter into any agreement with any Governmental Entity to delay, or otherwise not to consummate as promptly as practicable, the Merger or the transactions contemplated by this Agreement except with the prior written consent of the other party (such consent not to be unreasonably withheld).
Section 5.8 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover statute or regulation or provision of the Company’s organizational and other governing documents shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision on the transactions contemplated by this Agreement.
Section 5.9 Public Announcements. The Company, Parent and Merger Sub shall consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated in this Agreement and shall not issue any such press release or other public statement or comment without the prior written consent of, in the case of the Company, Parent or, in the case of Parent and Merger Sub, the Company (in each case not to be unreasonably withheld), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity (in which case, such disclosing party will endeavor to provide an opportunity to the other party to review and comment upon such public statement or press release); provided that the restrictions in this Section 5.9 shall not apply to (i) any Company communication regarding an Alternative Proposal or from and after a Change of Recommendation (but without limiting the Company’s obligations under Section 5.4) or (ii) any press release, filings with the SEC or other public statement or comment the contents of which are substantially consistent with prior public statements and other communications made by the Company, Parent or Merger Sub in compliance with this Agreement. Parent and the Company agree to issue a joint press release as the first public disclosure of this Agreement.
Section 5.10 Indemnification and Insurance.
(a) Parent and Merger Sub agree to cause the Surviving Corporation to provide that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries (or directors or officers of an Acquired Company to the extent serving as fiduciaries with respect to any Company Benefit Plan maintained by any Acquired Company) as provided in their respective articles or certificates of incorporation or bylaws or other organizational documents or in any agreement set forth in Section 5.10 of the Company Disclosure Letter, in each case as in effect as of the date hereof, shall survive the Merger and shall continue at and after the Effective Time in full force and effect for a period of six (6) years. For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ articles or certificates of incorporation and bylaws or similar organizational documents as in effect as of the date hereof or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect as of the date hereof and set forth in Section 5.10 of the Company Disclosure Letter, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action or resolution of such claim, even if beyond such six (6)-year period. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.10.
(b) For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or its Subsidiaries (or directors or officers of an Acquired Company to the extent serving as fiduciaries with respect to any Company Benefit Plan) (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by Law if such Indemnified Party to whom fees or expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final and non-appealable adjudication that such Indemnified Party is not entitled to indemnification), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or its Subsidiaries). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.
(c) For a period of six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, either cause to be maintained in effect the current policies of directors’ and officers’, employment practices and fiduciary liability insurance maintained by or for the benefit of the Company and its Subsidiaries and their respective current and former directors and officers or provide substitute policies for the Company and its Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries and their respective current and former directors and officers with respect to claims arising from facts or events that occurred at or before the Effective Time (regardless of when such claims are brought) (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’, employment practices and fiduciary liability insurance), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Company and its Subsidiaries (the “Maximum Amount”). If the Surviving Corporation is unable to obtain the insurance required by this Section 5.10(c) because its cost exceeds the Maximum Amount, it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, or Parent may, at its option request the Company to, purchase a six-(6) year prepaid “tail” directors’ and officers’, employment practices and fiduciary liability insurance policy for the Company and its Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries, such tail policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that in no event shall the cost of any such tail policy exceed the Maximum Amount. Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain such policies in full force and effect, and continue to honor the obligations thereunder.
(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.10 (subject to the undertaking described in Section 5.10(b)).
(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
(f) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.
Section 5.11 Stockholder Litigation. Prior to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise); provided, however, that the Company shall give Parent prompt notice of any such litigation and keep Parent reasonably informed of the status thereof. The Company shall give Parent (a) the opportunity to participate in the defense of any such litigation, (b) the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation, and (c) the right to consult on the settlement, release, waiver or compromise of any such litigation, and the Company shall in good faith take such comments into account, and no such settlement, release, waiver or compromise of such litigation shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). This Section 5.11 is without prejudice to the provisions in Section 2.1(b) relating to Dissenting Shares.
Section 5.12 Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ Stock Market and the SEC to enable the de-listing by the Surviving Corporation of the Common Stock from the NASDAQ Stock Market and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
Section 5.13 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of (or other transactions in) Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.14 Obligations of Parent. Parent shall cause Merger Sub and the Surviving Corporation, to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement, and Parent shall be jointly and severally liable with Merger Sub for the due and timely performance, satisfaction and discharge of each of their respective covenants, obligations and liabilities. The sole stockholder of Merger Sub shall approve this Agreement by written consent immediately following its execution.
Section 5.15 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 5.16 Financing.
(a) Until such time, if applicable, that the Commitment Letter is terminated pursuant to a Permitted Termination, Parent shall and shall cause each of its Affiliates to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Financing Amounts on or prior to the date on which the Merger is required to be consummated pursuant to the terms hereof. In furtherance and not in limitation of the foregoing, Parent shall, unless the Commitment Letter is terminated pursuant to a Permitted Termination and until such time, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms (including, as necessary, the “flex” provisions contained in any related fee letter) and subject only to the conditions described in the Commitment Letter prior to the date on which the Merger is required to be consummated pursuant to the terms hereof, including by (i) maintaining in effect the Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) and without any Prohibited Modification; provided that Parent will not be required to enter into the Definitive Agreements unless (x) the closing of the transactions, including the receipt of proceeds related thereto, contemplated by the Climate Transaction Agreement is not reasonably likely to occur prior to the Closing and (y) Parent does not have immediate access to alternative financing in an amount, when taken together with all immediately available funds of Parent on the Closing Date, sufficient to satisfy all of Parent’s obligations under this Agreement, including the payment of the Merger Consideration, any fees and expenses of or payable by Parent contemplated by, or required in connection with the transactions described in, this Agreement and any repayment or refinancing of any outstanding indebtedness (including the Company Credit Agreement) of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement, (iii) satisfying on a timely basis all conditions in the Commitment Letter and the Definitive Agreements and complying with its obligations thereunder and (iv) enforcing its rights under the Commitment Letter. Parent shall comply with its obligations, and enforce its rights, under the Commitment Letter and Definitive Agreements in a timely and diligent manner. Additionally, unless the Commitment Letter is terminated pursuant to a Permitted Termination, Parent shall use its reasonable best efforts to consummate and obtain in escrow the proceeds of the Financing (or, in the case of any bridge facilities contemplated by the Commitment Letter, high yield financing or other financing incurred in lieu thereof) as promptly as possible after the Syndication Commencement Date (as defined in the Commitment Letter as of the date hereof) and receipt of the Financing Information; provided that Parent shall have no obligation to fund the bank debt portion of the Financing into escrow so long as Parent has delivered executed Definitive Agreements (including, to the extent necessary, any Definitive Agreements for a bridge financing) and the funding thereof is subject only to the conditions set forth in the Commitment Letter, other than the delivery of definitive documentation.
(b) Parent shall not, and shall cause its Affiliates not to, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of, any provision or remedy under, the Commitment Letter or the Definitive Agreements if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the aggregate principal amount of the Financing, (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified or (D) could otherwise reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); or (ii) terminate or cause the termination of the Commitment Letter or any Definitive Agreement other than, in each case of this subclause (ii), the termination thereof resulting from the reduction of 100% of commitments thereunder or loans issued thereunder, as applicable, in each case pursuant to the mandatory reduction terms of the Commitment Letter as of the date hereof, including with the proceeds from the consummation of the transactions contemplated by the Climate Transaction Agreement (which termination shall not constitute a Prohibited Modification) (a “Permitted Termination”). Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement, termination, modification or waiver (with any such amendment, replacement, supplement, termination, modification or waiver to, any fee letter to be redacted in accordance with Section 4.6(c)).
(c) Unless the Commitment Letter is terminated pursuant to a Permitted Termination and until such time, in the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts, and cause each of its Affiliates to use their reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to consummate the transactions contemplated by this Agreement and to pay the Financing Amounts and, without limiting the foregoing, shall use reasonable best efforts to cause such Alternative Financing not to include any Prohibited Modifications or conditions to the consummation thereof that are more onerous than those set forth in the Commitment Letter as of the date hereof. In furtherance of and not in limitation of the foregoing, unless the Commitment Letter is terminated pursuant to a Permitted Termination, in the event that immediately prior to the Closing (A) any portion of the Financing contemplated to be structured as permanent financing is unavailable, regardless of the reason therefor, (B) all conditions set forth in Section 6.1 and Section 6.3 shall have been satisfied or waived (other than (x) those conditions that are to be satisfied by action taken at the Closing and (y) those conditions the failure of which to be satisfied is attributable to a breach by Parent of its representations, warranties, covenants or agreements contained in this Agreement) and (C) the bridge facilities contemplated by the Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 5.16(c)) are available on the terms and conditions described in the Commitment Letter, then Parent shall cause the proceeds of such bridge financing to be used immediately in lieu of such affected portion of the permanent financing. Parent shall provide the Company with prompt oral and written notice of any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication from any Lender or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement of any provision thereof. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing, including any Alternative Financing.
(d) The foregoing notwithstanding, compliance by Parent with this Section 5.16(d) shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing or any Alternative Financing is available. To the extent Parent obtains Alternative Financing or amends, replaces, supplements, modifies or waives any of the Financing, in each case pursuant to this Section 5.16 and without any Prohibited Modification, references to the “Financing,” “Financing Parties,” “Commitment Letter” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, modified or waived.
Section 5.17 Financing Cooperation.
(a) The Company shall use its commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, and each of them shall use their commercially reasonable efforts to cause their respective applicable Representatives to use their commercially reasonable efforts, to provide customary cooperation, to the extent reasonably requested by Parent in writing, in each case to the extent necessary for the arrangement of the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing business operations of the Company or any of its Affiliates), including using commercially reasonable efforts to:
(i) cause appropriate members of management of the Company to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice, and in each case which shall be virtual unless otherwise agreed to by the Company;

(ii) [reserved];
(iii) (x) furnish to Parent the Financing Information and such other historical financial information regarding the Company and its Subsidiaries as is reasonably available to the Company at such time, customarily required in connection with the execution of financings of a type similar to the Financing and reasonably requested by Parent in connection with the Financing and (y) cause the Company’s independent auditors to provide, consistent with customary practice, any customary “comfort” letters with regard to financial information relating to the Company and its Subsidiaries (including customary “negative assurance” comfort for any applicable Financing (including any Alternative Financing or permanent financing)); it being understood that the Company shall have satisfied the obligations set forth in this sentence if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided;
(iv) provide reasonable and customary assistance to Parent and the Lenders in Parent’s preparation of customary offering documents, lender and investor presentations, private placement memoranda, syndication memoranda, ratings agency presentations and other marketing material for the Financing;
(v) if and to the extent Parent elects to prepay the Company Credit Agreement at or after the Effective Time, provide customary prepayment notices within the time periods contemplated by the Company Credit Agreement and use commercially reasonable efforts to assist Parent in obtaining customary payoff letters with respect thereto at least one Business Day prior to the Closing Date and take all actions reasonably requested in connection therewith including (x) the release of all collateral, (y) the termination of all guaranties and any agreements evidencing subordination in connection therewith and (z) the termination or replacement of all letters of credit outstanding thereunder, in each case to be effective at the Closing;
(vi) provide at least two (2) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to the Company or any of its Subsidiaries, in each case as reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date;
(vii) cooperate with Parent to obtain customary corporate and facilities credit ratings;
(viii) cooperate with the Lenders’ due diligence, to the extent customary and reasonable; and assist in the preparation of, and in the execution and delivery of at Closing, the Definitive Agreements, and taking all corporate and other organizational actions reasonably requested by Parent necessary to permit the Financing, subject to the occurrence of the Closing; and
(ix) cooperate in satisfying the conditions precedent to the Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and/or its Subsidiaries.
(b) The foregoing notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.17 that could: (i) require the Company or any of its Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (provided that the Company will, to the extent otherwise required hereby, use commercially reasonable efforts to cause persons who will continue as officers or directors, as applicable, of the Company or its Subsidiaries, as applicable, after the occurrence of Closing, and who will not be removed or replaced in connection therewith, to pass resolutions and to execute documents in each case which are subject to and conditioned upon, and do not become effective until, the occurrence of Closing), (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing or otherwise incur any obligation under any agreement, certificate, document or instrument (except, with respect to the Company and its Subsidiaries only, to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of Closing), (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (v) reasonably be expected to conflict with the organizational documents of the Company or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Affiliates is a party, (vii) provide access to or disclose information that the Company or any of its Affiliates determine would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates, (viii) require the delivery of any opinion of counsel to the Company, (ix) require the Company or any of its Affiliates to prepare any financial statements or information that are not available to the Company and prepared in the ordinary course of the Company’s or the Company’s financial reporting practice or (x) require the Company or any of its Affiliates to prepare or deliver any Excluded Information. Nothing contained in this Section 5.17 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Parent shall, promptly on request by the Company, reimburse the Company or any of its Affiliates for all reasonable out-of-pocket costs incurred by them or their respective Representatives in connection with such cooperation and shall reimburse, indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Parent or its Representatives pursuant to this Section 5.17 and any information used in connection therewith except (i) with respect to the Financing Information, (ii) to the extent such losses or expenses arise from the material breach of this Agreement by the Company or result from the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives or Affiliates, or (iii) with respect to any material misstatement or omission of a material fact in information provided hereunder in writing by any of the foregoing persons.
(c) The parties hereto acknowledge and agree that the provisions contained in this Section 5.17 represent the sole obligation of the Company and its Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement and the Commitment Letter, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Commitment Letter shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 5.17 shall not be considered in determining the satisfaction of the condition set forth in Section 6.3(b), unless such breach is a willful and material breach and is the primary cause of Parent being unable to obtain the proceeds of the Financing at the Closing.
(d) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 5.17 shall be kept confidential in accordance with the Confidentiality Agreement.
ARTICLE 6

CONDITIONS TO THE MERGER
Section 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Parent and the Company to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:
(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) No Legal Restraints. No injunction or similar Order by any Governmental Entity with competent jurisdiction over Parent or the Company and no applicable Law that prohibits or makes illegal the consummation of the Merger and the other transactions contemplated by this Agreement shall have been entered, promulgated or become effective and shall continue to be in effect (any such Order, injunction or applicable Law, a “Legal Restraint”).

(c) Regulatory Approvals. (i) The applicable waiting period (and any extension thereof) pursuant to the HSR Act shall have expired or been terminated, and any and all agreements with Governmental Entities with competent jurisdiction over Parent or the Company pursuant to which the parties hereto have agreed not to consummate the transactions contemplated by this Agreement until a specified time shall have expired, been terminated or been waived; and (ii) the approvals and clearances specified in Section 6.1(c) of the Company Disclosure Letter shall have been obtained.
Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions contemplated by this Agreement is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:
(a) The representations and warranties of Parent and Merger Sub set forth in Article 4 (without regard to any qualifications as to materiality or Parent Material Adverse Effect contained in such representations and warranties) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.
(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are further subject to the satisfaction (or waiver by Parent and Merger Sub to the extent permitted by applicable Law) of the following conditions:
(a) (i) The representations and warranties of the Company set forth in Section 3.6(a) shall be true and correct, both when made and at and as of the Closing Date, as if made at and as of such time, (ii) the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b)(ii) and Section 3.2(b)(iii) shall be true and correct (except for inaccuracies in such representations and warranties that are de minimis relative to the total fully-diluted equity capitalization of the Company), both when made and at and as of the Closing Date, as if made at and as of such time, (iii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.3, Section 3.4(a), Section 3.19, Section 3.21, Section 3.22 and Section 3.24 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of the Company set forth in Article 3 (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
(c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
Section 6.4 Frustration of Closing Conditions. No party hereto may rely, as a basis for either not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any covenant or agreement of this Agreement.

ARTICLE 7

TERMINATION
Section 7.1 Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company of the matters presented in connection with the Merger:
(a) by the mutual written consent of the Company and Parent;
(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before April 12, 2024 (provided that if as of such date all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 shall have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing but subject to those conditions being capable of being satisfied) other than the conditions set forth in Section 6.1(b) (only to the extent the applicable Legal Restraint relates to an Antitrust Law or Foreign Investment Law) or Section 6.1(c), then such date shall automatically be extended to July 12, 2024; provided, further, that if as of such date as so extended, all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 shall have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing but subject to those conditions being capable of being satisfied) other than the conditions set forth in Section 6.1(b) (only to the extent the applicable Legal Restraint relates to an Antitrust Law or Foreign Investment Law) or Section 6.1(c), then such date shall automatically be further extended to October 12, 2024 (as may be so extended, the “End Date”)) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the failure to consummate the Merger on or before such date;
(c) by either the Company or Parent if any Governmental Entity with competent jurisdiction over Parent or the Company shall have issued a Legal Restraint, and such Legal Restraint shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the failure to consummate the Merger on or before such date;
(d) by either the Company or Parent if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;
(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) cannot be cured by the End Date or, if curable, is not cured within 30 Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination; provided that, the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement so as to cause any of the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be capable of being satisfied;
(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) cannot be cured by the End Date or, if curable, is not cured within 30 Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement so as to cause any of the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be capable of being satisfied; and
(g) (i) by the Company, in accordance with Section 5.4(d), in order to enter into an agreement providing for a Superior Proposal; provided, that the Company shall have paid the Company Termination

Fee immediately before or simultaneously with and as a condition to such termination; (ii) by Parent, if the Company Board shall have effected a Change of Recommendation pursuant to Section 5.4(d), (iii) by Parent, if the Company Board shall have effected a Change of Recommendation pursuant to Section 5.4(e) or (iv) by Parent, prior to the Company Stockholders’ Meeting, if there shall have been a material breach by the Company of Section 5.4.
Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, the terminating party shall forthwith give written notice thereof to the other party or parties and this Agreement shall terminate, and the transactions contemplated by this Agreement shall be abandoned, without further action by any of the parties hereto. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, or their respective former, current or future directors, partners, stockholders, managers or members, except that (i) no such termination shall relieve any party of its obligation to pay the Company Termination Fee, if, as and when required pursuant to Section 7.3; (ii) subject to Section 7.3(d) and Section 7.3(e), no such termination shall relieve any party for liability for such party’s fraud or willful and material breach of any covenant or agreement of this Agreement prior to its termination; and (iii) the Confidentiality Agreement, this Section 7.2, Section 7.3 and Article 8 shall survive the termination hereof.
Section 7.3 Termination Fee.
(a) Company Termination Fee. Any provision in this Agreement to the contrary notwithstanding, if (i) the Company shall have terminated this Agreement pursuant to Section 7.1(g)(i), (ii) Parent shall have terminated this Agreement pursuant to Section 7.1(g)(ii) or Section 7.1(g)(iii), or (iii) (A) after the date of this Agreement, an Alternative Proposal is publicly proposed or publicly disclosed prior to, and not unconditionally withdrawn publicly at least five (5) Business Days prior to, the Company Stockholders’ Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d) or by Parent pursuant to Section 7.1(f) and (C) concurrently with or within twelve (12) months after such termination, the Company shall have entered into a definitive agreement providing for a transaction described in the definition of Alternative Proposal (which transaction is subsequently consummated, whether during or following such twelve (12)-month period) or completed such Alternative Proposal (it being understood that, for purposes of this clause (C), each reference to “25%” in the definition of “Alternative Proposal” when used with respect to such transaction shall be deemed to be a reference to “50%”), then the Company shall pay, by wire transfer of immediately available funds to an account designated by Parent, a fee of $310,000,000 in cash (the “Company Termination Fee”), such payment to be made prior to or simultaneously with (and as a condition to the effectiveness of such termination) in the case of clause (i) above, within three (3) Business Days after such termination in the case of clause (ii) above, and within three (3) Business Days after the last to occur of the events set forth in clause (iii) above; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(b) Parent Termination Fee. Any provision in this Agreement to the contrary notwithstanding, in the event that:
(i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) and, at the time of such termination, (A) one or more of the conditions set forth in Section 6.1(b) (only as the result of a Legal Restraint issued or granted in respect of the Merger or the other transactions contemplated by this Agreement by a Governmental Entity pursuant to any Antitrust Law or Foreign Investment Law) or Section 6.1(c) has not been satisfied or waived, (B) all of the other conditions set forth in Section 6.1, Section 6.3(a) and Section 6.3(b) have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time)) and (C) no breach by the Company of its obligations under Section 5.7 has materially contributed to the failure to be satisfied of all or any of the conditions listed in clause (A) of this Section 7.3(b)(i), then Parent shall pay a fee of $310,000,000 (the “Parent Termination Fee”) to the Company within three (3) Business Days following such termination by wire transfer of immediately available funds; or
(ii) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(c), only as the result of a Legal Restraint issued or granted in respect of the Merger and the other transactions contemplated by this Agreement by a Governmental Entity pursuant to any Antitrust Law or Foreign Investment Law and, at the time of such termination, no breach by the Company of its obligations under Section 5.7 has been the principal cause of the imposition of such Legal Restraint, then Parent shall pay the Parent Termination Fee to the Company within three (3) Business Days following such termination by wire transfer of immediately available funds;
it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.
(c) Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without Section 7.3, Parent (in the case of Section 7.3(a)) or the Company (in the case of Section 7.3(b)) would not have entered into this Agreement. Accordingly, if a party fails to promptly pay any amount due pursuant to Section 7.3(a) or Section 7.3(b), as applicable, the failing party shall pay to the other party all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated by such party), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made. The parties further acknowledge that neither the Company Termination Fee or the Parent Termination Fee shall constitute a penalty but is each liquidated damages, in a reasonable amount that will compensate each party in the circumstances in which either the Company Termination Fee or Parent Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.
(d) Except as set forth in Section 7.3(c) and Section 8.14, and except for all expenses incurred by any party in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) (which shall be borne by the Company), upon the payment by the Company of the Company Termination Fee as and when required by Section 7.3(a), none of the Company, its Subsidiaries or their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent, Merger Sub or their respective Affiliates or Representatives. Payment of the Company Termination Fee pursuant to Section 7.3(a) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or Representatives or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, other Representatives or Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination. Except as set forth in Section 7.3(c), in circumstances where the Company Termination Fee is payable pursuant to Section 7.3(a), Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 7.3(a) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, other Representatives or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, nothing in this Section 7.3(d) shall limit any remedies of Parent prior to such termination, including specific enforcement pursuant to Section 8.5.
(e) Except as set forth in Section 7.3(c), and Section 8.14, and except for all filing fees paid by any party in respect of any HSR Act or other filing under any Antitrust Law or Foreign Investment Law (which shall be borne by Parent), upon the payment by Parent of the Parent Termination Fee as and when required by Section 7.3(b), none of Parent, its Subsidiaries or their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated by this Agreement to the Company or its Affiliates or Representatives. Payment of the Parent Termination Fee pursuant to Section 7.3(b) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its Affiliates or Representatives or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Related Parties or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any of their respective Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination. Except as set forth in Section 7.3(c), in circumstances where the Parent Termination Fee is payable pursuant to Section 7.3(b), the Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to Section 7.3(b) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Parent Termination Fee, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, nothing in this Section 7.3(e) shall limit any remedies of the Company prior to such termination, including specific enforcement pursuant to Section 8.5.
ARTICLE 8

MISCELLANEOUS
Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties and, subject to the following sentence, covenants and agreements, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.
Section 8.2 Expenses. Except as set forth in Section 7.3 and Section 8.14, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses, except that expenses incurred by any party in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be borne by the Company, and all filing fees paid by any party in respect of any HSR Act or other filing under any Antitrust Laws or Foreign Investment Laws shall be borne by Parent.
Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties.
Section 8.4 Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement, and any action, suit or other Legal Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the transactions contemplated by this Agreement or the legal relationship of the parties (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between any of the parties arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the legal relationship of the parties (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 8.6 shall be effective service of process for any such action.
(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, WHETHER IN CONTRACT OR IN TORT OR UNDER ANY OTHER BODY OF LAW, TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.
Section 8.5 Specific Enforcement
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties acknowledge and agree that time is of the essence and that the parties would suffer ongoing irreparable injury for so long as any provision of this Agreement is not performed in accordance with its specific terms, including but not limited to as a result of any dispute over the parties’ obligations to consummate the transactions contemplated by this Agreement. It is accordingly agreed that, as to any claims or Actions in which a party seeks specific performance or other equitable relief pursuant to this Section 8.5, the parties shall use their best efforts to seek and obtain an expedited schedule for such proceedings and shall not oppose any party’s request for expedited proceedings. Without limiting the generality of the foregoing, the parties agree that the Company shall be entitled to specific performance against Parent of Parent’s obligations under Section 5.16.

Section 8.6 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
To Parent or Merger Sub:

Emerson Electric Co.
8000 West Florissant Avenue
P.O. Box 4100
St. Louis, MO 63136
Attention:	Vincent M. Servello
Vanessa R. McKenzie
E-mail:	Vincent.Servello@emerson.com
Vanessa.mckenzie@emerson.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Phillip R. Mills
Cheryl Chan
E-mail:	phillip.mills@davispolk.com
cheryl.chan@davispolk.com

To the Company:

National Instruments Corporation
11500 North Mopac Expressway
Austin, TX 78759
Attention:	R. Eddie Dixon, Jr.
E-mail:	eddie.dixon@ni.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich, Sabastian V. Niles, and Elina Tetelbaum
E-mail:	AOEmmerich@wlrk.com; SVNiles@wlrk.com;
ETetelbaum@wlrk.com
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when received when sent by email, provided that the recipient confirms in writing its receipt thereof, (b) upon proof of service when sent by reliable overnight delivery service, (c) upon personal delivery in the case of hand delivery or (d) upon receipt of the return receipt when sent by certified or registered mail. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.7 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and any prohibited assignment is void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
Section 8.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 8.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Except (a) for the provisions of Article 2 (which, from and after the Effective Time, shall be for the benefit of holders of the Common Stock and Company Equity Awards as of the Effective Time) and Section 5.10 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), (b) that the Company shall have the right to pursue damages, on behalf of its stockholders in the event of Parent or Merger Sub’s fraud, breach or wrongful termination of this Agreement, which right is acknowledged by Parent and Merger Sub, and (c) for the limitations on liability of the Company Related Parties set forth in Section 7.3, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing in this Agreement is intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 8.10 Amendments; Waivers. At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ Stock Market require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.11 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.12 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references in this Agreement to “$” or “dollars” shall be to U.S. dollars. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to April 12, 2023. The words “day” or “days” when used in this Agreement shall refer to calendar days unless specified as Business Days. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The term “third party” shall mean any person, including any “group” as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates or any “group” that includes the Company, Parent or any of their respective Affiliates. All references to information or documents having been “made available” (or words of similar import) shall be deemed satisfied, among other means (such as by electronic data room, management presentation or otherwise), by such information or documents being publicly available on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC (it being understood that the foregoing shall not be deemed to amend or modify the definition of “Made Available to Parent”). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Each of the parties has participated in the drafting and negotiation of this Agreement. References to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder and references to specific laws, Contracts or specific provisions thereof are to such laws, Contracts or provisions as amended, restated, supplemented, re-enacted, consolidated, replaced or modified from time to time, in each case as of the applicable date or period of time; provided, that with respect to any Contracts listed in the Company Disclosure Letter, such references shall only include any amendments, restatements, replacements or modifications that are Made Available to Parent. All accounting terms used in this Agreement and not expressly defined shall have the meanings given to them under GAAP. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
Section 8.13 Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action.
Section 8.14 Transfer Taxes. Except as otherwise provided in Section 2.2(b)(ii), all transfer, documentary, sales, use, stamp, registration and other similar Taxes imposed with respect to the transfer of Shares pursuant to the Merger shall be borne by the Company, Parent or Merger Sub and expressly shall not be a liability of holders of Shares.
Section 8.15 Attorney-Client Privilege. (a) All attorney-client privilege and attorney work-product protection of the Company or any of its Subsidiaries as a result of legal counsel representing the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, (b) all documents subject to the attorney-client privilege or work-product protection described in Section 8.15(a) and (c) all documents maintained by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall, from and after the Closing, be held jointly by the persons serving as directors of the Company immediately prior to the Closing, and their respective successors, and the Company and its successors.
Section 8.16 Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement or the Financing or any of the transactions contemplated hereby or thereby, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action described in clause (a) above shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Financing, (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Financing Parties in any way arising out of or relating to, this Agreement or the Financing or any of the transactions contemplated hereby or thereby, (d) agrees that none of the Financing Parties shall have any liability to the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives, and hereby waives any and all claims and causes of action (whether in contract or in tort, law or equity) that the Company or any of its Subsidiaries or controlled Affiliates may have against the Financing Parties, in each case, relating to or arising out of this Agreement or the Financing (subject to the last sentence of this Section 8.16), and (e) agrees that the Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 8.16 and that this Section 8.16 may not be amended, waived or otherwise modified in a manner materially adverse to the Financing Parties without the written consent of the Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 8.16 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Financing Party’s obligations to Parent under the Commitment Letter or the rights of the Company and its Subsidiaries against the Financing Parties with respect to the Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.
Section 8.17 Definitions. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used in this Agreement:
“Acquired Companies” means, collectively, the Company and the Company’s Subsidiaries.
“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, in no event shall (i) Aspen Technology, Inc. or any of its Subsidiaries or (ii) following the closing of the transactions contemplated by the Climate Transaction Agreement, Emerald JV Holdings L.P. or any of its Subsidiaries, be deemed to be an Affiliate of Parent or Merger Sub hereunder.
“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 (in each case, as amended), and any other federal, state, foreign, and transnational statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, regulations and guidance issued by any Governmental Entity with respect thereto, in each case as in effect from time to time.
“Climate Transaction Agreement” means that certain Transaction Agreement, dated as of October 30, 2022, by and among Parent, BCP Emerald Aggregator L.P., Emerald Debt Merger Sub L.L.C. and Emerald JV Holdings L.P.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor union, works council or other labor organization or other authorized employee representative representing any current or former Service Providers.
“Company Balance Sheet” means the consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2022 included in the Company’s Annual Report on Form 10-K for the annual period ended December 31, 2022, as filed with the SEC on February 21, 2023, including the notes thereto.
“Company Benefit Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other management, employment, consulting, salary, bonus, commission, other remuneration, stock option, restricted stock, restricted stock unit, performance stock unit, stock appreciation rights, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance and any self-insured arrangement), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, transaction bonus, change of control, death and disability benefits, hospitalization, medical, dental, vision, prescription, life or other insurance, flexible benefits, supplemental unemployment benefits, employee assistance program, perquisites, disability or sick leave benefits, relocation, repatriation or expatriation, post-employment and retirement benefits (including compensation, pension, health, medical or insurance benefits) and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or arrangement, in each case (whether or not in writing) and (x) that is maintained, sponsored, administered, entered into or contributed to or required to be contributed to by any of the Acquired Companies for the benefit of or relating to any current or former Service Providers, or (y) with respect to which the Acquired Companies have or would reasonably be expected to have any Liability, other than any plan or arrangement sponsored or maintained by a Governmental Entity. For the avoidance of doubt, a Collective Bargaining Agreement shall not constitute a Company Benefit Plan.
“Company Contract” means any Contract other than a Company Benefit Plan (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any Company IP or any other asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any asset, right or interest.
“Company Credit Agreement” means that Third Amended and Restated Credit Agreement, dated as of August 24, 2022, by and among the Company, the lenders from time party thereto, and Wells Fargo Bank, National Association, as administrative agent, swingline lender, and issuing lender (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Company Employee” means, as of any time, any employee of the Company or any of its Subsidiaries.
“Company Equity Award” means a Company PSU or Company RSU or any other stock-based award granted under a Company Equity Plan (whether settleable in cash or equity).
“Company Equity Plans” means the National Instruments Corporation 2022 Equity Incentive Plan, the National Instruments Corporation 2020 Equity Incentive Plan, the National Instruments Corporation 2015 Equity Incentive Plan and the National Instruments Corporation 2010 Incentive Plan.
“Company IP” means all Intellectual Property Rights owned or purported to be owned by any of the Acquired Companies.
“Company Material Adverse Effect” means an event, change, occurrence or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, but shall not include events, changes, occurrences or developments to the extent relating to or resulting from (a) any change in the market price or trading volume of the Common Stock (provided, however, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be considered in determining whether a Company Material Adverse Effect has occurred); (b) the execution, announcement, consummation, existence or pendency of this Agreement or the terms hereof (including the identity of Parent or Merger Sub) or the announcement, pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, labor unions, works councils, financing sources, customers, franchisees, suppliers, partners, Governmental Entities or other business relationships (provided, that the exceptions set forth in this clause (b) shall not apply in connection with any breach of any representation or warranty set forth in Section 3.4); (c) the general conditions or trends in the industries in which the Company and its Subsidiaries operate or in the economy generally or other general business, financial or market conditions, including competition in geographic, product or service areas; (d) domestic, foreign or global political conditions, economic, regulatory, financial or capital markets conditions (including interest rates, inflation rate, exchange rates, tariffs, trade wars and credit markets); (e) any act of civil unrest, civil disobedience, protests, public demonstrations, insurrection, terrorism, war, cyberterrorism, ransomware or malware, military activity, sabotage or cybercrime, data breach, national or international calamity or any other similar event, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening of any such conditions threatened or existing on the date of this Agreement; (f) any natural or manmade disasters, epidemics, pandemics or disease outbreaks (including COVID-19) or any acts of God; (g) compliance by the Company and its Subsidiaries with applicable Law (including COVID-19 Measures or any Cybersecurity Measures); (h) the failure of the Company to meet internal or analysts’ expectations or projections, forecasts, guidance, estimates or budgets (provided, however, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Company Material Adverse Effect; provided, further, that this clause (h) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any internal or analysts’ expectations or projections, forecasts, guidance, estimates or budgets); (i) any Action or proceeding relating to or resulting from this Agreement or the transactions contemplated by this Agreement (provided, that the exceptions set forth in this clause (i) shall not apply in connection with any breach of any representation or warranty set forth in Section 3.4); (j) any action taken by the Company at the written direction of Parent or any action required to be taken by Parent, Merger Sub or the Company pursuant to the terms of this Agreement, (k) any breach by Parent or Merger Sub of this Agreement; (l) any matter set forth on the Company Disclosure Letter; or (m) any change in, or any compliance with or action taken for the purpose of complying with, any applicable Law or GAAP or any other applicable accounting principles or standards (or interpretations of any applicable Law or GAAP or any other applicable accounting principles or standards) after the date of this Agreement; provided that in the case of the foregoing clause (c), (d), (e), (f), (g) or (m), to the extent such event, change, occurrence or development referred to therein are not otherwise excluded from the definition hereof and have a materially disproportionate adverse impact on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other persons engaged in the same industry, then the incremental disproportionate adverse effect of such event, change, occurrence or development shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.
“Company Preferred Stock” means preferred stock, par value $0.01, of the Company.
“Company PSU” means each award of performance-based restricted stock units (including any award with both time- and performance-based vesting conditions) representing the right to vest in and be issued shares of Common Stock by the Company granted pursuant to the Company Equity Plans.
“Company RSU” means each award of time-based restricted stock units representing the right to vest in and be issued shares of Common Stock by the Company granted pursuant to the Company Equity Plans (other than any Company PSU).
“Company ESPP” means the Company’s 1994 Employee Stock Purchase Plan, as amended.
“Consent” means any approval, consent, ratification, permission, waiver or authorization of or from, or registration, declaration or filing with, or notice to any Governmental Entity (including any Governmental Authorization).
“Continuing Employee” means each Company Employee employed by the Company or any of its Subsidiaries immediately prior to the Effeective Time whose employment with the Surviving Corporation (or Parent or any of its Affiliates) continues after the Effective Time.
“Contract” means any legally binding, written contract, note, bond, mortgage, indenture, deed of trust, lease, commitment, agreement or other obligation or arrangement.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means (i) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, recommendation, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Entity, public health authority or industry group, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including the CARES Act and the Families First Act and American Rescue Plan Act of 2021 or (ii) any other reasonable and proportionate measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company and its Subsidiaries (A) for the protection of the health or safety of the employees, partners, vendors, or service providers of the Company and its Subsidiaries or any other persons, (B) to preserve the assets utilized in connection with the business of the Company and its Subsidiaries, or (C) that are otherwise substantially consistent with actions taken by others in the industries or geographic regions in which the affected businesses of the Company or Parent or any of their respective Subsidiaries operate, in each case, in connection with or in response to COVID-19 or any other related global or regional health event or circumstance.
“Cybersecurity Measures” means any measures enacted or regulations promulgated by a Governmental Entity relating to cybercrime, cyberterrorism, ransomware, malware, privacy or the protection of personally identifiable information.
“Data Protection Laws” means any and all applicable Laws relating to privacy, data protection, cybersecurity and/or the collection, protection, transfer, use and other processing of Personal Data in any relevant jurisdiction.

“DOL” means the United States Department of Labor.
“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of Law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against Liabilities under securities Laws in connection with the offering, sale or issuance of securities.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or other legal entity.
“Environmental Authorization” means any Governmental Authorization required under Environmental Laws to own or operate the business of the Acquired Companies as currently or, since January 1, 2021, owned and operated.
“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, presence, Release or disposal of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.
“Equity Award Exchange Ratio” means the quotient obtained by dividing (i) the Merger Consideration by (ii) the volume-weighted average closing price per share of Parent Common Stock on the New York Stock Exchange for the five consecutive trading day period ending on the last trading day preceding the Closing Date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financing Information” means:
(a) (i) audited consolidated balance sheets of the Company and the related audited consolidated statements of income, comprehensive income, cash flows and stockholders’ equity of the Company for (A) the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022 (each of which Parent hereby acknowledges receiving) and (B) any subsequent fiscal year ended at least 120 days prior to the Closing Date, and in each case, the audit report of the Company’s independent auditor related thereto (which Parent hereby acknowledges receiving for the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022) and (ii) an unaudited condensed consolidated balance sheet and related unaudited condensed statements of income, comprehensive income, cash flows and stockholders’ equity of the Company for any subsequent fiscal quarter (other than, in each case, the fourth quarter of any fiscal year) ended at least 60 days prior to the Closing Date, and for the comparable period of the prior fiscal year, reviewed by the Company’s independent auditor, in the case of each of clauses (i) and (ii), prepared based on GAAP; and
(b) historical financial information regarding the Company that is reasonably required by Parent to produce customary pro forma financial statements required by paragraph (d) of Exhibit B of the Commitment Letter to the extent relating to the periods described in clause (a) of this definition (subject to the limitations set forth in the definition of Excluded Information);
provided, that notwithstanding anything to the contrary in this definition or otherwise, nothing herein shall require the Company or its Affiliates to provide (or be deemed to require the Company or its Affiliates to prepare) any (1) description of all or any portion of the Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A under the Securities Act, (2) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (3) historical financial statements or other information required by Rule 3-05, Rule 3-09,

Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X under the Securities Act; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the Securities Act or XBRL exhibits; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (4) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, including any required by FASB Accounting Standards Codification Topic 280, in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented pursuant to clauses (a) and (b) above, (5) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A under the Securities Act in a “Rule 144A-for-life” offering, (6) financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2020, (7) financial information that the Company or its Affiliates does not maintain in the ordinary course of business, (8) information not reasonably available to the Company or its Affiliates under their respective current reporting systems, (9) (x) pro forma financial information or pro forma financial statements or (y) projections or (10) footnote disclosure (other than any footnotes in any historical financials provided pursuant to this definition). For purposes of this Agreement, the information described in this proviso is collectively referred to as the “Excluded Information.”
If the Company in good faith believes that the Financing Information has been delivered to Parent, the Company may deliver to Parent a written notice to that effect (stating when it believes the delivery of the Financing Information to Parent was completed), in which case the Company shall be deemed to have complied with such obligation to furnish the Financing Information and Parent shall be deemed to have received the Financing Information, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Financing Information and not later than 5:00 p.m. (Eastern time) two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which such Financing Information the Company has not delivered); provided, that notwithstanding the foregoing, the delivery of the Financing Information shall be satisfied at any time which (and so long as) Parent shall have actually received the Financing Information, regardless of whether or when any such notice is delivered by the Company.
The Company’s or its Affiliates’ filing with the SEC pursuant to the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder of any required audited financial statements with respect to the Company that is publicly available on Form 10-K or other filing or required unaudited financial statements with respect to the Company that is publicly available on Form 10-Q or other filing, in each case, will satisfy the requirements under clauses (a) or (b), as applicable, of this definition.
“Financing Parties” means each debt provider (including each agent and arranger) that commits to provide to Parent or any of its Subsidiaries with, or have otherwise entered into committed agreements with respect to any, Financing (including any Alternative Financing or permanent financing), including the parties to the Commitment Letter, any commitment letter or other documentation with respect to any Alternative Financing or permanent financing and any amendments, supplements, joinder agreements and definitive documentation relating thereto (the “Financing Entities”), together with their respective Representatives and other Affiliates; provided, that neither Parent nor any Affiliate thereof shall be a Financing Party.
“Foreign Export and Import Law” means any Law of a Governmental Entity (other than a U.S. Governmental Entity) regulating exports, imports or re-exports to, from or within such foreign country, including economic sanctions and the export, import, transfer or re-export of any goods, Software, services or technical data.
“Foreign Investment Law” means any federal, state, foreign, and transnational statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to screen, prohibit, restrict or regulate investments on cultural, public order or safety, privacy, or national or economic security grounds.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authorization” means: (a) any permit, license, certificate, certification, franchise, approval, concession, permission, variance, clearance, registration, qualification, identification number, approval, or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law; or (b) any right under any Contract with any Governmental Entity.

“Governmental Entity” shall mean any federal, state, local, foreign or transnational governmental, regulatory or administrative agency, commission, court, body, entity, authority or official, including any sub-division thereof, or any non-governmental self-regulatory agency, commission, authority, arbitration forum or arbitrator, in each case with competent jurisdiction.
“Hazardous Substance” means any substance regulated, listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or words of similar import under any Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substances and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder
“Indebtedness” means, with respect to any Person at the time of determination, without duplication and regardless of the maturity or when due or payable, (a) any indebtedness for borrowed money, including loans or advances or the issuance and sale of debt securities, (b) any capitalized lease obligations or sale leaseback obligations as determined in accordance with GAAP, (c) any indebtedness under any credit agreement or facility or obligations evidenced by bonds, debentures, notes or other similar instruments, (d) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business consistent with past practice, (e) any obligations under any agreement in respect of any cap, swap, collar, future, derivative or similar transactions, or any option or similar agreement involving, or settled by reference to, any rate, currency, commodity, price of any equity or debt security or instrument, or economic, financial or pricing index or measure of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions, (f) any obligations, to the extent drawn, in respect of letters of credit or similar instruments issued or accepted by banks or financial institutions for the account of any Person (including surety bonds and off-balance sheet financing arrangements), (g) all interest, indemnities, premiums, penalties, breakage costs, fees and other obligations related to any of the foregoing and (h) all direct or indirect guarantees or other financial accommodations (or arrangements having the economic effect of a guarantee or financial accommodation) in respect of any of the foregoing for the benefit of another Person; provided that Indebtedness shall not include any intercompany indebtedness owing between or among the Company and/or any of its Subsidiaries.
“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights, including any common law or statutory rights, anywhere in the world, including those arising under or associated with: (a) patents and patent applications (including any and all provisionals, divisions, continuations, continuations in part and renewal applications), and any and all renewals, reexaminations, substitutions, extensions or reissues thereof, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs; (b) trademarks, service marks, trade dress, trade names, logos, brand names, corporate names, domain names and uniform resource locators, social media identifiers and accounts, and other names and locators associated with Internet addresses and sites, and any and all other designations of origin (whether or not registered), including all goodwill associated with any of the foregoing and registrations and applications of any the foregoing, including any extension, modification or renewal of any such registration or application; (c) copyrights and any other equivalent rights in works of authorship (including rights in software, including source code, object code, and specifications, as a work of authorship) or mask work rights, whether registered or not, and registrations or applications of any of the foregoing, and any renewals, reversions, restorations or extensions thereof, (d) trade secrets, industrial secret rights, and rights in know-how, inventions (whether patentable or not), data, databases and confidential information and proprietary information that derives independent economic value from not being generally known; and (e) any other similar or equivalent intellectual property rights.
“International Plan” means any Company Benefit Plan that covers Service Providers located primarily outside the United States.
“IRS” means the United States Internal Revenue Service.

“IT Assets” means any and all information technology systems, devices, computers, computer software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or controlled by, or leased to, any Acquired Company.
“Key Employee” means any Company Employee with an annual base salary or annual wage rate of $250,000 or above.
“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.17(a) of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.17(b) of the Company Disclosure Letter.
“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction or decree of any Governmental Entity.
“Leased Real Property” means all real property leased, subleased or licensed to the Acquired Companies, including all buildings, structures, fixtures and other improvements thereon leased, subleased or licensed to the Acquired Companies.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Lien” means a lien, mortgage, pledge, security interest, charge, title defect, adverse claim, option to purchase or other lien of any kind or nature whatsoever, but excluding any non-exclusive license of Intellectual Property.
“Made Available to Parent” means that such information, document or material was: (a) filed with the SEC and publicly available on EDGAR in unredacted form (it being understood that the failure to provide exhibits or schedules to an agreement filed as an exhibit pursuant to Item 601(a)(5) of Regulation S-K shall not be considered a redaction) at least one (1) Business Day before the date of this Agreement; (b) made available for review by Parent or Parent’s Representatives as of 12:01 a.m. Eastern Time, on the date of this Agreement, in the “Project Measure” virtual data room maintained by the Company with iDeals Virtual Data Room in connection with the Merger (including any clean room folder); or (c) physically made available for review by Parent or Parent’s Representatives by the Company or its Representatives as of 12:01 a.m. Eastern Time, on the date of this Agreement.
“NASDAQ Stock Market” means the NASDAQ Stock Market LLC.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Open Source Software” means any software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License.
“Order” means any order, writ, injunction, award, judgment or decree.
“Parent Common Stock” means common stock of Parent, par value $0.50 per share.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or claims of payment (i) not yet due and payable, (ii) which are being contested in good faith by appropriate proceedings or (iii) for which adequate accruals or reserves have been established on the Company’s financial statements in accordance with GAAP, (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (c) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity having jurisdiction over the subject real property and which are not violated in any respect that is material to the Company and its Subsidiaries, taken as a whole, (d) that is disclosed on the Company Balance Sheet including the notes thereto (or securing liabilities reflected on such balance sheet), (e) that secures indebtedness (i) in existence on the date of this Agreement or (ii) not prohibited by Section 5.1(b)(x) or (f) that was incurred in the ordinary course of business since the date of the Company Balance Sheet and is not material to the Company and its Subsidiaries, taken as a whole.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.
“Personal Data” means any information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any and all applicable Laws relating to privacy, data protection, cybersecurity and/or the collection, protection, transfer, use and other processing of Personal Data in any relevant jurisdiction.
“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate, as in effect from time to time.
“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.
“Release” means any presence emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, threatened release or release of Hazardous Substances from any source into, through or upon the indoor or outdoor environment.
“Right” means the preferred share purchase right issued pursuant to the Rights Agreement.
“Rights Agreement” means the Rights Agreement, dated as of January 13, 2023, by and between the Company and Computershare Trust Company, N.A.
“Russia Sanctions” means sanctions or similar restrictions imposed in connection with the current dispute between the Russian Federation and Ukraine.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Service Provider” means any director, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries.
“Significant Subsidiary” means any direct or indirect Subsidiary of the Company that owns assets that constitute or account for 10% or more of the consolidated net revenues or consolidated net income of the Acquired Companies taken as a whole (measured based on the twelve (12) full calendar months prior to the date of determination) or 10% or more of the consolidated assets of the Acquired Companies taken as a whole (measured based on the fair market value as of the last day of the most recently completed calendar month).
“Solvent” means:
(a) the Fair Value (as defined below) of the assets of the Parent and its Subsidiaries, taken as a whole, shall be greater than the total amount of Parent and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole;
(b) Parent and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and
(c) Parent and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

For the purposes of this definition of “Solvent”, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (a) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). For the avoidance of doubt, in no event shall (i) Aspen Technology, Inc. or any of its Subsidiaries or (ii) following the closing of the transactions contemplated by the Climate Transaction Agreement, Emerald JV Holdings L.P. or any of its Subsidiaries, be deemed to be a Subsidiary of Parent or Merger Sub hereunder.
“Tax Return” means any return, report or similar filing required to be filed with any Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return, attached schedules or declaration of estimated Taxes.
“Taxes” means any and all U.S. federal, state or local or foreign taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed by a Governmental Entity with respect thereto) imposed by any Governmental Entity, including any income, capital gains, franchise, windfall, profits, license, capital, transfer, estimated, alternative, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, severance, social security, disability, workers’ compensation, net worth, excise, withholding, environmental, registration, stamp, goods and services, ad valorem and value added taxes.
“Treasury Regulations” means the regulations promulgated under the Code.
“U.S. Export and Import Law” means any applicable U.S. Law regulating exports, re-export, deemed (re)exports, transfers or imports of goods, services, software or technical data, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, the economic sanctions laws, regulations and executive orders administered by OFAC or the U.S. Department of State, the Tariff Act of 1930 the Trade Act of 1974 and anti-boycott laws and regulations implemented by the U.S. Department of Commerce and the U.S. Department of the Treasury.
“U.S. Government” means the federal government of the United States of America and any agencies, instrumentalities and departments thereof.
“Vested Company PSU” means a Company PSU that is outstanding immediately prior to the Effective Time and that became vested prior to, or the vesting of which will accelerate at, the Effective Time, in either case as required by the terms of the applicable award agreement as in effect on the date hereof.
“Vested Company RSU” means a Company RSU that is outstanding immediately prior to the Effective Time and that became vested prior to, or the vesting of which will accelerate at, the Effective Time, in either case as required by the terms of the applicable award agreement as in effect on the date hereof.

Section 8.18 Terms Defined Elsewhere. For purposes of this Agreement, each of the following terms (as capitalized below) when used in this Agreement will have the meaning ascribed to such term in the Section set forth opposite such term:
Action	Section 5.10(b)
Agreement	Preamble
Alternative Financing	Section 5.16(c)
Alternative Proposal	Section 5.4(g)
Appraisal Rights	Section 2.1(b)
Book-Entry Shares	Section 2.2(a)
Burdensome Condition	Section 5.7(c)
Cancelled Shares	Section 2.1(a)(ii)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(a)
Change of Recommendation	Section 5.4(c)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(b)(iii)
Commitment Letter	Section 4.6(a)
Common Stock	Section 2.1(a)(i)
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	Article 3
Company PSU Consideration	Section 2.3(c)
Company Recommendation	Section 3.3
Company Registered IP	Section 3.10(a)
Company Related Parties	Section 7.3(d)
Company RSU Consideration	Section 2.3(a)
Company SEC Reports	Section 3.5(a)
Company Stockholder Approval	Section 3.20
Company Stockholders’ Meeting	Section 5.5(b)
Company Termination Fee	Section 7.3(a)
Confidentiality Agreement	Section 5.3(b)
Continuation Period	Section 5.6(a)
Data Breach	Section 3.10(a)
Data Protection Requirements	Section 3.10(f)
Definitive Agreements	Section 5.16(a)
DGCL	Recitals
Dissenting Shares	Section 2.1(b)
EDGAR	Article 3
Effective Time	Section 1.3
Employee Census	Section 3.15(g)
End Date	Section 7.1(b)
Filed SEC Reports	Article 3
Financing	Section 4.6(a)
Financing Amounts	Section 4.6(d)
Indemnified Party	Section 5.10(b)
Intervening Event	Section 5.4(i)
Intervening Event Notice	Section 5.4(e)
Intervening Event Notice Period	Section 5.4(e)
Leases	Section 3.9(a)
Legal Restraint	Section 6.1(b)

Lenders	Section 4.6(a)
Made Available to Parent	Section 8.12
Material Contract	Section 3.11(a)
Maximum Amount	Section 5.10(c)
Measurement Time	Section 3.2(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Preamble
New Plans	Section 5.6(b)
Old Plans	Section 5.6(b)
Owned Real Property	Section 3.9(a)
Parent	Preamble
Parent Approvals	Section 4.2(b)
Parent Disclosure Letter	Article 4
Parent Material Adverse Effect	Section 4.1
Parent Related Parties	Section 7.3(d)
Parent RSU	Section 2.3(b)
Parent Termination Fee	Section 7.3(b)(i)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Permitted Change of Recommendation	Section 5.4(e)
Permitted Termination	Section 5.16(b)
Prohibited Modifications	Section 5.16(b)
Proposed Dissenting Shares	Section 2.1(b)
Representatives	Section 5.3(a)
Share	Section 2.1(a)(i)
Subsidiary Shares	Section 2.1(a)(i)
Superior Proposal	Section 5.4(h)
Superior Proposal Notice	Section 5.4(d)
Superior Proposal Notice Period	Section 5.4(c)
Surviving Corporation	Section 1.1
Takeover Statute	Section 3.19
Tax Incentive	Section 3.15(g)
Terminating Company PSU	Section 2.3(c)
Terminating Company RSU	Section 2.3(a)
Termination Date	Section 5.1(a)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
EMERSON ELECTRIC CO.

By:	/s/ Vincent Servello
	Name:	Vincent M. Servello
	Title:	Vice President, Strategy and Corporate Development

EMERSUB CXIV, INC.

By:	/s/ Vincent Servello
	Name:	Vincent M. Servello
	Title:	President

[Signature Page to Agreement and Plan of Merger]

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ Eric Starkloff
	Name:	Eric Starkloff
	Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B

Global Corporate & Investment Banking
BofA Securities, Inc.
One Bryant Park, New York, NY 10036
April 12, 2023
The Board of Directors
National Instruments Corporation
11500 North Mopac Expressway
Austin, TX 78759
Members of the Board of Directors:
We understand that National Instruments Corporation (“National Instruments”) proposes to enter into an Agreement and Plan of Merger, dated as of April 12, 2023 (the “Agreement”), among National Instruments, Emerson Electric Co. (“Emerson”) and Emersub CXIV, Inc., a wholly owned subsidiary of Emerson (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into National Instruments (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of National Instruments (“National Instruments Common Stock”) (other than Subsidiary Shares, Cancelled Shares and Dissenting Shares (each as defined in the Agreement)) will be converted into the right to receive $60.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of National Instruments Common Stock (other than holders of Subsidiary Shares, Cancelled Shares and Dissenting Shares), of the Consideration to be received by such holders in the Merger.
In connection with this opinion, we have, among other things:
(1)	reviewed certain publicly available business and financial information relating to National Instruments;
(2)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of National Instruments furnished to or discussed with us by the management of National Instruments, including certain financial forecasts relating to National Instruments prepared by the management of National Instruments (such forecasts, “National Instruments Forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of National Instruments with members of senior management of National Instruments;
(4)	reviewed the trading history for National Instruments Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;
(5)	compared certain financial and stock market information of National Instruments with similar information of other companies we deemed relevant;
(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;
(7)
considered the fact that National Instruments publicly announced that it would explore its strategic alternatives and the results of our efforts on behalf of National Instruments to solicit, at the direction of National Instruments, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of National Instruments;

(8)	reviewed a draft, dated April 12, 2023, of the Agreement (the “Draft Agreement”); and

(9)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of National Instruments that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the National Instruments Forecasts, we have been advised by National Instruments, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of National Instruments as to the future financial performance of National Instruments. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of National Instruments, nor have we made any physical inspection of the properties or assets of National Instruments. We have not evaluated the solvency or fair value of National Instruments or Emerson under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of National Instruments, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on National Instruments or the contemplated benefits of the Merger. We also have assumed, at the direction of National Instruments, that that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.
We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of National Instruments Common Stock (other than holders of Subsidiary Shares, Cancelled Shares and Dissenting Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to National Instruments or in which National Instruments might engage or as to the underlying business decision of National Instruments to proceed with or effect the Merger. We are also not expressing any view or opinion with respect to, and we have relied, at the direction of National Instruments, upon the assessment of representatives of National Instruments regarding legal, regulatory, accounting, tax and similar matters relating to National Instruments or the Merger, as to which matters we understand that National Instruments obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.
We have acted as financial advisor to National Instruments in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, National Instruments has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of National Instruments, Emerson and certain of their respective affiliates.
We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to National Instruments, and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as (i) a bookrunner, arranger and/or syndication agent for, and/or as a lender under, certain term loans, letters of credit, credit facilities and other credit arrangements of National Instruments and/or certain of its affiliates, (ii) having provided or providing certain trading services to National Instruments and/or certain of its affiliates, and (iii) having provided or providing certain treasury and payment management products and services to National Instruments and/or certain of its affiliates.
In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Emerson and/or certain of its affiliates, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a bookrunner, book-running manager and/or underwriter for certain debt and commercial paper offerings of Emerson, (ii) having acted or acting as a bookrunner, arranger and/or syndication agent for, and/or as a lender under, certain term loans, letters of credit, leasing and other credit arrangements of Emerson and/or certain of its affiliates, (iii) having provided or providing certain trading and foreign exchange services to Emerson and/or certain of its affiliates, and (iv) having provided or providing certain treasury, payment and liquidity management products and services to Emerson and/or certain of its affiliates.
It is understood that this letter is for the benefit and use of the Board of Directors of National Instruments (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.
Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of National Instruments Common Stock (other than holders of Subsidiary Shares, Cancelled Shares and Dissenting Shares) is fair, from a financial point of view, to such holders.
Very truly yours,

BOFA SECURITIES, INC.

Annex C
SECTION 262 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE
§ 262. Appraisal rights
(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):
(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:
a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;
b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)  Repealed by 82 Laws 2020, ch. 256, § 15.
(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d)  Appraisal rights shall be perfected as follows:
(1)  If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2)  If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3)  Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e)  Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f)  Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g)  At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)  After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k)  From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.
(l)  The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

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NATIONAL INSTRUMENTS CORPORATION

The Board of Directors of National Instruments Corporation recommends you vote FOR proposals 1, 2, and 3:	**For**	**Against**	**Abstain**
1. To adopt the Agreement and Plan of Merger, dated as of April 12, 2023, by and among National Instruments Corporation, Emerson Electric Co., and Emersub CXIV (as it may be amended from time to time, the "Merger Agreement").	☐	☐	☐
2. To approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to National Instruments Corporation's named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement.	☐	☐	☐
3. To approve any adjournment of the special meeting of stockholders of National Instruments Corporation (the "Special Meeting"), if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.	☐	☐	☐

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PROXY
NATIONAL INSTRUMENTS CORPORATION
Special Meeting of Stockholders
June 29, 2023
This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of NATIONAL INSTRUMENTS CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated May 25, 2023, and hereby appoints Michael E. McGrath and Eric H. Starkloff, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of NATIONAL INSTRUMENTS CORPORATION to be held on June 29, 2023 at 11:00 a.m. CDT, at www.virtualshareholdermeeting.com/NATI2023SM, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF NATIONAL INSTRUMENTS CORPORATION. THE BOARD OF DIRECTORS OF NATIONAL INSTRUMENTS CORPORATION RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1, 2, AND 3.

Continued and to be signed on reverse side